    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 2, 1998
                                                       REGISTRATION NO. 333-

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                         PARAGON HEALTH NETWORK, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    8051                    74-2012902
     (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL     (I.R.S. EMPLOYER
     JURISDICTION OF      CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
      INCORPORATION)

                               ONE RAVINIA DRIVE
                                  SUITE 1500
                            ATLANTA, GEORGIA 30346
                                (770) 393-0199
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             SUSAN THOMAS WHITTLE
                             SENIOR VICE PRESIDENT
                         GENERAL COUNSEL AND SECRETARY
                               ONE RAVINIA DRIVE
                                  SUITE 1500
                            ATLANTA, GEORGIA 30346
                                (770) 393-0199
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH A COPY TO:

                            RICHARD H. MILLER, ESQ.
                    POWELL, GOLDSTEIN, FRAZER & MURPHY LLP
                           191 PEACHTREE STREET N.E.
                            ATLANTA, GEORGIA 30303

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this registration statement becomes effective.
                                ---------------

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G. check the following box. [_]
                                ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                          PROPOSED        PROPOSED
 TITLE OF EACH CLASS OF                   MAXIMUM          MAXIMUM       AMOUNT OF
    SECURITIES TO BE      AMOUNT TO BE OFFERING PRICE     AGGREGATE     REGISTRATION
       REGISTERED          REGISTERED   PER UNIT(1)   OFFERING PRICE(1)     FEE
------------------------------------------------------------------------------------
9 1/2% Senior Subordi-
 nated Notes Due 2007..   $275,000,000       100%       $275,000,000      $81,125
------------------------------------------------------------------------------------
10 1/2% Senior Subordi-
 nated Discount Notes
 Due 2007..............   $294,000,000    59.557%       $175,097,580      $51,654
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(f) solely for the purposes of calculating the registration fee.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                  SUBJECT TO COMPLETION, DATED JANUARY 2, 1998

PROSPECTUS

                          PARAGON HEALTH NETWORK, INC.

        OFFER FOR OUTSTANDING 9 1/2% SENIOR SUBORDINATED NOTES DUE 2007
            AND 10 1/2% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2007
                         IN EXCHANGE FOR, RESPECTIVELY,
             9 1/2% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2007 AND
              10 1/2% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2007,
          WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                                 ------------

        THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                        ON      , 1998, UNLESS EXTENDED

                                 ------------

  Paragon Health Network, Inc., a Delaware corporation (the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth herein and in a related Letter of Transmittal, to exchange up to $275.0 million aggregate principal amount of the 9 1/2% Senior Subordinated Notes Due 2007, registered under the Securities Act of 1933, as amended (the "Securities Act"), of the Company (the "Exchange Senior Subordinated Notes"), for a like amount of the privately placed 9 1/2% Senior Subordinated Notes Due 2007 of the Company issued on November 4, 1997 (the "Existing Senior Subordinated Notes"), from the holders thereof and to exchange up to $294.0 million aggregate principal amount at maturity of 10 1/2% Senior Subordinated Discount Notes Due 2007, registered under the Securities Act, of the Company (the "Exchange Senior Subordinated Discount Notes"), for a like amount at maturity, of the privately placed 10 1/2% Senior Subordinated Discount Notes Due 2007 of the Company issued on November 4, 1997 (the "Existing Senior Subordinated Discount Notes"), from the holders thereof. The Existing Senior Subordinated Notes and the Existing Senior Subordinated Discount Notes are referred to collectively herein as the "Existing Notes" and the Exchange Senior Subordinated Discount Notes and the Existing Senior Subordinated Discount Notes are referred to collectively herein as the "Exchange Notes."

                                                     (Continued on inside cover)

  SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE EXCHANGE NOTES.

THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
   CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is      , 1998.

  Interest on the Exchange Senior Subordinated Notes is payable semi-annually on May 1 and November 1 of each year, commencing May 1, 1998. The Exchange Senior Subordinated Discount Notes are being issued at a substantial discount from their principal amount at maturity. The Exchange Senior Subordinated Discount Notes will accrete until November 1, 2002 at a rate of 10.57% per annum, compounded semi-annually. Thereafter, cash interest on the Exchange Senior Subordinated Discount Notes will accrue at a rate of 10 1/2% per annum and will be payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2003. The Exchange Notes will mature on November 1, 2007. Except as described below, the Company may not redeem the Exchange Notes prior to November 1, 2002. On and after such date, the Company may redeem the Exchange Notes, in whole or in part, at any time at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. At any time and from time to time prior to November 1, 2000, the Company may, subject to certain requirements, redeem up to 33 1/3% of the original aggregate principal amount of the Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes with the net proceeds received from one or more Equity Offerings (as defined) at a redemption price equal to 109.5% of the principal amount and 110.5% of the Accreted Value (as defined), respectively, to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption. The Exchange Notes will not be subject to any sinking fund requirement. Upon the occurrence of a Change of Control (as defined), each holder of Exchange Notes may require the Company to repurchase all or a portion of such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase (or at 101% of the Accreted Value thereof at such date, as applicable). See "Description of Exchange Notes."

  The Exchange Notes will be unsecured and subordinated to all existing and future Senior Indebtedness (as defined) of the Company. The Exchange Notes will rank pari passu with any future Senior Subordinated Indebtedness (as defined) of the Company and will rank senior to all other subordinated indebtedness of the Company. The Indenture permits the Company to incur additional indebtedness, including Senior Indebtedness, subject to certain limitations. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions (as defined) and the application of the proceeds therefrom:
(i) the aggregate principal amount of the Company's outstanding Senior Indebtedness would have been approximately $841.4 million (excluding unused commitments); (ii) the amount of indebtedness of the Company's subsidiaries would have been $101.4 million (excluding subsidiary guarantees under the Senior Credit Facility), to which the Exchange Notes would be effectively subordinated; and (iii) the Company would have had no Senior Subordinated Indebtedness outstanding other than the Exchange Notes. See "Description of Exchange Notes."

  The Exchange Notes are being offered hereunder in order to satisfy certain obligations of the Company contained in the Exchange and Registration Rights Agreement, dated as of November 4, 1997 (the "Registration Rights Agreement"), among the Company and Chase Securities Inc., Smith Barney Inc. and Credit Suisse First Boston Corporation, as the initial purchasers (the "Initial Purchasers") of the Existing Notes. The Exchange Offer is designed to provide to the holders of Existing Notes an opportunity to acquire Exchange Notes which, unlike the Existing Notes, are expected to be freely transferable at all times, subject to state "blue sky" law restrictions, provided that the holder is not an "affiliate" of the Company within the meaning of the Securities Act and represents that the Exchange Notes are being acquired in the ordinary course of such holder's business and the holder is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes. With the exception of the freely transferable nature of the Exchange Notes, the Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes are identical in all other material respects to the Existing Senior Subordinated Notes and the Existing Senior Subordinated Discount Notes, respectively. See "The Exchange Offer--Purpose of the Exchange Offer."

  The Company will not receive any proceeds from the Exchange Offer. The Company will pay all of the expenses incident to the Exchange Offer. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date (as defined) of the Exchange Offer. The Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified under "The Exchange Offer--Conditions to the Exchange Offer." If any such event occurs, the Company will notify the Exchange

                                     (ii)

Agent and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable. The Exchange
Offer will expire at 5:00 p.m. New York City Time, on      , 1998, unless the
Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open. In the event the Company terminates the Exchange Offer and does not accept for exchange any Existing Notes with respect to the Exchange Offer, the Company will promptly return such Existing Notes to the holders thereof. See "The Exchange Offer."

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivery of a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. For a period of 90 days after the consummation of the Exchange Offer, the Company will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

  Prior to the Exchange Offer, there has been no public market for the Existing Notes. Holders of Existing Notes whose Existing Notes are not tendered and accepted in the Exchange Offer will continue to hold the Existing Notes. Following consummation of the Exchange Offer, the holders of the Existing Notes will continue to be subject to the existing restrictions upon transfer thereof and, except as provided herein, the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Existing Notes held by them. To the extent Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes may be adversely affected.

  THE COMPANY DOES NOT CURRENTLY INTEND TO LIST THE EXCHANGE NOTES ON ANY SECURITIES EXCHANGE OR TO SEEK APPROVAL FOR QUOTATION OF THE EXCHANGE NOTES THROUGH ANY AUTOMATED QUOTATION SYSTEM. THERE CAN BE NO ASSURANCE THAT AN ACTIVE PUBLIC MARKET FOR THE EXCHANGE NOTES WILL DEVELOP.

  The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange pursuant to the Exchange Offer.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission") relating to its business, financial position, results of operations and other matters. Such reports, proxy statements and other information can be inspected and copied at the Public Records Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at The Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained at the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock is listed on the New York Stock Exchange. Such reports, proxy statements and other materials can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Such reports, proxy statements and other information can be reviewed through the Commission's Electronic Data Gathering Analysis and Retrieval System, which is publicly available through the Commission's Web Site (http://www.sec.gov).

  The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the

                                     (iii)

Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Exchange Notes offered hereby.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company pursuant to the Exchange Act are incorporated by reference in this Prospectus:

    1. The Annual Report on Form 10K for the fiscal year ended September 30, 1997 (File No. 1-10968).

    2. The GranCare, Inc. Audited Consolidated Balance Sheets as of December 31, 1996 and 1995, Consolidated Statements of Income, Shareholders' Equity and Cash Flows for the years ended December 31, 1996, 1995 and 1994, and
  Schedule II--Valuation and Qualifying Accounts, together with the notes thereto and the Reports of Ernst & Young LLP thereon; the GranCare, Inc. Unaudited Condensed Consolidated Balance Sheets as of June 30, 1997, Condensed Consolidated Statements of Income and Cash Flows for the three and six-month periods ended June 30, 1997 and 1996, and Condensed Consolidated Statements of Shareholders' Equity as of June 30, 1997, together with the notes thereto; the Living Centers of America, Inc. Selected Unaudited Pro Forma Consolidated Financial Data and Pro Forma Condensed Consolidated Financial Statements for the fiscal year ended September 30, 1996 and the nine-month period ended June 30, 1997, together with the notes thereto; and the report of KPMG Peat Marwick LLP with respect to the Evergreen Healthcare, Inc. Consolidated Statements of Operations, Stockholders' Equity and Cash Flows for the year ended December 31, 1994 included in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 filed by Living Centers of America, Inc. (Registration No. 333-36525).

    3. The Current Report on Form 8-K dated November 12, 1997 (File No. 1-
  10968).

  All documents and reports filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(b) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  This Prospectus incorporates documents by reference relating to the Company which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference) are available, without charge to any person, including any beneficial owner of the Existing Notes, to whom this Prospectus is delivered, upon written or oral request to Paragon Health Network, Inc., One Ravinia Drive, Suite 1500, Atlanta, Georgia 30346, Attention: Secretary (telephone (770) 393-0199). In order to ensure timely delivery of the
documents, any requests should be made by      , 1998.


                                     (iv)

                                    SUMMARY

                                  THE COMPANY

OVERVIEW

  The Company, through its various operating subsidiaries, is one of the nation's leading providers of post-acute care. The Company's continuum of post-acute care services encompasses skilled nursing, subacute and medically complex care as well as a variety of related ancillary services. These ancillary services include pharmacy, rehabilitation and hospital program management. The Company operates in 38 states with significant concentrations of facilities and beds in its key markets. On a pro forma basis for the twelve months ended
June 30, 1997, the Company generated revenues of approximately $1.9 billion.

  The Company's operations are organized into four divisions: (i) post-acute care; (ii) pharmaceutical services; (iii) rehabilitation services; and (iv) hospital services. The Company operates 327 skilled nursing and assisted living facilities containing over 38,000 beds, as well as 34 institutional pharmacies servicing more than 100,000 beds. The Company also operates over 130 outpatient rehabilitation clinics and manages specialty medical programs in acute care hospitals through more than 180 management contracts. In addition, the Company provides subacute care, home health, hospice and private duty nursing services.

  As a result of the Mergers, the Company increased the density of its services in many of its markets, which management believes will result in revenue enhancement and cost saving opportunities. Revenue enhancements are expected to be realized by expanding the range of services offered within each market, increasing patient acuity levels within the Company's facilities and strengthening relationships with hospitals, physicians and third-party payors. Cost saving opportunities include leveraging fixed overhead costs over a larger revenue base, eliminating redundant administrative functions and realizing purchasing synergies.

BUSINESS STRATEGY

  The Company's strategy is to become the provider of choice for both patients and payors in each of its markets through an integrated network of high quality, cost efficient post-acute and long-term care services. In this regard, the Company plans to (i) continue to maintain or establish leadership positions in key markets by achieving a critical mass of skilled nursing facilities and related specialty medical businesses to form an integrated continuum of care;
(ii) continue to attract and care for higher acuity patients by offering specialty medical services such as enteral, intravenous and respiratory therapies; (iii) continue to provide ancillary services to unaffiliated facilities and become a leading third-party provider of ancillary services;
(iv) develop an industry leading infrastructure in connection with the combination of Living Centers of America, Inc. ("LCA") and GranCare, Inc. ("GranCare") through establishing standardized informations systems and operating procedures, implementing a "shared services" model under which the Company's operating divisions will utilize a common financial reporting and accounting department, expanding the internal audit process and combining and enhancing existing compliance and ethics programs of LCA and GranCare; and (v) continue to manage its portfolio of facilities and services in order to increase the breadth of its facility base and range of services provided in its target markets by increasing the breadth and density of ancillary services in existing markets, expanding into new markets that management deems favorable, exiting markets or existing lines of business in markets that management deems not to be favorable and pursuing a strategy of selective acquisitions.

                                THE TRANSACTIONS

THE MERGERS

  On November 4, 1997, the Company engaged in two merger transactions. First, pursuant to an agreement and plan of merger among Apollo Management, L.P. ("Apollo Management," and together with certain of its affiliates, "Apollo"), Apollo LCA Acquisition Corp. (a corporation owned by certain Apollo affiliates and other investors, "Apollo Sub") and LCA, Apollo Sub was capitalized with $240 million in cash and was merged with and into LCA (the "Recapitalization Merger"). In the Recapitalization Merger, LCA was the surviving corporation and was renamed Paragon Health Network, Inc. ("Paragon"). Second, pursuant to an agreement and plan of merger among LCA, GranCare, Apollo Management and LCA Acquisition Sub, Inc. (a wholly owned subsidiary of Paragon, "LCA Sub"), GranCare merged with LCA Sub, with GranCare surviving as a wholly owned subsidiary of Paragon (the "GranCare Merger," and collectively with the Recapitalization merger, the "Mergers"). The GranCare Merger was accounted for using purchase accounting.

THE FINANCINGS

  The consummation of the Mergers required aggregate proceeds of approximately $1.4 billion. The funds required for the Mergers and related transaction fees and expenses were provided primarily by: (i) proceeds of approximately $449 million from the offering of the Existing Notes (the "Offering"); (ii) borrowings by the Company of approximately $740 million under a new senior bank facility providing for aggregate commitments of up to $890 million (the "Senior Credit Facility"); and (iii) the Apollo Investors' equity investment of approximately $240 million (the "Apollo Investment"). The Offering, the borrowings under the Senior Credit Facility and the Apollo Investment are collectively referred to herein as the "Financings." The Mergers, the Financings and the payment of related transaction fees and expenses are collectively referred to herein as the "Transactions." See "Description of Senior Credit Facility," "Use of Proceeds" and "Capitalization." LCA and Paragon are the same legal entity. References to the "Company" herein refer to LCA and its operating subsidiaries prior to the consummation of the Transactions and to Paragon and its operating subsidiaries following consummation of the Transactions.

  The following table sets forth the sources and uses of funds for the Transactions.

                                                               JUNE 30,
                                                                 1997
                                                        ----------------------
                                                        (DOLLARS IN THOUSANDS)
   SOURCES:
   Term Loans(1).......................................       $  740,000
   Existing Senior Subordinated Notes..................          273,774
   Existing Senior Subordinated Discount Notes.........          175,098
   Common Equity Investment by the Apollo Invest-
    ors(2).............................................          240,000
   Existing Cash.......................................            8,698
                                                              ----------
     Total Sources.....................................       $1,437,570
                                                              ==========
   USES:
   Cash Paid to LCA Stockholders in the Recapitaliza-
    tion Merger(3).....................................       $  738,983
   Retirement of LCA Debt..............................          305,004
   Retirement of GranCare Debt.........................          271,911
   Security Deposit to Lessor(4).......................           15,000
   Costs Related to Transactions(5)....................          106,672
                                                              ----------
     Total Uses........................................       $1,437,570
                                                              ==========

--------
(1) The Term Loans, which constitute part of the Senior Credit Facility, consist of: (i) a 6 1/2-year term loan facility in an aggregate principal amount of $240 million; (ii) a 7 1/2-year term loan facility in an aggregate principal amount of $250 million; and (iii) an 8 1/2-year term loan facility in an aggregate principal amount of $250 million (collectively, the "Term Loans"). The revolving credit facility, which constitutes the remainder of the Senior Credit Facility, provides for borrowings of up to $150 million (the "Revolving Credit Facility"). On a pro forma basis, as of June 30, 1997, the Company would have had $130 million available under the Revolving Credit Facility after giving effect to approximately $20 million in letters of credit. See "Description of Senior Credit Facility."
(2) As part of the Transactions, Apollo paid approximately $240 million for approximately 44.0% of the Company Common Stock.
(3) Repurchase of approximately 90.5% of the LCA Common Stock.
(4) Represents a cash collateral deposit in favor of Health and Retirement Properties Trust ("HRPT"). See "Certain Related Transactions and Agreements."
(5) Includes financing fees, advisory fees, legal expenses, severance costs, termination fees, lease restructuring payment, and other expenses related to the Transactions. See "Certain Related Transactions and Agreements."

                               THE EXCHANGE OFFER

Securities Offered..........  Up to $275,000,000 aggregate principal amount of
                              Exchange Senior Subordinated Notes and up to
                              $294,000,000 aggregate principal amount at maturity of Exchange Senior Subordinated Discount Notes.

The Exchange Offer..........  The Exchange Senior Subordinated Notes are being offered in exchange for a like principal amount of Existing Senior Subordinated Notes, and the Exchange Senior Subordinated Discount Notes are being offered in exchange for a like principal amount of Existing Senior Subordinated Discount Notes. Existing Notes may be exchanged only in integral multiples of $1,000. The issuance of the Exchange Notes is intended to satisfy obligations of the Company under the Registration Rights Agreement.

Expiration Date.............  The Exchange Offer will expire at 5:00 p.m., New
                              York City Time, on       , 1998 (the "Expiration
                              Date") or such other date and time to which it is extended by the Company. Tenders of Existing Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer.

Conditions to the Exchange
Offer.......................  The Exchange Offer is subject to certain customary conditions, which may be waived by the Company. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Conditions to the Exchange Offer."

Procedures for Tendering
Existing Notes..............  Each holder of Existing Notes wishing to accept the Exchange Offer must complete, sign and date a letter of transmittal, or a facsimile thereof which will be mailed to record holders of Existing Notes by the Company (a "Letter of Transmittal"), in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Existing Notes and any other required documentation, to the Exchange Agent (as defined) at the address set forth herein. See "The Exchange Offer--Procedures for Tendering Existing Notes."

Use of Proceeds.............  The Company will not receive any proceeds from the exchange of Existing Notes pursuant to the Exchange Offer.

Certain Federal Income Tax
Considerations..............  The exchange pursuant to the Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain Federal Income Tax Considerations."

Exchange Agent..............  IBJ Schroder Bank & Trust Company is serving as the exchange agent (the "Exchange Agent") in connection with the Exchange Offer.

                   CONSEQUENCES OF EXCHANGING EXISTING NOTES
                         PURSUANT TO THE EXCHANGE OFFER

  Based on certain interpretive letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties in unrelated transactions, the Company believes that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes and are not participating in, and do not intend to participate in, the distribution of such Exchange Notes. By tendering, each holder will represent to the Company in the Letter of Transmittal, that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company, or that if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent practicable. Each broker-dealer that receives Exchange Notes for its own account in an exchange for Existing Notes must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution." In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or "blue sky" laws of such jurisdiction as any holder of the Exchange Notes reasonably requests in writing. If a holder of Existing Notes does not exchange such Existing Notes for Exchange Notes pursuant to the Exchange Offer, such Existing Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failing to Exchange; Resales of Exchange Notes."

  The Existing Notes are currently eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market. Following the commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following the consummation of the Exchange Offer, the Existing Notes will not be eligible for PORTAL trading.

                COMPARISON OF EXCHANGE NOTES WITH EXISTING NOTES

Transferability.............  Generally, the Exchange Notes will be freely transferable under the Securities Act by holders thereof other than any holder that is an affiliate of the Company. The Exchange Senior Subordinated Notes otherwise will be substantially identical in all material respects (including interest rate and maturity) to the Existing Senior Subordinated Notes, and the Exchange Senior Subordinated Discount Notes will be substantially identical in all material respects (including interest rate and maturity) to the Existing Senior Subordinated Discount Notes. See "The Exchange Offer."

Registration Rights.........  The holders of Existing Notes currently are entitled to registration rights pursuant to the Registration Rights Agreement. However, upon consummation of the Exchange Offer, subject to certain exceptions, holders of Existing Notes who do not exchange their Existing Notes for Exchange Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing Notes, unless such Existing Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, the Company will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. See "Risk Factors--Adverse Consequences of Failure to Adhere to Exchange Offer Procedures."

Absence of a Public Market
for the Exchange Notes......  The Exchange Notes are new securities and there is currently no established market for the Exchange Notes. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes through any automated quotation system.


                               THE EXCHANGE NOTES

  Except as otherwise indicated, the following description relates both to the Existing Notes and to the Exchange Notes and assumes the exchange of all Existing Notes for Exchange Notes in the Exchange Offer. To the extent Existing Notes remain outstanding after the consummation of the Exchange Offer, references to the Exchange Notes and the holders thereof will collectively refer to the Exchange Notes, the Existing Notes and the holders thereof. The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Existing Notes and will be entitled to the benefits of the same Indenture. The form and terms of the Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes are the same as the form and terms of the Existing Senior Subordinated Notes and the Existing Senior Subordinated Discount Notes, respectively, except that the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof.

Issuer......................  Paragon Health Network, Inc.

Securities Offered..........  $275 million aggregate principal amount of 9 1/2%
                              Exchange Senior Subordinated Notes due 2007 and $294 million principal amount at maturity of 10 1/2% Exchange Senior Subordinated Discount Notes due 2007 issued at a discount which generated gross proceeds to the Company of approximately $175 million.

Maturity....................  November 1, 2007.

Interest Payment Dates......  Interest will accrue on the Exchange Senior
                              Subordinated Notes from the Issue Date at an annual rate of 9 1/2% and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 1998.

                              The Exchange Senior Subordinated Discount Notes will be issued at a substantial discount to their aggregate principal amount. See "Certain United States Federal Income Tax Considerations." The Exchange Senior Subordinated Discount Notes will accrete until November 1, 2002 at a rate of 10.57% per annum, compounded semiannually. Cash interest will not accrue on the Exchange Senior Subordinated Discount Notes prior to November 1, 2002. Thereafter, cash interest will accrue at the rate of 10 1/2% per annum and will be payable semiannually in arrears on May 1 and November 1 of each year, commencing May 1, 2003.

Sinking Fund................  None.

Optional Redemption.........  Except as described below, the Company may not redeem the Exchange Notes prior to November 1, 2002. On and after such date, the Company may redeem the Exchange Notes, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.

                              At any time and from time to time on or prior to November 1, 2000, the Company may redeem up to 33 1/3% of the original aggregate principal amount of the Exchange Senior Subordinated Notes with the net proceeds of one or more Equity Offerings by the Company at a redemption price equal to 109.5% of the principal amount to be redeemed, together with accrued and unpaid interest, if any, to the date of redemption, provided that at least 50% of the original principal amount of the Exchange Senior Subordinated Notes remains outstanding after each such redemption and that such redemption occurs within 90 days following the closing of any such Equity Offering. See "Description of Exchange Notes--Optional Redemption."

                              In addition, at any time and from time to time prior to November 1, 2000, the Company may redeem up to 33 1/3% of the originally issued principal amount at maturity of Exchange Senior Subordinated Discount Notes with the proceeds of one or more Equity Offerings by the Company at a redemption price equal to 110.5% of the Accreted Value at the redemption date of the Exchange Senior Subordinated Discount Notes so redeemed, provided that at least 50% of the originally issued principal amount at maturity of Exchange Senior Subordinated Discount Notes remain outstanding after each such redemption and that such redemption offers within 90 days following the closing of any such Equity Offering. See "Description of Exchange Notes--Optional Redemption."

Change of Control...........  Upon the occurrence of a Change of Control (as defined), each holder of Exchange Notes may require the Company to make an offer to repurchase all or a portion of such holder's Exchange Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest, if any, to the date of repurchase

                              (or at 101% of the Accreted Value at such date, as applicable). See "Description of Exchange Notes--Change of Control."

Ranking.....................  The Exchange Notes will be unsecured and will be subordinated in right of payment to all existing and future Senior Indebtedness of the Company. The Exchange Notes will rank pari passu with any future Senior Subordinated Indebtedness of the Company and will rank senior to all other subordinated indebtedness of the Company. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions and the application of the proceeds therefrom: (i) the aggregate principal amount of the Company's outstanding Senior Indebtedness would have been $841.4 million (excluding unused commitments); (ii) the amount of indebtedness of the Company's subsidiaries would have been $101.4 million (excluding subsidiary guarantees under the Senior Credit Facility), to which the Exchange Notes would be effectively subordinated; and (iii) the Company would have had no Senior Subordinated Indebtedness outstanding other than the Exchange Notes. See "Description of Exchange Notes-- Ranking."

Restrictive Covenants.......  The indenture under which the Exchange Notes will be issued (the "Indenture") contains covenants relating to, among other things: (i) the incurrence of additional indebtedness by the Company and its Restricted Subsidiaries (as defined); (ii) the payment of dividends on, and redemption of, capital stock of the Company and its Restricted Subsidiaries and the redemption of certain subordinated obligations of the Company and its Restricted Subsidiaries;
                              (iii) investments; (iv) sales of assets and Restricted Subsidiary stock; (v) transactions with affiliates; and (vi) consolidations, mergers and transfers of all or substantially all of the Company's assets. The Indenture also prohibits certain restrictions on distributions from Restricted Subsidiaries. However, all of these limitations and prohibitions are subject to a number of important qualifications and exceptions. See "Description of Exchange Notes-- Certain Covenants."

Transferability; Absence of
a Public Market for the
Notes.......................  The Exchange Notes have been registered under the
                              Securities Act and will generally be freely transferable (subject to the restrictions discussed elsewhere herein) but will be new securities for which there will not initially be a market. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Existing Notes have been designated for trading in the PORTAL market. Following the commencement of the Exchange Offer but prior to its consummation, the Existing Notes may continue to be traded in the PORTAL market. Following the consummation of the Exchange Offer, however, the Existing Notes will not be eligible for PORTAL trading. The Company does not intend to apply for a listing of the Exchange Notes on any securities exchange or on any automated dealer quotation system. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes.

                                  RISK FACTORS

  Holders of Existing Notes and prospective purchasers of Exchange Notes should carefully consider all the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" beginning on page 10 in evaluating the Exchange Offer.

                           FORWARD-LOOKING STATEMENTS

  The statements contained in this Prospectus that are not historical facts are "forward-looking" statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time the Company or its representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, press releases or oral statements made by or with the approval of an authorized executive officer of the Company.

  Management wishes to caution the reader that these forward-looking statements, such as the statements regarding the Company's ability to develop and expand its business in its regional markets, the opportunities to develop its physician and hospital relationships, its ability to increase the level of specialty care services it provides, the effects of government regulation and health care reform, litigation, its anticipated future revenues, capital spending and financial resources and other statements contained in this Prospectus or incorporated herein regarding matters that are not historical facts involve predictions. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following: (i) effects of limitations on liquidity, which could adversely affect the Company's planned strategies; (ii) expected cost savings from the Mergers may not be fully realized; (iii) competitive pressure in the Company's industry and markets could increase significantly; (iv) costs or difficulties related to the integration of the businesses of the Company and GranCare could be greater than expected; (v) governmental funding for health care programs, which is subject to statutory and regulatory changes, could materially decrease or the government could materially decrease program reimbursement to health care facilities and programs; (vi) increased scrutiny by governmental authorities of health care providers who participate in the Medicare/Medicaid reimbursement programs could result in increased costs to maintain compliance; and (vii) general economic conditions may be less favorable than expected. Further information on such factors and other factors which could affect the financial results of the Company after the issuance of the Exchange Notes and such forward-looking statements is included in the section herein entitled "Risk Factors."

                                 RISK FACTORS

  In addition to the other information in the Prospectus, the following factors should be considered carefully in evaluating an exchange of Existing Notes or an investment in the Exchange Notes. Holders of Existing Notes and prospective purchasers of Exchange Notes should carefully consider these risk factors, as well as the other information set forth elsewhere in this Prospectus, in making any decision in connection with the Exchange Offer or to otherwise acquire Exchange Notes. References to the Exchange Notes also apply to the Existing Notes.

LEVERAGE AND LIQUIDITY

  As a result of the Transactions, the Company is highly leveraged and has indebtedness that is substantial in relation to its stockholders' equity. As of June 30, 1997, on a pro forma basis after giving effect to the Transactions as if such Transactions had occurred on such date, the Company and its consolidated subsidiaries would have had an aggregate of $1.3 billion of outstanding indebtedness (excluding unused commitments). Annual interest expense is expected to approximate $123.7 million. The Indenture permits the Company and its subsidiaries to incur additional indebtedness, including Senior Indebtedness under the Senior Credit Facility, subject to certain limitations. The Company has additional borrowing capacity on a revolving credit basis under the Senior Credit Facility. See "Description of Senior Credit Facility."

  A substantial portion of the indebtedness incurred by the Company bears interest at variable rates. While the Company has entered into interest rate protection agreements to limit its exposure to increases in such interest rates, such agreements do not entirely eliminate such exposure. Any increase in the interest rates on the Company's indebtedness will reduce funds available to the Company for its operations and future business opportunities and will exacerbate the consequences of the Company's leveraged capital structure.

  The increased indebtedness and higher debt-to-equity ratio of the Company in comparison to that of either LCA or GranCare on a historical basis will reduce the flexibility of the Company and may have important consequences including the following: (i) the ability of the Company to obtain additional financing for acquisitions, working capital, capital expenditures or other purposes may be impaired or such financing may not be on terms favorable to the Company;
(ii) a substantial portion of the Company's cash flow will be used to pay the Company's interest expense, which will reduce the funds otherwise available to the Company for its operations and future business opportunities; (iii) a substantial decrease in operating cash flow or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements and force it to modify its operations; (iv) the Company's high level of debt and resulting interest expense may place it at a competitive disadvantage with respect to certain competitors with lower amounts of indebtedness; and (v) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally.

  The Company's ability to make scheduled payments with respect to indebtedness will depend on its financial and operating performance, which, in turn, is subject to prevailing economic conditions and certain financial, business and other factors beyond its control. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of its indebtedness in the future. If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations, reduce or delay capital expenditures, obtain additional equity capital or restructure its debt to meet its obligations, and there can be no assurance as to the timing of such sales or that the proceeds which the Company could realize therefrom would be sufficient to meet such obligations. The Company will be required to make scheduled principal payments under the Senior Credit Facility commencing in the first fiscal quarter of 1999. See "Description of Senior Credit Facility."

  The Company's ability to service its indebtedness also depends upon its ability to manage its cash flows and working capital. In this regard, both LCA and GranCare experienced significant increases in their respective accounts receivable during 1997, partially unrelated to increases in revenue, and both GranCare and LCA increased their allowances for doubtful accounts. In connection with conforming the accounting policies of LCA and GranCare, management is continuing to monitor trends in the Company's accounts receivable and is reviewing the Company's collection procedures (including the timing of filing claims for reimbursement) and allowance policy, which could result in a historical adjustment to GranCare's allowance for bad debts and in future changes to the Company's bad debt expense.

  Any inability of the Company to service its indebtedness or obtain additional financing, as needed, or to comply with the financial covenants contained in the Indenture and the Senior Credit Agreement, could have a material adverse effect on the Company and the market value of the Exchange Notes.

SUBORDINATION OF THE EXCHANGE NOTES

  The payment of principal and interest on, and any premium or other amounts owing in respect of, the Exchange Notes is subordinated to the prior payment in full of all existing and future Senior Indebtedness of the Company, including all amounts owing under the Senior Credit Facility. Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Company, assets of the Company will be available to pay obligations on the Exchange Notes only after Senior Indebtedness has been paid in full, and there can be no assurance that there will be sufficient assets to pay amounts due on all or any of the Exchange Notes. In addition, under certain circumstances, no payments may be made with respect to the Exchange Notes if a default exists with respect to the Senior Indebtedness. As of June 30, 1997, on a pro forma basis after giving effect to the anticipated borrowings under the Senior Credit Facility and the other Transactions, the aggregate amount of Senior Indebtedness of the Company would have been approximately $841.4 million (excluding unused commitments). Additional Senior Indebtedness may be incurred by the Company from time to time, subject to certain restrictions.

  The Indenture permits the Company and Restricted Subsidiaries to incur certain secured indebtedness, including indebtedness under the Senior Credit Facility, which is secured by a lien on substantially all of the assets of the Company and the Restricted Subsidiaries. The Exchange Notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under the Senior Credit Facility, the lenders under the Senior Credit Facility will have a prior right to the assets of the Company and the Restricted Subsidiaries, and may foreclose upon such collateral to the exclusion of the holders of the Exchange Notes, notwithstanding the existence of an event of default with respect thereto. In such event, such assets would first be used to repay in full amounts outstanding under the Senior Credit Facility, resulting in all or a portion of the Company's assets being unavailable to satisfy the claims of the holders of Exchange Notes and other unsecured indebtedness.

  The Exchange Notes also are effectively subordinated to the obligations of the Company's subsidiaries. At June 30, 1997, on a pro forma basis giving effect to the Transactions, including the Offering, and the application of the net proceeds therefrom as if they had occurred on such date, debt of the Company's subsidiaries totaled approximately $101.4 million (excluding subsidiary guarantees under the Senior Credit Facility). In the event of an insolvency, liquidation or other reorganization of any of the subsidiaries of the Company, the creditors of the Company (including the holders of the Exchange Notes), as well as stockholders of the Company, may have the right to proceed against the assets of such subsidiaries or to cause the liquidation or bankruptcy of such subsidiaries under applicable bankruptcy laws. Creditors of such subsidiaries would be entitled to payment in full from such assets before the Company would be entitled to receive any distribution therefrom. Except to the extent that the Company may itself be a creditor with recognized claims against such subsidiaries, claims of creditors of such subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of creditors of the Company, including claims under the Notes. See "Description of Exchange Notes--Ranking and Subordination."

HOLDING COMPANY STRUCTURE

  The Company is a holding company, and the Company's cash flow and, consequently, its ability to service debt, including the Exchange Notes, is dependent upon the earnings of its subsidiaries and the payment of funds by those subsidiaries to the Company in the form of loans, dividends or otherwise. The Company's subsidiaries are obligors with respect to substantial indebtedness, including in their capacity as guarantors under the Senior Credit Facility. The capital stock of such subsidiaries is pledged to secure amounts borrowed under the Senior Credit Facility. The Company's subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Notes or to make funds available therefor, whether in the form of loans, dividends or otherwise. Moreover, the payment of dividends and the making of loan advances to the Company by its subsidiaries are subject to restrictive covenants in agreements entered into by certain of such subsidiaries and may be restricted upon an event of default thereunder.

LIMITATIONS ON REPURCHASE UPON A CHANGE OF CONTROL

  In the event of a Change of Control, each holder of the Exchange Notes will have the right, at such holder's option, to require the Company to repurchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount (or Accreted Value, as the case may be) thereof plus accrued interest to the date of purchase. The ability of the Company to repurchase the Exchange Notes upon a Change of Control will be dependent on the availability of sufficient funds and compliance with applicable securities laws and the subordination provisions of the Exchange Notes. A Change of Control may cause an acceleration of the Senior Credit Facility and other Senior Indebtedness, if any, of the Company, in which case such indebtedness would be required to be repaid in full before redemption or repurchase of the Exchange Notes. Accordingly, there can be no assurance that the Company will be able to repurchase the Exchange Notes upon the occurrence of such events. A Change of Control may not include other events that might adversely affect the financial condition of the Company or result in a downgrade of the credit rating (if any) of the Exchange Notes, nor would the requirement that the Company offer to repurchase the Exchange Notes necessarily afford holders of the Exchange Notes protection in the event of a highly leveraged reorganization, merger or similar transaction involving the Company. See "Description of Exchange Notes--Change of Control" and "Description of Senior Credit Facility."

CERTAIN FINANCIAL AND OPERATING RESTRICTIONS

  The Senior Credit Facility contains a number of negative covenants including, among others, certain restrictions on the ability of the Company and certain of its subsidiaries to do the following: (i) incur indebtedness or create liens, incur guaranty obligations, engage in acquisitions, mergers or consolidations, sell or otherwise dispose of assets, pay dividends and make other payments in respect of capital stock, make capital expenditures or make investments, loans and advances; (ii) make optional payments or modify subordinated debt instruments; or (iii) engage in transactions with affiliates or sale and leaseback transactions. All of the foregoing covenants are subject to customary exceptions. Financial covenants will require the maintenance of a minimum net worth, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a maximum leverage ratio.

  The Company is currently in compliance with the covenants and restrictions contained in the Senior Credit Facility. However, its ability to continue to comply may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in an event of default under the Senior Credit Facility, which would permit the senior lenders to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and the commitments of the senior lenders to make further extensions of credit under the Senior Credit Facility could be terminated. If the Company were unable to repay its indebtedness to its senior lenders, such lenders could proceed against the collateral securing such indebtedness as described under "Description of Senior Credit Facility." If the indebtedness under the Senior Credit Facility were accelerated, there could be no assurance that the assets of the Company would be sufficient to repay in full the principal and interest on such indebtedness or any other indebtedness of the Company, including the Exchange Notes.

FRAUDULENT TRANSFER CONSIDERATIONS

  In the event the Company is the subject of a bankruptcy filing, the incurrence of indebtedness (such as the Exchange Notes) in connection with the Transactions may be subject to review under federal or state fraudulent transfer laws. Under such laws, if a court in a lawsuit by a creditor or a representative of creditors of the Company, such as a trustee in bankruptcy of the Company as debtor-in-possession, were to find that at the time of, or after giving effect to, the Transactions, the Company (i) was insolvent or rendered insolvent thereby, (ii) was engaged in a business or transaction for which its remaining assets constituted an unreasonably small amount of capital, (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured or (iv) intended to hinder, delay or defraud creditors and, in the case of clauses (i), (ii) and (iii), that the Company did not receive reasonably equivalent value or fair consideration in the Transactions, such court could void the Company's obligations under the Exchange Notes, subordinate the Exchange Notes to other indebtedness of the Company or take other action detrimental to the holders of the Exchange Notes. Some courts have held that an obligor's purchase of its own capital stock does not constitute reasonably equivalent value or fair consideration for indebtedness incurred to finance that purchase. In addition, if a court were to find that the Company came within any of clauses (i) through (iv) above, the Company or its creditors or the trustee in bankruptcy could seek to void the grant of security interests to the lenders under the Senior Credit Facility. This would result in an event of default with respect to indebtedness incurred under such facilities which, under the terms of such indebtedness (subject to applicable law), would allow the lenders to terminate their obligations thereunder and to accelerate repayment of such indebtedness.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction being applied. Generally, however, a company would be considered insolvent for purposes of the foregoing if: (i) the sum of such company's debts including contingent liabilities is greater than all such company's assets at a fair valuation; (ii) the present fair saleable value of such company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured; or (iii) the company has incurred obligations beyond its ability to pay as such obligations become due. As a condition to consummation of the Recapitalization Merger, LCA received a solvency opinion issued by Valuation Research Corporation. Such solvency opinion would not be binding on a court, however, and there can be no assurance that a court would not determine that the Company was insolvent at the time of or after giving effect to the Transactions.

CHALLENGES OF BUSINESS INTEGRATION

  The Company faces significant challenges in the integration of GranCare's and LCA's administrative, finance, sales and marketing organizations, the coordination of each company's sales efforts and the implementation of appropriate operations, financial and management systems and controls. This integration requires substantial attention from the Company's management, which includes a new chief executive officer and other officers who have not had prior involvement in the operations of either LCA or GranCare. Although the management team of the Company has experience in integrating acquisitions, none of the prior acquisitions has been of a magnitude comparable to the Transactions. The diversion of management attention, as well as any other difficulties which may be encountered in the transition and integration process, could have an adverse impact on the revenue and operating results of the Company. There can be no assurance that the Company will be able to integrate the operations of LCA and GranCare successfully or that anticipated synergies between the companies will be realized or, if realized, the timing thereof.

RISKS RELATED TO GROWTH STRATEGY

  The Company's growth strategy will in part be to acquire long-term healthcare facilities and related businesses in its existing markets and in other targeted geographic areas in which regulatory and reimbursement policies are favorable and where opportunities exist to improve operational efficiencies. The implementation of this growth strategy will subject the Company to the uncertainties and risks associated with any expanding business such as the continuing need of capital to fund acquisitions, the need to successfully integrate the operations of acquired businesses in order to realize economies of scale, the need to obtain synergies from the disparate operations and the need to hire and incentivize competent, growth-oriented management. The Company's expected growth may place significant demands on the Company's financial resources and management. In addition, there can be no assurance that the Company will be successful in its efforts to make such acquisitions since certain competitors, some of which possess greater financial resources than the Company, will likely be pursuing the same available opportunities as the Company.

GOVERNMENT REGULATION

  The federal government and all states in which the Company operates regulate various aspects of the skilled nursing facility business. In particular, the operation of long-term care facilities and the provision of specialty medical services are subject to federal, state and local laws relating to the adequacy of medical care, resident rights, equipment, personnel, operating policies, fire prevention, rate-setting and compliance with building codes and environmental and other laws. The facilities operated by the Company are subject to periodic inspection by governmental and other regulatory authorities to assure continued compliance with various standards and to provide for their continued licensing under state law and certification under the Medicare and Medicaid programs. In the past, from time to time, such facilities have received statements of deficiencies from regulatory agencies. Should the Company receive such statements of deficiency in the future, the Company may implement plans of correction with respect to any such statement to address any alleged deficiencies. While the Company will endeavor to comply with federal, state and local regulator requirements for the maintenance and operation of its facilities, there can be no assurance that all facilities will always be operated in full compliance. The failure to obtain or renew any required regulatory approvals or licenses or failure to maintain certification under the Medicare and Medicaid programs could have a materially adverse effect on the Company's operations.

  The Company is also subject to federal and state laws that govern financial and other arrangements between healthcare providers. These laws prohibit certain direct and indirect payments or fee-splitting arrangements between healthcare providers that are designed to induce or encourage the referral of patients to, or the recommendation of, a particular provider for medical products and services. Such laws include the anti-kickback provisions of the federal Medicare and Medicaid Patient and Program Protection Act of 1987 and the physician self-referral provision of the Omnibus Budget Reconciliation Act as expanded in 1993 (commonly referred to as "Stark II"). The anti-kickback provisions prohibit, among other things, the offer, payment, solicitation or receipt of any form of remuneration in return for the referral of Medicare and Medicaid patients. Stark II prohibits, in part, physicians from making any Medicare or Medicaid referrals for certain designated "health services" to any entity with which the physician has a "financial relationship." In addition to these anti-kickback and self-referral prohibitions, there are various federal and state laws prohibiting other types of fraud by healthcare providers, including criminal provisions which prohibit filing false claims or making false statements to receive payment or certification under Medicare or Medicaid, or failing to refund overpayments or improper payments. Violation of this statute is a felony punishable by up to five years imprisonment and/or $25,000 fines. Civil provisions prohibit the knowing filing of a false claim or the knowing use of false statements to obtain payment. The penalties for such a violation are fines of not less than $5,000 nor more than $10,000, plus treble damages, for each claim filed. State and federal governments are devoting increasing attention and resources to anti-fraud initiatives against healthcare providers. The Health Insurance Portability and Accountability Act of 1996 (the "Accountability Act") and the Balanced Budget Act of 1997 (the "Balanced Budget Act") expand the penalties for healthcare fraud, including broader provisions for the exclusion of providers from the Medicare and Medicaid program. While the Company believes that its billing practices are consistent with Medicare and Medicaid criteria, those criteria are often vague and subject to interpretation. There can be no assurance that aggressive anti-fraud enforcement actions will not adversely affect the business of the Company. The Accountability Act significantly expanded the scope of the federal fraud and abuse provisions, broadening the anti-kickback provisions to include all federal healthcare programs, in addition to Medicare and Medicaid. The Accountability Act also expanded the scope of the sanctions for fraud and abuse violations by increasing the size of the civil monetary penalty provisions and broadening the mandatory exclusion provisions such that any individual convicted of any felony in connection with the delivery of a healthcare item or service under a federal, state or local healthcare program is mandatorily excluded from Medicare/Medicaid participation. The Balanced Budget Act further expanded certain of these fraud and abuse provisions, including establishing civil money penalties for violations of the anti-kickback provisions. In addition, many states have similar fraud and abuse provisions and other laws that prohibit business corporations from providing, or holding themselves out as providers of, medical care. These laws vary from state to state and have seldom been interpreted by the courts or regulatory agencies. While the Company has no reason to believe that it is in violation or has violated such statutes, the federal government has been actively investigating healthcare providers for potential abuses.

  The Company has received inquiries, and has been a party to litigation, alleging violations of fraud and abuse laws. There can be no assurance that substantial amounts will not be expended in connection with the investigation or defense of any such matters. If the Company, its predecessor or its subsidiaries are found to be, or have been, in violation of these laws, the Company could be materially adversely affected.

UNCERTAINTY ASSOCIATED WITH HEALTHCARE LEGISLATION

  In addition to extensive government healthcare regulations, there are numerous initiatives on federal and state levels for comprehensive reforms affecting the payment for and availability of healthcare services. The recently-enacted Balanced Budget Act seeks to achieve a balanced federal budget by, among other things, reducing federal spending on the Medicare and Medicaid programs. The law contains numerous changes in the methodology of Medicare payments to skilled nursing facilities, home health agencies, therapy providers and hospices, and, among other things, repeals the federal payment standard for Medicaid nursing facilities and hospitals. There can be no assurance that these changes will not adversely affect the Company. See "-- Risk Involved with Reimbursement by Third-Party Payors." In addition, there can be no assurance that currently proposed or future healthcare legislation or other changes in the administration or interpretation of governmental healthcare programs will not have an adverse effect on the Company.

RISK INVOLVED WITH REIMBURSEMENT BY THIRD-PARTY PAYORS

  For the twelve months ended June 30, 1997, the Company, on a pro forma basis after giving effect to the Mergers, derived approximately 33% and 39% of its net patient revenues from Medicare and Medicaid, respectively. The Company expects to continue to derive a significant portion of its revenue from such federal and state reimbursement programs. There can be no assurance that the Company will achieve or improve this payor revenue mix in the future. Both governmental and private payor sources have instituted cost containment measures designed to limit payments made to healthcare providers. Most recently, the Balanced Budget Act requires the establishment of a prospective payment system ("PPS") for Medicare skilled nursing facilities under which facilities will be paid a federal per diem rate for virtually all covered nursing facility services in lieu of the current cost-based reimbursement rate. This change will reward efficient providers and penalize those that are inefficient. A similar PPS is required to be established for home health services. The law contains numerous other changes that will adversely affect payments to Medicare and Medicaid providers. In addition, prior to the enactment of the Balanced Budget Act, federal law required state Medicaid programs to reimburse nursing facilities for the costs that are incurred by efficiently and economically operated providers in order to meet quality and safety standards. The Balanced Budget Act repealed this payment standard, effective for services provided on or after October 1, 1997, thereby granting states greater flexibility in establishing payment rates. There can be no assurance that budget constraints or other factors will not cause states to reduce Medicaid reimbursement to nursing facilities or that payments to nursing facilities will be made on a timely basis. Any such efforts to reduce Medicaid payment rates or failure of states to meet their Medicaid obligations on a timely basis would have a material adverse effect on the Company. Furthermore, government reimbursement programs are subject to additional statutory and regulatory changes, retroactive rate adjustments, administrative rulings and government funding restrictions, all of which could materially decrease the rates paid to the Company for its future services or the services for which the Company will be able to seek reimbursement. Management cannot predict whether any of these additional proposals will be adopted or, if adopted and implemented, what effect such proposals would have on the Company. There can be no assurance that payments under state or federal governmental programs will remain at levels comparable to present levels or will be sufficient to cover the costs allocable to patients eligible for reimbursement pursuant to such programs, particularly with respect to individual, state-administered Medicaid programs, which generally provide lower reimbursement rates than the Medicare program. In addition, there can be no assurance that the facilities operated by the Company and the services and supplies provided by the Company will meet or continue to meet the requirements for participation in such programs.

  In addition, several states are considering various healthcare reforms, including reforms through Medicaid managed care demonstration projects. Several states in which the Company operates have applied for, or received, approval from the U.S. Department of Health and Human Services for waivers from certain Medicaid requirements that were generally required for managed care projects. Although these demonstration projects generally exempt institutional care, including long-term care facilities, no assurance can be given that these waiver projects ultimately will not change the reimbursement system for long-term care from fee for service to managed care negotiated or capitated rates. Furthermore, the Balanced Budget Act now allows states to mandate enrollment in managed care systems without going through the federal waiver process as long as certain standards are met. It is not possible to predict which reforms of state healthcare systems will be adopted and the effect, if any, that the reforms will have on the Company's business. The business prospects of the Company will be significantly affected by general economic factors affecting the California, Colorado, Illinois, Michigan, North Carolina, South Carolina, Texas and Wisconsin healthcare industries and by the laws and regulatory environment in these states, including Medicaid reimbursement rates.

  Providers of long-term care are reimbursed under the Medicare and Medicaid programs by filing cost reports with fiscal intermediaries who then review the billings of the provider. Often, a portion of the billings are disallowed by the fiscal intermediary. Prior to the Mergers, certain fiscal intermediaries delivered notice that they intended to disallow, and did disallow, certain costs for which LCA and GranCare requested reimbursement and management believes that the Company will receive such disallowance notices in the future. Depending on the amount of the disallowances, if the Company does not prevail on such matters, these disallowances or future disallowances could have a material adverse effect on the Company.

COMPETITION

  The long-term care industry is highly competitive. The Company competes with other providers on the basis of the breadth and quality of its services, the quality of its facilities and, to a limited extent, price. The Company also competes with other providers for the acquisition and development of additional facilities. The Company's long-term care competitors include national, regional and local operators of long-term care facilities, acute care hospitals and their affiliates, providers of rehabilitation services, extended care centers, retirement centers, home health agencies and similar institutions and pharmaceutical businesses, some of which may have significantly greater financial and other resources than the Company. In addition, the Company competes with a number of tax-exempt nonprofit organizations which can finance acquisitions and capital expenditures on a tax-exempt basis or receive charitable contributions unavailable to the Company. There can be no assurance that the Company will not encounter increased competition which could adversely affect its business, results of operations or financial condition.

CONTROL BY APOLLO

  Approximately 43% of the outstanding shares of the Company's Common Stock are beneficially owned by the Apollo Investors. Pursuant to a Proxy and Voting Agreement entered into by the Apollo Investors, voting control of all such shares is held by Apollo. In addition, the Company has entered into a Stockholders Agreement with the Apollo Investors which provides, among other things, that Apollo is entitled to designate six of the 11 members of the Company's Board of Directors, provided that no more than four of such nominees may be Apollo affiliates. Accordingly, Apollo has significant influence and may be able to direct the management and policies of the Company, other than with respect to certain matters which require a super-majority vote of the Company's Board. Apollo may, however, be able to prevent certain actions from being taken that require such a super-majority vote. In light of the significant ownership of the Common Stock by the Apollo Investors, it is unlikely that a change of control transaction could be effected without Apollo's consent.

ABSENCE OF PUBLIC MARKET; ADVERSE EFFECT ON MARKET FOR EXISTING NOTES

  There is no public market for the Existing Notes, although the Existing Notes are eligible for trading in PORTAL by "Qualified Institutional Buyers" as defined in Rule 144A under the Securities Act ("QIBs"). The Initial Purchasers have acted as market makers for the Existing Notes and have advised the Company that they currently intend to make a market in the Exchange Notes. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. The Company does not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation of the Exchange Notes through any automated quotation system. Accordingly, there can be no assurance that an active public market for the Exchange Notes will develop or as to the liquidity of any market that may develop, the ability of holders of Exchange Notes to sell their Exchange Notes or the price at which such holders would be able to sell their Exchange Notes. In addition, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the untendered and tendered but unaccepted Existing Notes could be adversely affected. The liquidity of, and trading market for, the Exchange Notes or the Existing Notes also may be adversely affected by general declines in the market or by declines in the market for similar securities. Such declines may adversely affect such liquidity and trading markets independent of the financial performance of, and prospects for, the Company. See "The Exchange Offer."

ADVERSE CONSEQUENCES OF FAILURE TO ADHERE TO EXCHANGE OFFER PROCEDURES

  Issuance of the Exchange Notes in exchange for Existing Notes pursuant to the Exchange Offer will be made only after a timely receipt by the Exchange Agent of such Existing Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of Existing Notes desiring to tender such Existing Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. Neither the Company nor the Exchange Agent is under any duty to give notification of defects or irregularities with respect to the tender of Existing Notes for exchange. Existing Notes that are not tendered or are tendered but not accepted will, following the consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

RECEIPT OF RESTRICTED SECURITIES UNDER CERTAIN CIRCUMSTANCES

  Any holder of Existing Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. See "The Exchange Offer-- Consequences of Failure to Exchange; Resales of Exchange Notes."

                                USE OF PROCEEDS

  The Company will not receive any proceeds from the Exchange Offer. The net proceeds to the Company from the sale of the Existing Notes in the Offering was approximately $449 million, after deducting the Initial Purchasers' Discount and expenses of the Offering. The Company used the net proceeds of the Offering, approximately $740 million in borrowings under the Senior Credit Facility and the Apollo Investment to pay the cost of the Mergers, refinance a portion of LCA's and GranCare's then existing indebtedness and pay fees and expenses relating to the Transactions.

                              THE EXCHANGE OFFER

GENERAL

  The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $275.0 million aggregate principal amount of Exchange Senior Subordinated Notes for a like aggregate principal amount of Existing Senior Subordinated Notes and up to $294.0 million aggregate principal amount at maturity of Exchange Senior Subordinated Discount Notes for a like aggregate principal amount at maturity of Existing Senior Subordinated Discount Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to all of the Existing Notes; the total aggregate principal amount of Existing Notes and Exchange Notes will in no event exceed $569.0 million.

  The Existing Notes were issued in the Offering on November 4, 1997. As of the date of this Prospectus, $275.0 million aggregate principal amount of the Existing Senior Subordinated Notes and $294.0 million aggregate principal amount at maturity of the Existing Senior Subordinated Discount Notes were outstanding. This Prospectus, together with the Letter of Transmittal, is
first being sent on or about      , 1998 to all holders of Existing Notes
known to the Company. The Company's obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth under "--Conditions to the Exchange Offer" below.

PURPOSE OF THE EXCHANGE OFFER

  The Existing Notes were issued and sold by the Company to the Initial Purchasers on November 4, 1997 (the "Issue Date"). The Initial Purchasers subsequently sold the Existing Notes to qualified institutional buyers ("QIBs") in reliance on Rule 144A under the Securities Act and in offshore transactions to persons other than "U.S. persons," as defined in Regulation S under the Securities Act ("Non-U.S. Persons") in reliance on Regulation S. Following the initial offering of the Existing Notes, the Existing Notes were eligible for resale to QIBs pursuant to Rule 144A, to Non-U.S. Persons in reliance on Regulation S and pursuant to other exemptions from, or in transactions not subject to, the registration requirements of the Securities Act, as described under "Transfer Restrictions," including sales to a limited number of institutional "accredited investors" as defined in Rule 501(a)(1),
(2), (3) or (7) under the Securities Act. Because the Existing Notes are subject to certain transfer restrictions, as an inducement to the Initial Purchasers to purchase the Existing Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed (i) to use its commercially reasonable efforts to file with the Commission the Registration Statement of which this Prospectus is a part within 60 days after the Issue Date and (ii) to use its commercially reasonable efforts to cause the Registration Statement to become effective under the Securities Act within 150 days after the Issue Date. Pursuant to the Registration Rights Agreement, the Company also agreed to (x) make the Exchange Offer and keep it open for at least 30 business days (or longer if required by applicable law) after the date that notice of the Exchange Offer is mailed to the holders of the Existing Notes and (y) to use its commercially reasonable efforts to consummate the Exchange Offer on or prior to the 180th day following the Issue Date. The Exchange Offer is being made to satisfy these obligations under the Registration Rights Agreement.

  If (i) the Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date; (ii) the Registration Statement is not declared effective within 150 days after the Issue Date; or (iii) the Exchange Offer is not consummated on or prior to 180 days after the Issue Date (each such event a "Registration Default"), the Company will be required to pay liquidated damages to each holder of Transfer Restricted Securities (as defined), during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount (or Accreted Value, as the case may be) of the Existing Notes constituting Transfer Restricted Securities held by such holder until the Registration Statement is filed or declared effective or the Exchange Offer is consummated, as the case may be. All accrued liquidated damages shall be paid to holders in the same manner as interest payments on the Existing Notes on semi-annual payment dates which correspond to interest payment dates for the Existing Notes. The accrual of liquidated damages will cease on the day on which all Registration Defaults are cured. For purposes of the foregoing, "Transfer Restricted Securities" means each Existing Note until (i) the date on which it has been exchanged for a freely transferable Exchange Note in the Exchange Offer; (ii) the date on which it has been effectively registered under the Securities Act and disposes of in accordance with the Shelf Registration Statement (as defined); or (iii) the date on which it is distributed to the public in accordance with Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

  The Exchange Offer will expire at 5:00 p.m., New York City time, on      ,
1998, unless the Company, in its sole discretion, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Company expressly reserves the right, at any time or from time to time, to extend the period of time during which the Exchange Offer is open and thereby delay acceptance for exchange of any Existing Notes, by giving oral notice (promptly confirmed in writing) or written notice to the Exchange Agent and by giving written notice of such extension to the holders thereof no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Existing Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

  In addition, the Company expressly reserves the right to terminate or amend the Exchange Offer and not to accept for exchange any Existing Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "--Conditions to the Exchange Offer." If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Existing Notes as promptly as practicable.

  For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

PROCEDURES FOR TENDERING EXISTING NOTES

  The tender to the Company of Existing Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

  A holder of Existing Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Existing Notes being tendered and any required signature guarantees, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

  THE METHOD OF DELIVERY OF EXISTING NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO EXISTING NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

  Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the Existing Notes surrendered for exchange pursuant thereto are tendered (i) by a registered holder of the Existing Notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery

Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution (as defined below). In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantees must be by a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc. or by a clearing agency, an insured credit union, a savings association or a commercial bank or trust company having an office or correspondent in the United States (collectively, "Eligible Institutions"). If Existing Notes are registered in the name of a person other than a signer of the Letter of Transmittal, the Existing Notes surrendered for exchange must be endorsed by, or be accompanied by a written instrument or instruments of transfer or exchange, in satisfactory form as determined by the Company in its sole discretion, duly executed by the registered holder with the signature thereon guaranteed by an Eligible Institution.

  The Exchange Agent will make a request promptly after the date of receipt of this Prospectus to establish accounts with respect to the Existing Notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the book-entry transfer facility's system may make book-entry delivery of Existing Notes by causing such book-entry transfer facility to transfer such Existing Notes into the Exchange Agent's account with respect to the Existing Notes in accordance with the book-entry transfer facility's procedure for such transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent's account at the book-entry transfer facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

  If a holder desires to accept the Exchange Offer and time will not permit a Letter of Transmittal or Existing Note to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date a letter, telegram or facsimile transmission from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Existing Notes are registered and, if possible, the certificate numbers of the Existing Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date the Existing Notes in proper form for transfer (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal and any other required documents. Unless Existing Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of a Notice of Guaranteed Delivery which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

  A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the holder's Existing Notes (or a confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Existing Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Existing Notes.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Existing Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding. The Company reserves the absolute right to reject any and all tenders of any particular Existing

Notes not properly tendered or to not accept any particular Existing Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Existing Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer as to any particular Existing Notes either before or after the Expiration Date (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Existing Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

  If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Existing Notes, such Existing Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Existing Notes.

  If the Letter of Transmittal or any Existing Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

  By tendering, each holder will represent to the Company in the Letter of Transmittal that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, that neither the holder nor any such other person is participating in or intends to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company.

  Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

WITHDRAWAL RIGHTS

  Tenders of Existing Notes may be withdrawn at any time prior to the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent prior to the Expiration Date at its address set forth below. Any such notice of withdrawal must (i) specify the name of the person having tendered the Existing Notes to be withdrawn (the "Depositor"), (ii) identify the Existing Notes to be withdrawn (including the certificate number or numbers and principal amount of such Existing Notes), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Existing Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Existing Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Existing Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, which determination will be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange and which are properly withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after such withdrawal. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering Existing Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

  Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly after the Expiration Date, all Existing Notes properly tendered and will issue the Exchange Notes promptly after acceptance of the Existing Notes. See "--Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Existing Notes for exchange when, as and if the Company has given oral and written notice thereof to the Exchange Agent.

  For each Existing Note accepted for exchange, the holder of such Existing Note will receive an Exchange Note having a principal amount equal to that of the surrendered Existing Note.

  In all cases, issuance of Exchange Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Existing Notes or a timely confirmation of book-entry transfer of such Existing Notes into the Exchange Agent's account at the book-entry transfer facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Existing Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Existing Notes will be returned without expense to the tendering holder thereof (or, in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at the book-entry transfer facility pursuant to the book-entry transfer procedures described above, such non-exchanged Existing Notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration of the Exchange Offer.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other provision of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Existing Notes and may terminate or amend the Exchange Offer if at any time before the acceptance of such Existing Notes for exchange or the exchange of the Exchange Notes for such Existing Notes any of the following events shall occur:

    (i) any injunction, order or decree shall have been issued by any court or any governmental agency that would prohibit, prevent or otherwise materially impair the ability of the Company to proceed with the Exchange Offer; or

    (ii) the Exchange Offer shall violate any applicable law or any applicable interpretation of the staff of the Commission.

  The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time or from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

  In addition, the Company will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any such Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

  The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange.

EXCHANGE AGENT

  IBJ Schroder Bank & Trust Company has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

    IBJ Schroder Bank & Trust Company
    One State Street
    New York, New York 10004
    Attn:

  DELIVERY OF THE EXISTING NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

  The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The solicitation will be made principally by mail. Additional solicitations may be made in person or by telephone by officers or employees of the Company.

  The expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses will include fees and expenses of the Exchange Agent and the Trustee, registration fees, accounting and legal fees and printing costs and expenses.

TRANSFER TAXES

  Holders who tender their Existing Notes for exchange will not be obligated to pay any transfer taxes in connection therewith except that holders who instruct the Company to register Exchange Notes in the name of, or request that Existing Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax therefor.

ACCOUNTING TREATMENT

  The Exchange Notes will be recorded at the carrying value of the Existing Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Existing Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE; RESALES OF EXCHANGE NOTES

  Holders of Existing Notes who do not exchange their Existing Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. Existing Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Existing Notes under the Securities Act. However, if (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect the Exchange Offer; (ii) any Existing Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 180 days after the Issue Date; (iii) any Initial Purchaser so requests with respect to Existing Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer; (iv) any applicable laws or interpretations do not permit any holder of Existing Notes to participate in the Exchange Offer; (v) any holder of Existing Notes that participates in the Exchange Offer does not receive duly transferable Exchange Notes in exchange for tendered Existing Notes; or (vi) the Company so elects, then the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. If (i) the Shelf Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date,
(ii) the Shelf Registration Statement is not declared effective within 150 days after the Issue Date, or (iii) the Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date but thereafter ceases to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional Registration Statement filed and declared effective, the Company will be obligated to pay liquidated damages to each holder of Transfer Restricted Securities in the amounts and for the period specified above under "--Purpose of the Exchange Offer."

  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no agreement or understanding with any person to participate in the distribution of such Exchange Notes and are not participating in, and do not intend to participate in, the distribution of such Exchange Notes. If any holder has any arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, such holder (i) cannot rely on the applicable interpretations of the staff of the Commission for resale of Exchange Notes and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. A broker-dealer who holders Existing Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

  In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of Existing Notes reasonably requests in writing.

  Participation in the Exchange Offer is voluntary, and holders of Existing Notes should carefully consider whether or not to participate. Holders of Existing Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

  As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of, the Exchange Offer, the Company will have fulfilled certain obligations under the Registration Rights Agreement. Holders of Existing Notes who do not tender their Existing Notes in the Exchange Offer will continue to hold such Existing Notes and will be entitled to all of the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of the Exchange Offer.

See "Description of Exchange Notes." All untendered Existing Notes will continue to be subject to the restrictions on transfer as set forth in the Indenture. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Existing Notes could be adversely affected.

  The Company may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Existing Notes which are not tendered in the Exchange Offer.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

  Directors and officers of the Company are elected to serve until they resign, are removed, are otherwise disqualified to serve, or until their successors are elected and qualified. In addition, pursuant to the terms of the Stockholders Agreement (as defined), the Apollo Investors have agreed to vote their shares of Common Stock of the Company so that the Board of Directors of the Company will consist of 11 members, of whom six members will be designees of Apollo and of whom five members (three of whom were initially designees of GranCare, one of whom was initially a designee of LCA and one of whom is the Chief Executive Officer) will be nominated by the nominating committee of the Company's Board of Directors. See "Certain Related Transactions and Agreements."

  The following table sets forth certain information with respect to executive officers and directors of the Company.

       NAME               AGE                                POSITION
       ----               ---                                --------
Keith B. Pitts..........   40 Chairman of the Board, President, Chief Executive Officer and Director
Leroy D. Williams.......   55 President--Post-Acute Care Division
Dennis G. Johnston......   50 President--Hospital Services Division
William R. Korslin......   47 President--Pharmaceutical Services Division
David L. Ward...........   42 President--Rehabilitation Services Division
Charles B. Carden.......   53 Executive Vice President and Chief Financial Officer
R. Jeffrey Taylor.......   49 Senior Vice President, Development
Susan Thomas Whittle....   50 Senior Vice President, General Counsel and Secretary
Donald C. Beaver........   57 Director
Laurence M. Berg........   31 Director
Gene E. Burleson........   57 Director
Peter P. Copses.........   39 Director
Joel S. Kanter..........   41 Director
John S. Kissick.........   55 Director
William G. Petty, Jr. ..   52 Director
Robert L. Rosen.........   51 Director
Jay M. Gellert..........   43 Director
Baltej S. Maini, M.D. ..   50 Director

  Keith B. Pitts was appointed Chairman of the Board, President, Chief Executive Officer and a Director of the Company on November 4, 1997. Prior to this, Mr. Pitts served as a consultant to Apollo in connection with the Transactions since August 1997. From February 1997 to August 1997 Mr. Pitts was a consultant to Tenet Healthcare Corp. ("Tenet"). Mr. Pitts served as the Executive Vice President and Chief Financial Officer of OrNda HealthCorp, a healthcare service provider in the United States, from August 1992 until its merger with Tenet in January 1997. Prior to joining OrNda HealthCorp, from July 1991 to August 1992, Mr. Pitts was a partner in Ernst & Young LLP's Southeast Region Health Care Consulting Group, and from January 1988 to July 1991 he was a partner and Regional Director in Ernst & Young LLP's Western Region Health Care Consulting Group. Mr. Pitts is a director of Sunburst Hospitality Corporation, a corporation engaged in the hotel business.
  Leroy D. Williams was appointed President--Post-Acute Care Division of the Company on November 4, 1997. Prior to this, Mr. Williams served as President, Chief Operating Officer and as a Director of LCA. Mr. Williams became a director of LCA in January 1992, Chief Operating Officer of LCA in August 1995 and President in February 1996. Mr. Williams served as Executive Vice President of LCA from December 1991 to February 1996. In 1978, Mr. Williams joined LCA as Regional Controller of LCA--Eastern Region. From May 1983 to February 1985, Mr. Williams was Financial Vice President for LCA--Texas. In March 1985, he was appointed Vice President--Finance and became Senior Vice President--Finance in January 1991.

  Dennis G. Johnston was appointed President--Hospital Services Division of the Company on November 4, 1997. Prior to this, Mr. Johnston served as a Senior Vice President and as President of Cornerstone, a wholly-owned subsidiary of GranCare. Mr. Johnston joined GranCare as President of Cornerstone in April 1995 and became Senior Vice President of GranCare in July 1995. Mr. Johnston was the co-founder of Cornerstone in 1990 and served as its President and Chief Executive Officer from 1990 to 1995. From 1984 to 1989, Mr. Johnston held various positions with the management subsidiary of Republic Health Corporation, including that of Senior Development Officer.

  William R. Korslin was appointed President--Pharmaceutical Services Division of the Company on November 4, 1997. Prior to this, Mr. Korslin served as a Vice President of LCA since September 1995 and as President of APS, LCA's pharmaceutical services subsidiary, since May 1994. Mr. Korslin joined APS in July 1987 as General Manager Enteral Services. From 1989 through 1992, he served as Eastern Area Vice President of APS and, from 1992 to 1994, Mr. Korslin was Senior Vice President in charge of all field operations of APS. He was appointed as a Vice President of LCA in September 1995.

  David L. Ward was appointed President--Rehabilitation Services Division of the Company on November 4, 1997. Prior to this, Mr. Ward served as an officer of LCA's American Rehability Services division since joining LCA in May 1996. Prior to joining LCA, Mr. Ward served in a variety of management positions with NovaCare, Inc., a national provider of rehabilitation services to long-term care and other healthcare facilities since January 1988, including the Southern States Regional President of NovaCare's Outpatient Division, the Arizona Regional President for NovaCare's Hospital Division, NovaCare's Vice President of Organizational Planning and Development, the Southwestern Vice President of NovaCare's Contract Services Division, the Western Vice President of NovaCare's Contract Services Division and NovaCare's National Sales Manager.

  Charles B. Carden was appointed Executive Vice President and Chief Financial Officer of the Company on November 4, 1997. Mr. Carden served as Executive Vice President and Chief Financial Officer of LCA since October 1996. Before joining LCA, Mr. Carden was Chief Financial Officer of Leaseway Transportation Corp., where he was employed for 14 years. He also has held various supervisory and analytical positions in corporate finance with Ford Motor Company.

  R. Jeffrey Taylor was appointed Senior Vice President, Development on November 19, 1997. Prior to this, Mr. Taylor served as Senior Vice President of GranCare since January 1997, as President of GranCare's ancillary services division from November 1996 through January 1997, and as President of GCI Renal Care, Inc., a subsidiary of GranCare, from February 1996 through November 1996. Before joining GranCare, Mr. Taylor was Chief Executive Officer of American Outpatient Services Corporation, a dialysis company, from July 1995 to February 1996. From January 1992 to June 1994 he was President of Weisman, Taylor, Simpson & Sabatino, a health care merchant banking firm based in California. From 1982 through 1992, Mr. Taylor served in several executive capacities with American Medical International, Inc. including General Counsel and Executive Vice President, Chief Administrative Officer.

  Susan Thomas Whittle was appointed Senior Vice President, General Counsel and Secretary of the Company on November 4, 1997. Prior to this, Ms. Whittle served as Vice President, General Counsel and Secretary of LCA since September 1993. Before joining LCA, Ms. Whittle was a partner with the law firms of Clark, Thomas & Winters of Austin, Texas since February 1992 and Wood, Lucksinger & Epstein, a national healthcare law firm, from May 1981 through February 1992.

  Donald C. Beaver has served as a director of the Company since November 4, 1997. Mr. Beaver served on the LCA Board of Directors from July 31, 1995 and as Vice Chairman of LCA from August 1995 to November 4, 1997. Prior to August 1995, Mr. Beaver served as Chairman, Chief Executive Officer, President and Treasurer of The Brian Center Corporation and served in such capacity since founding the corporation in 1972. Mr. Beaver serves as LCA's designee to the Company's Board of Directors.

  Laurence M. Berg has served as a director of the Company since November 4, 1997. Mr. Berg has been associated since 1992 and a principal since 1995 with Apollo Advisors, L.P., which, together with an affiliate, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and with Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Berg is a director of Continental Graphics Holdings, Inc. and CWT Specialty Stores, Inc. Mr. Berg serves as one of Apollo's designees on the Company's Board of Directors.

  Gene E. Burleson has served as a director of the Company since November 4, 1997. Mr. Burleson served as the Chairman of the Board of GranCare and its predecessor, GranCare, Inc., a California corporation ("GranCare-California") from 1988 to November 4, 1997. Additionally, Mr. Burleson served as President and Chief Executive Officer of GranCare-California from December 1990 to February 1997. Upon completion of the merger between GranCare-California and Vitalink Pharmacy Services, Inc., Mr. Burleson became Chief Executive Officer and a director of Vitalink. Mr. Burleson resigned as the Chief Executive Officer and a director of Vitalink in August 1997. Mr. Burleson currently serves on the boards of directors of three other public companies: Alternative Living Services, Inc. ("ALS"), a developer and manager of assisted living facilities; Decker Outdoor Corp., a footwear manufacturer; and Walnut Financial Services, Inc., a provider of small business financial and consulting services. Mr. Burleson serves as one of GranCare's designees on the Company's Board of Directors.

  Peter P. Copses has served as a director of the Company since November 4, 1997. Mr. Copses has been a principal since 1990 of Apollo Advisors, L.P., which, together with an affiliate, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. Mr. Copses is a director of Dominicks Finer Foods, Inc., Family Restaurants, Inc., Food 4 Less Holdings, Inc. and Zale Corporation. Mr. Copses serves as one of Apollo's designees on the Company's Board of Directors.

  Jay M. Gellert became a director of the Company on November 19, 1997. Mr. Gellert is currently President and Chief Operating Officer of Foundation Health Systems, Inc., a company engaged in the healthcare business. Prior to this, Mr. Gellert served as Vice President of Shattuck Hammond Partners Inc., where he directed strategic advisory engagements in the area of integrated delivery systems development, managed care network formation and physician groups practice integration from 1994 through 1996. From 1991 through 1994, Mr. Gellert was an independent consultant in the healthcare industry and from 1988 through 1991, he served as Chief Executive Officer of Bay Pacific Corporation, an HMO located in Northern California. From 1985 through1988, Mr. Gellert was Senior Vice President and Chief Operating Officer for the California Healthcare System. Mr. Gellert is one of Apollo's designees to the Company's Board of Directors.

  Joel S. Kanter has served as a director of the Company since November 4, 1997. From 1986 to the present, Mr. Kanter has been the President of Windy City, Inc., a private investment company, and from 1988 to February 1995, he served as a consultant to Walnut Capital Corporation ("WCC"), a closely held investment management and advisory firm. From February 1995 to the present, Mr. Kanter has served as the Chief Executive Officer of Walnut Financial Services, Inc., a provider of small business financial and consulting services, including venture capital and other financing. Mr. Kanter also serves on the boards of directors of four other publicly held companies: I-Flow Corporation, a home infusion pump manufacturer; Encore Medical Corporation, a manufacturer of implant devices; Greystone Medical Group, Inc., a manufacturer of orthotic and wound care products; and Walnut Financial Services, Inc. Mr. Kanter serves as one of GranCare's designees on the Company's Board of Directors.

  John H. Kissick has served as a director of the Company since November 4, 1997. Mr. Kissick has been a principal since 1992 of Apollo Advisors, L.P., which, together with an affiliate, acts as managing general partner of Apollo Investment Fund, L.P., AIF II, L.P. and Apollo Investment Fund III, L.P., private securities investment funds, and of Lion Advisors, L.P., which acts as financial advisor to and representative for certain institutional investors with respect to securities investments. From 1990 to 1991, Mr. Kissick was a consultant with Kissick & Associates, a private investment advisory firm. Mr. Kissick serves as a director of Converse, Inc., Florsheim Group, Inc. and Food 4 Less Holdings, Inc. Mr. Kissick serves as one of Apollo's designees on the Company's Board of Directors.

  Baltej S. Maini became a director of the Company on November 19, 1997. Dr. Maini is currently President and Chief Executive Officer of the Fallon Clinic, Inc., a multi-specialty group practice (the "Fallon Clinic"), and has served in such capacity since October 1996. Dr. Maini is also currently Chairman of the Department of Surgery and a vascular surgeon at the Fallon Clinic and has served in such capacities since 1988 and 1978, respectively. Dr. Maini has also been President of the Fallon Foundation, a charitable foundation, since October 1996. Dr. Maini holds a variety of clinical and academic positions with the University of Massachusetts Medical Center, including Associate Professor of Surgery and Associate Program Director of the Surgical Residency Program. He is also Clinical Instructor of Health Science at Northeastern University. Dr. Maini is one of Apollo's designees to the Company's Board of Directors.

  William G. Petty, Jr. has served as a director of the Company since November 4, 1997. Mr. Petty served as a director of GranCare and GranCare-California since July 1995 by virtue of GranCare-California's merger with Evergreen Healthcare, Inc. Since July 1996, Mr. Petty has been a principal of Beecken, Petty & Company LLC, which is the general partner of Healthcare Equity Partners, a venture capital partnership. Mr. Petty served as Chairman of the Board of Directors, President and Chief Executive Officer of Evergreen from June 30, 1993 to July 1995. He served as Chairman of the Board, Chief Executive Officer and President of National Heritage, Inc. from October 1992 to June 1993. From 1988 to 1992, he served as President and Chief Executive Officer of Evergreen Healthcare Ltd., L.P., an affiliate of Evergreen, and has been a Managing Director of Omega Capital, Ltd., a private healthcare investment fund since 1986. Mr. Petty has been the Chairman of the Board of ALS, since 1993. Mr. Petty also served as the Chief Executive Officer of ALS from 1993 until February 1996. Mr. Petty serves as one of GranCare's designees on the Company's Board of Directors.

  Robert L. Rosen has served as a director of the Company since November 1997. Mr. Rosen is Managing General Partner of RLR Partners, L.P., a private investment partnership founded in April 1987. Mr. Rosen is a director of the Municipal Advantage Fund, Inc., Municipal Partners Fund, Inc., Municipal Partners Fund II, Inc., Culligan Water Technologies, Inc., Samsonite Corporation, AFP Imaging Corporation and WMC Mortgage Corp. Mr. Rosen serves as one of Apollo's designees on the Company's Board of Directors.

                          SUMMARY COMPENSATION TABLE

  The following table sets forth certain summary information concerning compensation earned during fiscal 1997 by the individual serving as the Chief Executive Officer of LCA at September 30, 1997 and the four other most highly compensated executive officers of LCA serving at that date who earned over $100,000 in salary and bonus during fiscal 1997. Because such information is required to be set forth as of the end of the most recent fiscal year and the Mergers occurred after that time, the tables set forth below reflect compensation for LCA's management team as it existed prior to the Mergers. As a result of the Mergers, the Company's management changed to include the individuals listed under "--Directors and Officers" above. See "--Employment and Severance Agreements" below for a description of the employment and severance agreements entered into with the executives named below. All share figures and stock prices set forth in this section have been adjusted to reflect the effect of the Company's December 30, 1997 three-for-one stock split (the "Stock Split").

                                                                         LONG-TERM
                                     ANNUAL COMPENSATION ($)            COMPENSATION
                             ------------------------------------------ ------------
                                                                         SECURITIES
                                                             OTHER       UNDERLYING
                             FISCAL                         ANNUAL        OPTIONS/      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR     SALARY   BONUS   COMPENSATION(1)   SARS(#)    COMPENSATION(2)
---------------------------  ------   -------- -------- --------------- ------------ ---------------
Edward L. Kuntz..........     1997    $598,181 $275,520      $ --             --         $24,484
 Chairman of the Board        1996     482,990  193,050        --         183,825         11,591
 and Chief Executive          1995     411,263  249,632        --          66,300         10,122
 Officer(3)
Leroy D. Williams........     1997    $415,046 $196,800      $ --             --         $17,666
 President--Post-Acute        1996     332,553  120,252        --         135,750          7,981
 Care Division                1995     235,539  146,276        --          19,125          8,564
William R. Korslin.......     1997    $207,577 $ 80,640      $ --           3,750        $   --
 President--                  1996     188,301   99,940        --          26,250            --
 Pharmaceutical               1995     159,212   44,007        --          45,000            --
 Services Division
Charles B. Carden........     1997    $231,481 $120,540      $ --         127,500        $   --
 Executive Vice               1996(4)      --       --         --             --             --
 President and Chief          1995(4)      --       --         --             --             --
 Financial Officer
Keith K. Krein, M.D. ....     1997    $221,037 $ 79,335      $ --             --         $ 5,834
 Vice President,              1996     203,168   48,905        --          21,750          3,905
 Professional Services(5)     1995     189,381   57,331        --           9,000          4,551

--------
(1) Does not reflect non-cash compensation in the form of personal benefits provided by the Company that may have value to the recipient. Although such compensation cannot be determined precisely, the Company has concluded that the aggregate value of such benefits awarded to any named executive officer did not exceed the lesser of $50,000 or 10% of his salary and bonus for any fiscal year to which such benefits pertain.
(2) Unless otherwise noted, represents primarily the value of matching contributions made by LCA on behalf of the individual as a result of participation in the LCA Deferred Retirement Income Plan.
(3) Mr. Kuntz resigned from all positions with LCA on November 4, 1997.
(4) Mr. Carden's employment with LCA commenced on October 1, 1996. Accordingly, compensation information for fiscal 1995 and 1996 is not reflected.
(5) Dr. Krein resigned from all positions with LCA effective November 4, 1997.

  The following tables provide information on options to purchase LCA Common Stock that were granted during the fiscal year ended September 30, 1997 and summarize the value of such options held at the end of such fiscal year.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                          ASSUMED ANNUAL RATES OF
                                                                       STOCK PRICE APPRECIATION FOR
                                       INDIVIDUAL GRANTS                        OPTION TERM
                         --------------------------------------------- ------------------------------
                          NUMBER OF
                          SECURITIES   % OF TOTAL
                          UNDERLYING  OPTIONS/SARS EXERCISE
                         OPTIONS/SARS  GRANTED TO  OR BASE
                          GRANTED(1)  EMPLOYEES IN  PRICE   EXPIRATION
                              #       FISCAL YEAR   ($/SH)     DATE        5% ($)        10% ($)
                         ------------ ------------ -------- ---------- -------------- ---------------
Mr. Kuntz...............       --          --       $  --         --   $          --  $          --
Mr. Williams............       --          --          --         --              --             --
Mr. Korslin.............     3,750         1.7       9.625    2/06/07          58,793         93,618
Mr. Carden..............   127,500        59.2        8.25   10/01/06       1,713,394      2,728,293
Dr. Krein...............       --          --          --         --              --             --

--------
(1) On November 4, 1997, the options described in this table were cancelled in connection with the Recapitalization Mergers in exchange for cash and, in the case of Mr. Carden, shares of Common Stock in accordance with the terms of the Recapitalization Merger Agreement.

            AGGREGATE OPTION/SAR EXERCISES DURING LAST FISCAL YEAR
                 AND VALUE OF OPTIONS/SARS AT FISCAL YEAR-END

                                                   NUMBER OF UNEXERCISED     VALUE OF UNEXERCISED
                                                   SECURITIES UNDERLYING         IN-THE-MONEY
                                                      OPTIONS/SARS AT           OPTIONS/SARS AT
                                                      FISCAL YEAR-END        FISCAL YEAR-END($)(1)
                                                 ------------------------- -------------------------
                           SHARES
                         ACQUIRED ON    VALUE
   NAME                  EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
   ----                  ----------- ----------- ----------- ------------- ----------- -------------
Mr. Kuntz...............     --          --        344,655      213,495    $2,440,324    $167,043
Mr. Williams............     --          --        167,925      133,575     1,184,882     417,818
Mr. Korslin.............     --          --         26,250       78,750        77,751     239,595
Mr. Carden..............     --          --         25,500      102,000       136,000     301,600
Dr. Krein...............     --          --         72,030       27,120       545,266      95,010

--------
(1) Calculated on the basis of the closing price of the underlying securities at September 30, 1997 ($13.58 per share) minus the exercise price.

                      EMPLOYMENT AND SEVERANCE AGREEMENTS

  The Company has entered into employment and severance agreements with its current Chief Executive Officer, Keith B. Pitts, and each of the executive officers named in the Summary Compensation Table above. The material terms of these agreements are set forth below.

  Keith B. Pitts. The Company has entered into an employment agreement with Mr. Pitts dated November 4, 1997 providing for a four-year term, with annual automatic extensions of the term for an additional year unless, not later than 90 days prior to any such anniversary, either party notifies the other that such extension shall not take effect. The agreement provides for a base salary to Mr. Pitts of $700,000 per year, subject to annual increases as determined by the Compensation Committee of the Company (the "Compensation Committee"), and permits Mr. Pitts to earn an annual bonus of between 50% and 150% of his annual base salary if certain performance standards established by the Compensation Committee are achieved. Upon execution of his employment agreement, Mr. Pitts received a $200,000 signing bonus.

  The agreement may be terminated at any time by Mr. Pitts for "good reason" (consisting of certain actions or failures to act by the Company following a "change of control," as defined in the agreement), or with 60 days' prior written notice for any other reason. If, following a change in control, the Company terminates Mr. Pitts' employment in breach of the agreement or Mr. Pitts terminates his employment for "good reason," then the Company is required to pay Mr. Pitts his full salary through the "date of termination" (as defined in the agreement) and all other unpaid amounts due under any compensation plan, together with liquidated damages equal to three times the sum of his annual salary and his average bonus for the two previous fiscal years (which will be deemed to be $700,000 if the date of termination occurs before September 30, 1998). If, prior to a change in control, the Company terminates Mr. Pitts' employment without cause or Mr. Pitts resigns as a result of the Company's failure to comply with a material provision of the agreement, the Company is required to pay Mr. Pitts his full salary through the date of termination and all other unpaid amounts due under any compensation plan, together with liquidated damages equal to the product of
(A) the sum of his annual salary and his average bonus for the two previous fiscal years and (B) the lesser of (x) the number three and (y) the greater of the number of years remaining in the term of the agreement and the number two.

  In addition, on November 4, 1997, pursuant to the terms of his employment agreement, Mr. Pitts was granted options to purchase 1,465,500 shares of Common Stock at an exercise price of $16.35 per share (as adjusted to reflect the effect of the Stock Split), representing the fair market value of the Common Stock on the date of grant. The options vest in 25% annual increments beginning on November 4, 1998 and become exercisable in full following Mr. Pitts' termination of employment (i) by the Company following a change of control or (ii) by Mr. Pitts for "good reason."

  Charles B. Carden. The Company has entered into an employment agreement with Mr. Carden dated November 4, 1997, with the same term and automatic annual extensions as are described above with respect to Mr. Pitts' agreement. The agreement provides for a base salary to Mr. Carden of $345,000 per year, subject to annual increases and bonus opportunities as are described above with respect to Mr. Pitts' agreement. Upon execution of his employment agreement, Mr. Carden received a $350,000 signing bonus.

  The agreement may be terminated at any time by Mr. Carden for "good reason" (consisting of certain actions or failures to act by the Company following a "change of control," as defined in the agreement), or with 60 days' prior written notice for any other reason. If, following any change of control, the Company terminates Mr. Carden's employment in breach of the agreement or Mr. Carden terminates his employment for good reason, then the Company is required to pay Mr. Carden his full salary through the "date of termination" (as defined in the agreement) and all other unpaid amounts due under any other compensation plan, together with liquidated damages which, subject to certain limited exceptions, are equal to two and one-half times the sum of Mr. Carden's annual salary and average bonuses for the two previous fiscal years. In addition, the Company is also required to pay Mr. Carden a bonus (a "Separation Bonus") at a specified target performance level, prorated to reflect the portion of the fiscal year worked by Mr. Carden prior to termination of his employment. If, prior to a change of control, the Company terminates Mr. Carden's employment without cause or Mr. Carden resigns as a result of the Company's failure to comply with a material provision of the agreement, the Company is required to pay Mr. Carden his full salary through the date of termination and all other unpaid amounts due under any compensation plan, together with liquidated damages equal to the greater of either (A) the remaining amount of base salary owed for the term of the agreement; or (B) an amount equal to the sum of (x) 12 months of Mr.Carden's base salary, plus (y) one additional month of Mr. Carden's base salary at the aforementioned rate for each full year of service beyond the first anniversary of his employment agreement, with a maximum of 24 months of base salary payments. In such event, the Company is also required to pay Mr. Carden the Separation Bonus described above.

  Leroy D. Williams. The Company has entered into an employment agreement with Mr. Williams dated November 4, 1997 with the same automatic and annual extensions as are described above with respect to

Mr. Pitts' agreement. The agreement provides for a base salary to Mr. Williams of $450,000 per year, subject to the same annual increases and bonus opportunities as are described above with respect to Mr. Pitts' agreement. Mr. Williams received a signing bonus of $500,000 and is entitled to $250,000 on February 4, 1998 and an additional $250,000 on May 4, 1998. Mr. Williams' agreement may be terminated on substantially the same terms as are described above with respect to Mr. Carden's agreement.

  William R. Korslin. The Company has entered into an employment agreement with Mr. Korslin dated November 4, 1997 with the same term and automatic annual extensions as are described above with respect to Mr. Pitts' agreement. The agreement provides for a base salary to Mr. Korslin of $300,000 per year, subject to the same annual increases and bonus opportunities as are described above with respect to Mr. Pitts' agreement. Mr. Korslin received a signing bonus of $300,000 and is entitled to receive an additional $100,000 on November 4, 1998, provided certain performance goals established by the Compensation Committee are met. Mr. Korslin's agreement may be terminated on substantially the same terms as are described above with respect to Mr. Carden's agreement.

  Edward L. Kuntz. The Company has entered into an Agreement Respecting Termination of Employee-Employer Relationship with Mr. Kuntz dated November 4, 1997. Under this agreement, in consideration of his waiver of the Company's obligations under his former employment agreement, Mr. Kuntz received the following: (i) $1,000,000 on November 4, 1997; (ii) title to an automobile;
(iii) $24,000 in lieu of the receipt of certain benefits due to Mr. Kuntz under the terms of his former employment agreement; (iv) payment with respect to all of Mr. Kuntz's outstanding options under the LCA 1992 Stock Option Plan (the "1992 Plan") in accordance with the terms of the Recapitalization Merger Agreement; and (v) reimbursement for certain excise taxes which may be payable by Mr. Kuntz in connection with payments received under this agreement. The agreement also provides for a three-year consulting arrangement pursuant to which Mr. Kuntz will receive annual compensation of $100,000 per year. Mr. Kuntz is also entitled to receive, in exchange for certain covenants pertaining to non-solicitation and use of confidential information, $1,800,000 on November 4, 1997, with subsequent payments of $575,000 on November 1, 1998 and $75,000 on November 1, 1999.

  Keith K. Krein. The Company has entered into an Agreement Respecting Termination of Employee-Employer Relationship with Dr. Krein dated November 4, 1997. Under the terms of this agreement, in consideration of his waiver of the Company's obligations under his former employment agreement, Dr. Krein received the following: (i) $430,000 on November 4, 1997; (ii) $22,000 in lieu of the receipt of certain benefits due to Dr. Krein under the terms of his former employment agreement; (iii) the ability to retain certain medical journals, periodicals and textbooks; (iv) payment with respect to all of Dr. Krein's outstanding options under the 1992 Plan in accordance with the terms of the Recapitalization Merger Agreement; and (v) reimbursement for certain excise taxes which may be payable by Dr. Krein in connection with payments received under this agreement. The agreement also provides for a one-year consulting arrangement, pursuant to which Dr. Krein will receive an aggregate payment of $100,000, payable on a quarterly basis commencing November 7, 1997. Dr. Krein is also entitled to receive, in exchange for certain covenants pertaining to non-solicitation and use of confidential information, $240,000 on November 4, 1997, with a subsequent payment of $50,000 on November 1, 1998.

DIRECTOR COMPENSATION

  Upon their election to the Board, non-employee directors receive options to purchase 15,000 shares of Common Stock. In addition, on the date of each subsequent Annual Meeting of Stockholders, directors who were not initially elected to the Board during the previous six months will receive options to purchase 6,000 shares of Common Stock. The exercise price of the options is equal to the fair market value of the Common Stock on the date of grant, and the options vest in 25% annual increments beginning on the first anniversary of the date of grant, Accordingly, Messrs. Berg, Burleson, Copses, Kanter, Kissick, Petty and Rosen were each granted options to purchase 15,000 shares of Common Stock at an exercise price of $16.35 per share (as adjusted to reflect the effect of the Stock Split) on November 4, 1997, and Mr. Gellert and Dr. Maini were each granted options to purchase 15,000 shares of Common Stock at an exercise price of $16.42 per share (as adjusted to reflect the effect of the Stock Split) on November 19, 1997.

                          OWNERSHIP OF CAPITAL STOCK

  The following table sets forth, as of December 30, 1997, the number and percentage of shares of Common Stock beneficially owned (as defined in Rule 13d-4 adopted under the Securities Exchange Act of 1934) by (i) all persons known to the Company to own beneficially more than 5% of any class of voting security of the Company; (ii) each of the Company's directors; (iii) the Company's current Chief Executive Officer and the executive officers named in the Summary Compensation Table elsewhere in this Prospectus; and (iv) all current directors and executive officers of the Company as a group.

                                                        NUMBER OF     PERCENTAGE
BENEFICIAL OWNER                                       SHARES OWNED     OWNED
----------------                                       ------------   ----------
Keith B. Pitts........................................     150,000(1)     *
Leroy D. Williams.....................................       3,243        *
William R. Korslin....................................           0        0.0
Charles B. Carden.....................................       6,816        *
Donald C. Beaver......................................           0        0.0
Laurence M. Berg......................................           0(2)     0.0
Gene E. Burleson......................................     699,480(3)     1.7
Peter P. Copses.......................................           0(2)     0.0
Joel S. Kanter........................................     381,252(4)     *
John H. Kissick.......................................           0(2)     0.0
William G. Petty, Jr..................................   1,216,770(5)     3.0
Robert L. Rosen.......................................           0        0.0
Jay M. Gellert........................................           0        0.0
Baltej S. Maini, M.D..................................           0        0.0
Edward L. Kuntz(6)....................................       3,717        *
Keith K. Krein(7).....................................       2,508        *
Apollo Management, L.P................................  17,777,778(8)    43.5
 All current directors and executive officers as a
  group (18 persons)..................................   2,505,051(9)     6.1

--------
* Represents less than one percent of the outstanding shares of Common Stock at December 30, 1997.
(1) Represents a $2.0 million investment made by Mr. Pitts as one of the Apollo Investors. Mr. Pitts has no voting and has sole dispositive power with respect to all such shares.
(2) Does not include an aggregate of 17,777,778 shares of Common Stock beneficially owned by one or more entities managed by or affiliated with Apollo Management, L.P., as to which Apollo Management, L.P. may be deemed the beneficial owner (see Note 8). The indicated person is a limited partner of the general partner of certain of such entities and disclaims beneficial ownership of the shares owned by each of such entities, which number exceeds the indicated person's proportionate pecuniary interest in securities of the Company.
(3) Includes 149,073 shares owned of record by Walnut Growth Partners, L.P. ("Walnut") and Drax Holdings, L.P. ("Drax"), two equity funds of which the indicated person may be deemed to be an affiliate. Walnut and Drax have sole dispositive, but no voting, power with respect to their respective shares. Also includes exercisable options to purchase 218,004 shares of Common Stock.
(4) Includes 149,073 shares owned of record by Walnut Growth Partners, L.P., and Drax Holdings, L.P., two equity funds of which Mr. Kanter may be deemed to be an affiliate; 28,152 shares owned of record by the Kanter Family Foundation; 140,760 shares owned of record by Walnut Capital; 33,360 shares owned of record by Windy City, Inc.; 279 shares owned of record by the Ricki Kanter IRA; 702 shares owned of record by 21 Club Trust I; 105 shares owned of record by 21 Club Trust II; and 105 shares owned of record by 21 Club Trust III. Also includes exercisable options to purchase 27,444 shares of Common Stock.
(5) Mr. Petty is an affiliate of Healthcare Equity Partners, L.P. and Healthcare Equity QP Partners, L.P. (collectively, the "Healthcare Funds"), which collectively own 740,742 shares of Common Stock. Mr. Petty is the principal of Beeken Petty & Company, L.L.C., the general partner of each of the Healthcare Funds, which indirectly owns less than 1% of the limited partnership interests in the Healthcare Funds. The Healthcare Funds have no voting and sole dispositive power with respect to all such shares. Also includes

    288,942 shares owned of record by a trust of which Mr. Petty is a beneficiary, 102,960 shares owned by his wife and exercisable options to purchase 83,565 shares of Common Stock.
(6) Mr. Kuntz resigned as Chairman of the Board and Chief Executive Officer of LCA on November 4, 1997.
(7) Mr. Krein resigned as Vice President, Professional Services of LCA effective November 4, 1997.
(8) The business address for Apollo Management, L.P. and its affiliates is 1301 Avenue of the Americas, 38th Floor, New York, New York 10019. Represents (i) shares owned by one or more entities managed by or affiliated with Apollo Management, L.P. and (ii) shares owned by the other Apollo Investors and voted by Apollo Management, L.P. Pursuant to a Proxy and Voting Agreement entered into among Apollo Management, L.P. and the Apollo Investors, Apollo Management, L.P. has sole voting power with respect to all such shares and has no dispositive power with respect to 3,410,187 (as to which Apollo Management, L.P. disclaims beneficial ownership) of such shares. Apollo Management, L.P. has sole voting and dispositive power over 14,367,591 shares of Common Stock, of which 592,593 shares are subject to a warrant in favor of Chase Venture Partners L.P. to purchase such shares for nominal consideration, subject to satisfaction of certain bank regulatory requirements. The reported number of shares exceeds the number of shares in which Apollo Management, L.P. and its affiliates have a pecuniary interest.
(9) Includes 368,565 shares subject to exercisable options.

                               THE TRANSACTIONS

THE MERGERS

  The Company was formed through two merger transactions. On November 4, 1997, pursuant to an agreement and plan of merger among Apollo, Apollo LCA Acquisition Corp. ("Apollo Sub") and LCA dated as of May 7, 1997 as amended and restated as of September 17, 1997, Apollo Sub was merged with and into LCA (the "Recapitalization Merger"), with LCA as the surviving corporation and renamed Paragon Health Network, Inc. In the Recapitalization Merger: (i) each issued and outstanding share of Apollo Sub common stock (which shares in the aggregate were purchased for approximately $240 million in cash by the Apollo Investors, at a price of $40.50 per share) was converted into one share of Company Common Stock; and (ii) each share of common stock of LCA, par value $0.01 per share ("LCA Common Stock") issued and outstanding prior to the Recapitalization Merger either (x) remained an issued and outstanding share of Company Common Stock or (y) was converted into the right to receive $40.50 in cash from LCA. In the aggregate, as a result of the Recapitalization Merger, approximately 9.5% of the outstanding shares of LCA Common Stock remained outstanding as Company Common Stock and approximately 90.5% of the outstanding shares of LCA Common Stock were converted into the right to receive $40.50 per share in cash. In addition, on November 4, 1997, pursuant to an agreement and plan of merger among LCA, GranCare, Apollo and LCA Acquisition Sub, Inc. ("LCA Sub") dated as of May 7, 1997 as amended and restated as of September 17, 1997, GranCare: (i) merged with LCA Sub, a wholly owned subsidiary of LCA, with GranCare being the surviving corporation in the merger; and (ii) all of the shares of issued and outstanding GranCare common stock, par value $.001 per share ("GranCare Common Stock"), were cancelled and converted into the right to receive 0.2346 of a share of Company Common Stock for each share of GranCare Common Stock. Immediately following the effective times of the Mergers, the Apollo Investors owned approximately 44.0%, existing GranCare stockholders owned approximately 41.9% and existing LCA stockholders retained approximately 14.1% of the outstanding shares of Company Common Stock.

THE FINANCING

  The consummation of the Mergers required aggregate proceeds of approximately $1.4 billion. The funds required for the Mergers and related transaction fees and expenses were provided primarily by: (i) proceeds from the Offering of approximately $449 million; (ii) borrowings by the Company of approximately $740 million under a new senior bank facility providing for aggregate commitments of up to $890 million (the "Senior Credit Facility"); and (iii) the Apollo Investors' equity investment of approximately $240 million (the "Apollo Investment"). See "Description of Senior Credit Facility," "Use of Proceeds" and "Capitalization."

                  CERTAIN RELATED TRANSACTIONS AND AGREEMENTS

CERTAIN INVESTMENTS IN THE COMPANY

  Two private investment funds, Healthcare Equity Partners, L.P. and Healthcare Equity QP Partners, L.P. (together, the "Healthcare Funds"), that are affiliates of William G. Petty, Jr., a director of the Company, have made a $10 million equity investment in the Company as one of the Apollo Investors in connection with the Mergers. Mr. Petty is a principal of Beeken Petty & Company, L.L.C., the general partner of each of the Healthcare Funds, and indirectly owns less than 1% of the limited partnership interests in the Healthcare Funds. The investment was made on November 4, 1997 by purchasing 246,914 shares of the Apollo Sub to be merged with LCA in the Recapitalization Merger at a price of $40.50 per share, with each such share being converted into one share of Company Common Stock in the Recapitalization Merger. See "Ownership of Capital Stock."

  In addition, Keith B. Pitts, the Chairman, President and Chief Executive Officer and a director of the Company, made a $2 million equity investment in the Company on November 4, 1997 as one of the Apollo Investors in connection with the Mergers. Mr. Pitts served as a consultant to Apollo in connection with the Transactions. See "Ownership of Capital Stock."

  Walnut Growth Partners, L.P. ("Walnut"), a private investment fund, made a $1 million equity investment in the Company on November 4, 1997 as one of the Apollo Investors in connection with the Mergers. Walnut is an affiliate of Gene E. Burleson and Joel S. Kanter, both of whom are directors of the Company. Messrs. Burleson and Kanter may also be deemed affiliates of Drax Holdings L.P., which, together with Walnut, owns a total of 149,073 shares of Common Stock. See "Ownership of Capital Stock."

STOCKHOLDERS AGREEMENT

  In connection with the Recapitalization Merger, the Apollo Investors and the Company entered into a Stockholders Agreement which provides Apollo with the right to nominate six of the 11 nominees to the Company's Board; provided that no more than four of such nominees will be partners, directors, officers or employees of Apollo. Messrs. Berg, Copses, Kissick, Rosen, Gellert and Maini currently serve as Apollo's nominees to the Company's Board of Directors. If the Apollo Investors transfer more than one-third of the shares of the Common Stock they acquire in connection with the Mergers, then Apollo's right to nominate directors will be limited to four directors, and if the Apollo Investors transfer more than one-half of such shares, then Apollo's right to nominate directors will be limited to two. If the Apollo Investors transfer more than three-fourths of such shares, Apollo will no longer have any right to nominate directors pursuant to the Stockholders Agreement. In addition, Apollo will lose its right to name more than four nominees to the Company's Board if, after the third anniversary of the effective time of the Recapitalization Merger, the Apollo Investors' stock ownership percentage is less than 40% of the total number of shares of the Company's then outstanding Common Stock. If the size of the Company's Board is increased, Apollo has the right to nominate additional members to the Company's Board to the extent necessary to make the number of Apollo nominees as compared to the total number of directors not less than the Apollo Investors' percentage ownership of the Company's Common Stock at such time. The Apollo nominees must approve any increase in the size of the Company's Board. The Apollo Investors may transfer their rights to designate directors in connection with the transfer of at least two-thirds of their initial investment of the Company's Common Stock, with the approval of a majority of the directors who are not Apollo partners, officers, directors or employees ("Non-Apollo Affiliate Directors"). Any such approval will also constitute an approval as referred to in Section 203(a)(1) of the Delaware General Corporation Law, which exempts a purchaser covered by such approval from the restrictions imposed by such section. The Stockholders Agreement does not prohibit or restrict sales of Common Stock by the Apollo Investors.

  Because Apollo's nominees represent greater than one-third of the Company's entire Board, Apollo may be able to prevent certain actions from being taken that require a super-majority vote of the Company's Board.

  Apollo also has agreed to vote its shares in favor of election of all nominees of the Company's Board Nominating Committee, and not to vote its shares for the removal of any such nominee. Apollo has the right to select two of the five members of the Nominating Committee and has selected Messrs. Kissick and Copses as its nominees. In connection with the Stockholders Agreement, the Apollo Investors (other than Apollo) have granted Apollo an irrevocable proxy with respect to all shares of the Company's Common Stock acquired by such persons in the Recapitalization Merger for a three-year period ending on the third anniversary of the effective date of the Recapitalization Merger.

  The Stockholders Agreement prohibits the Apollo Investors from acquiring additional shares of the Company's Common Stock that would increase the Apollo Investors' ownership above the lesser of an additional 5% of the total outstanding shares of the Company's Common Stock or 49% of the total number of outstanding shares of the Company's Common Stock, except with the prior approval of a majority of the Directors not affiliated with Apollo, and limits the ability of the Apollo Investors to participate in any solicitation of proxies or any election contest. These restrictions will lapse after ten years, or at Apollo's option, at the end of six years and upon the occurrence of certain other events. Although the Apollo Investors will be subject to the "standstill" provisions of the Stockholder Agreement, Apollo will be able to transfer all or a portion of the Company's Common Stock beneficially owned by the Apollo Investors to a third party of Apollo's choosing, subject to the previously mentioned restrictions.

REGISTRATION RIGHTS AGREEMENT

  Under the terms of an agreement between the Company and the Apollo Investors (the "Apollo Registration Rights Agreement"), the Apollo Investors are entitled to require the Company to register under the Securities Act not less than 10% of the shares of the Company's Common Stock acquired by them in the Recapitalization Merger (the "Registrable Shares"). The Apollo Registration Rights Agreement also entitles the Apollo Investors, subject to certain exceptions, to include the Registrable Shares in any registration of equity securities of the Company under the Securities Act. However, the principal underwriter of any such offering may exclude some or all of such Registrable Shares from such registration. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

TERMINATION AND RELEASE AGREEMENT

  The Termination and Release Agreement dated September 3, 1997 among GranCare, Vitalink Pharmacy Services, Inc. ("Vitalink") and Manor Care, Inc. ("Manor Care") (the "TRA") provides for the payment by GranCare to Vitalink and Manor Care of termination fees of $18.5 million and $500,000, respectively, in consideration of the agreement of Vitalink and Manor Care to terminate the Non-Competition Agreement entered into by GranCare in connection with the merger of GranCare-California with and into Vitalink in February 1996 (the "Vitalink Merger") and the settlement of certain litigation initiated by Vitalink and Manor Care seeking to enjoin the consummation of the GranCare Merger and have been accounted for as a merger expense. The TRA also contains a mutual release among the parties to the litigation, from and against any claims that any of the releasing parties might have against any of the other parties relating to or arising out of the Non-Competition Agreement (although GranCare, LCA and Apollo did not release one another). As conditions to the consummation of the transactions contemplated by the TRA: (i) GranCare was required to fulfill or waive all of the conditions precedent to the completion of the GranCare Merger; (ii) the Shareholders Agreement, dated as of February 12, 1997, between Vitalink and Manor Care (the "Vitalink Shareholders Agreement") was terminated; and (iii) the Non-Competition Agreement was terminated automatically upon payment of the Termination Fees.

VITALINK PHARMACY AGREEMENTS

  All of GranCare's skilled nursing facilities existing prior to the effective time of the Vitalink Merger (the "Facilities") either became parties to or entered into pharmaceutical supply agreements and pharmacy consulting agreements (the "Pharmacy Agreements") with Vitalink in connection with the Vitalink Merger. The supplies and services to be provided to a Facility pursuant to the Pharmacy Agreements include all pharmaceutical and related goods required by each such Facility and the residents thereof and pharmacy consulting services with respect thereto. Pharmaceutical supplies include prescription and non-prescription medications, and related goods include all nutritional supplements, intravenous solutions and supplies, parenteral and enteral supplies and equipment, orthotic and prosthetic devices, ostomy supplies, urological supplies, wound care supplies and equipment and personal care items. All goods and services are to be provided in accordance with the applicable requirements of federal, state and local laws and regulations. Notice of termination has been given and these agreements will expire in March 2002.

  Vitalink has agreed that during the terms of the Pharmacy Agreements, in the event Vitalink or any of its affiliates elect not to provide all or certain pharmaceutical supplies and services to any Facility, the Company's institutional pharmacy unit, APS, will be given the first option to provide the required pharmaceutical supplies and services to such Facility. In the event APS declines to provide such supplies and services, the Facility may contract with or otherwise obtain the necessary supplies and services from any other institutional pharmacy it deems appropriate. A Facility's service contract with APS or any alternative institutional pharmacy must be terminable on not more than 30 days or 60 days written notice, respectively, which Vitalink can require GranCare to deliver if at any time Vitalink, or any of its affiliates, chooses to commence providing pharmaceutical supplies and services to that Facility.

  In the event the Company transfers ownership or control of a Facility (a "Transferred Facility") during the term of the Pharmacy Agreements relating to such Facility and the transferee does not accept and comply with the Pharmacy Agreements applicable to such Facility, the Company must pay Vitalink liquidated damages to compensate Vitalink for losses over the remaining terms of such Pharmacy Agreement. The liquidated damages consist of monthly payments to Vitalink in an amount approximating the historical monthly pre-tax cash flow realized by Vitalink pursuant to the Pharmacy Agreements with the Transferred Facility over the 12 months preceding the date such Facility became a Transferred Facility. During the remaining term of the subject Pharmacy Agreements, the Company has the option to replace the Transferred Facility with an alternative facility not previously subject to Pharmacy Agreements (a "Replacement Facility") and suspend the monthly liquidated damages payments subject to certain annual adjustments to ensure that the annual pre-tax cash flow realized by Vitalink pursuant to the provision of supplies and services to such Replacement Facility (the "Replacement Earnings") is equal to 90% of the annual pre-tax cash flow realized by Vitalink from the provision of supplies and services to the Transferred Facility such Replacement Facility replaced (the "Minimum Replacement Cash Flow Amount"). In the event the Replacement Earnings exceed 110% of the Minimum Replacement Cash Flow Amount realized by Vitalink, then such excess will offset on a dollar-for-dollar basis the amount of any shortfall in Replacement Earnings below the Minimum Replacement Cash Flow Amount experienced by any Replacement Facility in the immediately preceding 12 months. The liquidated damages provisions also apply if the Company fails to terminate, at Vitalink's request, any service contract with APS or any other alternative institutional pharmacy in order to allow Vitalink to commence providing pharmaceutical supplies and services to such Facility.

  Upon any acquisition by the Company of any additional skilled nursing facility, the Company shall not have any obligation to contract with Vitalink to provide pharmaceutical supplies and services at such facility and the Company will not be required to terminate any then existing agreements providing for the provision of pharmaceutical supplies and services to such facility by an alternative supplier.

  In connection with the Vitalink Merger, Manor Care, Vitalink and GranCare entered into a Non-Competition Agreement whereby Manor Care and GranCare agreed not to engage in the institutional pharmacy business within the United States prior to February 12, 2000, except temporarily in connection with future acquisitions of healthcare businesses that also contain an institutional pharmacy business or an interest therein. Similarly, Vitalink agreed not to engage in the skilled nursing business. The TRA provided for the termination of the Non-Competition Agreement simultaneously with the effective time of the Mergers upon payment of the agreed-upon amounts.

  Upon consummation of the Vitalink Merger, Gene E. Burleson, who was then serving as GranCare- California's Chairman of the Board, became Chief Executive Officer and a director of Vitalink. Following approval by its Management Compensation Committee, GranCare entered into a three-year consulting agreement with Mr. Burleson in the amount of $100,000 per year in order to induce Mr. Burleson to assist GranCare during its efforts to secure a new chief executive officer. Mr. Burleson resigned from the Vitalink Board of Directors effective August 1, 1997.

                     DESCRIPTION OF SENIOR CREDIT FACILITY

  The Senior Credit Facility consists of four components: a 6 1/2-year term loan facility in an aggregate principal amount equal to $240 million (the "Tranche A Term Loan Facility"); a 7 1/2 -year term loan facility in an aggregate principal amount equal to $250 million (the "Tranche B Term Loan Facility"); an 8 1/2-year term loan facility in an aggregate principal amount equal to $250 million (the "Tranche C Term Loan Facility"); and a 6 1/2-year revolving credit facility in the maximum amount of $150 million (the "Revolving Credit Facility"). Loans made under the Tranche A Term Loan Facility ("Tranche A Term Loans"), the Tranche B Term Loan Facility ("Tranche B Term Loans") and the Tranche C Term Loan Facility ("Tranche C Term Loans") are sometimes collectively referred to herein as "Term Loans." Advances under the Revolving Credit Facility are sometimes referred to as "Revolving Loans."

  The obligations of the Company under the Senior Credit Facility and any related interest rate protection agreements are guaranteed by substantially all of the subsidiaries of the Company (including, without limitation, GranCare and substantially all of its subsidiaries) other than (i) any subsidiaries party to any financing arrangements which prohibit guarantees of parent company obligations, (ii) insurance subsidiaries prohibited by law from entering into such guarantees and pledges, and (iii) certain inactive subsidiaries (collectively, the "Excluded Subsidiaries"). The Company's obligations in connection with the Senior Credit Facility and the obligations of the subsidiary guarantors are secured by liens on substantially all of their respective tangible and intangible assets to the maximum extent possible, including, but not limited to mortgages on unencumbered, owned real property, blanket security interests in personal property and pledges of the capital stock of substantially all of the Company's subsidiaries, other than the Excluded Subsidiaries. Furthermore, the obligations of the Company under the Senior Credit Facility are cross-collateralized with those under the Synthetic Lease described below under "Description of Other Indebtedness."

  The Term Loans were drawn in full on the closing date of the Senior Credit Facility to finance a portion of the cost of the Mergers, to refinance certain existing LCA and GranCare indebtedness and to pay related fees and expenses incurred in connection with the consummation of the Mergers. Subject to compliance with customary conditions precedent, the Revolving Credit Facility (that includes sub-limits for the issuances of letters of credit and swing line loans) will be available to be drawn from time to time by the Company for working capital and general corporate purposes (including permitted acquisitions).

  The Term Loans will be amortized in quarterly installments totalling approximately $0, $26.5 million, $49.0 million, $51.5 million, $51.5 million, $56.5 million, $186.0 million, $239.0 million and $80 million in the fiscal years 1998, 1999, 2000, 2001, 2002, 2003, 2004, 2005 and 2006, respectively.
Principal amounts outstanding under the Revolving Credit Facility will be due and payable in full in April 2005.

  Interest on outstanding borrowings will accrue, at the option of the Company, at the customary Alternate Base Rate (the "ABR") of The Chase Manhattan Bank ("Chase") or at a reserve adjusted Eurodollar Rate (the "Eurodollar Rate") plus, in each case, the Applicable Margin (as hereinafter defined). The term "Applicable Margin" means a percentage that varies based upon operating performance. Until the date on which the first quarterly financial statements are delivered by the Company pursuant to the Senior Credit Facility (the "Initial Adjustment Date"), the Applicable Margin for Revolving Loans and Tranche A Term Loans will equal 1.25% for loans based on ABR ("ABR Loans") and 2.25% for loans based on the Eurodollar Rate ("Eurodollar Loans"). Thereafter, the Applicable Margins for Revolving Loans and Tranche A Term Loans will vary in accordance with a pricing matrix, based on the Company's leverage ratio. The pricing matrix provides for Applicable Margins ranging from a high of 1.25% to a low of 0% for ABR Loans, and from a high of 2.25% to a low of 0.75% for Eurodollar Loans. The highest Applicable Margins apply when the Company's leverage ratio is greater than or equal to
5.25 to 1, and the lowest Applicable Margins apply when the Company's leverage ratio is less than 2.75 to 1. The Applicable Margins for Tranche B Term Loans are 1.50% in the case of ABR Loans and 2.50% in the case of Eurodollar Loans, and for Tranche C Term Loans are 1.75% in the case of ABR Loans and 2.75% in the case of Eurodollar Loans, in each instance decreasing by 0.25% during any period when the leverage ratio reported in the Company's most recent quarterly or annual financial statements is equal to or less than 4.50 to 1. The highest Applicable Margins will be in effect during the continuation of any event of default under the Senior Credit Facility.

  In addition to paying interest on outstanding principal under the Senior Credit Facility, the Company is required to pay a commitment fee to the lenders in the Revolving Credit Facility at a rate equal to a percentage that varies in accordance with a pricing matrix based upon operating performance targets and step-downs set forth in the pricing matrix. The pricing matrix sets commitment fees at a rate between .50% and .25%, with the highest commitment fees applying when the Company's leverage ratio is greater than or equal to 5.25 to 1, and the lowest commitment fees applying when the Company's leverage ratio is less than 2.75 to 1. Until the Initial Adjustment Date, the commitment fee rate is 0.50%. The Company will also pay letter of credit commissions on the outstanding stated amount of all letters of credit issued under the Revolving Credit Facility at a rate equal to the Applicable Margin for Eurodollar Loans under the Revolving Credit Facility (subject to adjustments based on the pricing matrix), plus a fronting fee to the bank issuing such letters of credit at a rate (not to exceed 25 basis points) to be negotiated between the Company and the issuing bank, and the customary administrative, issuance, drawing, payment, negotiation and amendment charges of the issuing bank.

  Subject in each case to certain exceptions, the following amounts are required to be applied, as mandatory prepayments, to prepay the Term Loans:
(i) 75% of the net cash proceeds of the sale or issuance of equity by the Company (subject to certain exceptions for stock issued as part of the purchase price for Acquisitions, stock issued to officers, directors and employees of the Company as part of their compensation and additional contributions by any Permitted Investor to the common equity of the Company);
(ii) 100% of the net cash proceeds of the incurrence of certain indebtedness after the closing date of the Senior Credit Facility by the Company or any of its subsidiaries; (iii) 75% of the net cash proceeds of any sale or other disposition by the Company or any of its subsidiaries of any assets (excluding the sale of inventory and obsolete or worn-out property, and subject to a limited exception for reinvestment of such proceeds within 12 months); and
(iv) 75% of excess cash flow for each fiscal year, which percentage will be reduced to 50% in the event the Company's leverage ratio as of the last day of such fiscal year is not greater than 4.50 to 1.00. Mandatory prepayments will be applied pro rata to the unmatured installments of the Tranche A Term Loans, the Tranche B Term Loans and the Tranche C Term Loans; provided, however, that as long as any Tranche A Term Loans remain outstanding, each holder of a Tranche B Term Loan or a Tranche C Term Loan will have the right to refuse any such mandatory prepayment otherwise allocable to it, in which case the amount so refused will be applied as an additional prepayment of the Tranche A Term Loans. The Company also has the right to prepay the Senior Credit Facility, in whole or in part, at its option. Partial prepayments must be in minimum amounts of $1 million and in increments of $100,000 in excess thereof. Amounts applied as prepayments of the Revolving Credit Facility may be reborrowed; amounts prepaid under the Term Loans may not.

  Subject to customary exceptions, covenants include (but are not limited to) certain restrictions on indebtedness; liens; guarantee obligations; acquisitions; mergers, consolidations, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated debt instruments; transactions with affiliates; sale-leasebacks; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business. Financial covenants include minimum net worth, a minimum interest coverage ratio, a minimum fixed charge coverage ratio and a maximum leverage ratio.

  Events of default include nonpayment of principal when due; nonpayment of interest, fees or other amounts after a five-day grace period; material inaccuracy of representations and warranties; violation of covenants (subject, in certain cases, to a 30-day notice and cure period); cross-default; bankruptcy events; certain ERISA events; material judgments; invalidity of any guarantee, security interest or subordination provision; and a change of control.

                       DESCRIPTION OF OTHER OBLIGATIONS

  A portion of the proceeds of the Senior Credit Facility was used by the Company to refinance substantially all of the indebtedness of LCA and GranCare existing prior to the Mergers, except for (i) certain indebtedness owed by GranCare or its subsidiaries to various real estate investment trusts ("REITs") (including Health and Retirement Properties Trust ("HRPT") and Omega Healthcare Investors, Inc. ("Omega")), outstanding in the approximate aggregate principal amount of $71.2 million at June 30, 1997, and (ii) certain other existing indebtedness which was either not subject to prepayment or redemption under the terms of the applicable financing or which senior management of the Company deemed to be economically undesirable to refinance (the "Other Non-Refinanced Indebtedness"), outstanding in the aggregate principal amount of approximately $30.2 million at June 30, 1997.

  HRPT Obligations. HRPT is the holder of a mortgage loan to AMS Properties, Inc. ("AMS Properties"), a wholly owned subsidiary of GranCare, dated October 1, 1994, in the aggregate principal amount of $11.5 million (the "HRPT Loan"). The HRPT Loan is secured, in part by mortgage and security agreements dated as of March 31, 1995 (collectively, the "HRPT Mortgage") in favor of HRPT and encumbering two nursing facilities in Wisconsin owned by AMS Properties. The HRPT Loan was incurred in connection with the acquisition and lease by AMS Properties of several nursing facilities in Wisconsin, California, Colorado and Illinois pursuant to an Acquisition Agreement, Agreement to Lease and Mortgage Loan Agreement dated as of December 28, 1990 (the "HRPT Acquisition Agreement"). The remaining balance under the HRPT Loan is due December 31, 2010 and may be prepaid upon the payment of certain prepayment penalties, which are essentially in the nature of "make whole" provisions providing that HRPT will receive the future value of the amounts owed. HRPT has also leased 7 nursing facilities located in Arizona, California and South Dakota to GCI Health Care Centers, Inc. ("GCIHCC") under a master lease agreement dated as of June 30, 1992 (the "GCIHCC Lease"). GCIHCC and AMS Properties have guaranteed each others' obligations to HRPT. GranCare has also guaranteed the obligations of its subsidiaries to HRPT.

  In connection with the transactions effected in February 1997, whereby Old GranCare effectively transferred its institutional pharmacy business (generally operating under the TeamCare name) to Vitalink on a tax-advantaged basis (the "GranCare Morris Trust Transactions"), and as a condition to granting its consent to the GranCare Morris Trust Transactions and releasing Old GranCare and certain of Old GranCare's subsidiaries (which became subsidiaries of Vitalink) from all obligations to HRPT, Vitalink (a) paid a consent fee to HRPT in the amount of $10 million, which was promptly reimbursed by GranCare immediately following the consummation of the GranCare Morris Trust Transactions and (b) entered into a limited guaranty (not to exceed $15 million in the aggregate) of the obligations by GranCare, AMS Properties and GCIHCC under the HRPT Mortgages, the GCIHCC Lease and the HRPT Loan (collectively, the "HRPT Obligations") for so long as such obligations remain outstanding. GranCare, AMS Properties and GCIHCC retained primary liability for the HRPT Obligations and retained sole liability under the HRPT Acquisition Agreement. To support Vitalink's limited guaranty of the foregoing obligations, GranCare caused First Union to issue an irrevocable letter of credit under the Existing GranCare Credit Facility in the amount of $15 million payable to Vitalink in the event Vitalink makes any payments under the limited guaranty (the "HRPT Letter of Credit").

  Pursuant to the HRPT Acquisition Agreement, the consent of HRPT was also required in order to permit the GranCare Merger. On September 26, 1997, GranCare and HRPT executed a non-binding letter agreement setting forth the material terms and conditions pursuant to which HRPT would restructure its relationship with GranCare (the "HRPT/GranCare Restructuring"). As a part of the HRPT/GranCare Restructuring, HRPT consented to the consummation of the GranCare Merger and the transactions related thereto as more fully described below. In addition, Vitalink's guaranty of the HRPT Obligations was released and the HRPT Letter of Credit was terminated and replaced with an unlimited guaranty by GranCare, the Company and all subsidiaries of GranCare and the Company having an ownership interest in AMS and/or GCIHCC (individually, a "Tenant Entity" and collectively, the "Tenant Entities") which guaranty is secured by the Cash Collateral Deposit of $15 million, the earned interest on which will be retained by HRPT. The performance by the Tenant Entities of their respective obligations to HRPT continue to be secured by a pledge of one million shares of HRPT common stock beneficially owned by GranCare and, as part of the HRPT/GranCare Restructuring, GranCare agreed to waive the ability to request a release of such collateral upon the attainment of certain financial conditions. The terms of the leases between HRPT and the Tenant Entities were extended to January 31, 2013, constituting lease extensions ranging from 3 to 7 years and the aggregate base rental for all facilities leased from the HRPT (excluding the Exchange Facilities (as defined below)) increased by $500,000 per year. AMS Properties will also prepay the $11.5 million HRPT Loan and HRPT will release the HRPT Mortgage. Prior to April 29, 1998, the Tenant Entities will exchange in a transaction structured as a like-kind exchange transaction (the "Exchange Transaction"), five nursing facilities (the two nursing facilities previously subject to the HRPT Mortgage and three nursing facilities currently owned by the Company (collectively the "Exchange Facilities")) for four nursing facilities owned by HRPT. Following completion of the Exchange Transaction, the Tenant Entities will lease back the Exchange Facilities for an aggregate annual rent amount equal to the aggregate rent on the four HRPT facilities.

  As a part of the HRPT/GranCare Restructuring, HRPT (i) waived its rights of first refusal with respect to any purchase, sale, lease, sale/leaseback or other financing transaction by GranCare or any of its affiliates with any real estate investment trust ("First Refusal Rights") and (ii) released GranCare from the obligation under the HRPT Acquisition Agreement to provide HRPT with $25 million of new financing transactions or, in the event such financing transactions are not provided to HRPT, to make certain annual payments to HRPT until such new transactions have been completed ("New Financings"). HRPT also agreed to an omnibus amendment to its relationship with GranCare whereby the Company, or any of its affiliates or successors other than the Tenant Entity, may enter into mergers, acquisitions, sales, recapitalizations, restructurings or other significant agreements that may constitute a change of control without any additional consent or approval of HRPT (the "Omnibus Consents"); provided that HRPT's consent will be required if, (i) as a result of any such transaction, a lien on any collateral held by HRPT is granted to, or imposed by, any other party (except for any junior liens and security interests in the personal property and capital stock of the Tenant Entities to be granted in connection with the implementation of the Senior Credit Facility) or (ii) such transaction results in any action or condition that constitutes an event of default under the restructured HRPT/GranCare financing arrangements or any of the leases between HRPT and such Tenant Entity, or any other agreement then in effect between HRPT and the Company and its subsidiaries. Finally, HRPT consented to the creation of junior liens and security interests in the personal property and capital stock of the Tenant Entities as collateral for the Senior Credit Facility and the execution by the Tenant Entities of guarantees of the obligation of the Company and its affiliates arising pursuant to the Notes or the Standby Senior Subordinated Credit Facility, subject in each case to the terms and conditions of an intercreditor agreement that is substantially similar to the extent applicable to the Intercreditor Agreement between HRPT and First Union dated as of February 12, 1997.

  In consideration of the HRPT/GranCare Restructuring, GranCare paid HRPT a one time restructuring payment of $10 million. The overall impact of the HRPT/GranCare Restructuring is not expected to have any material effect on the Company's operations or cash flows.

  Omega Obligations. A wholly owned subsidiary of GranCare, Professional Health Care Management, Inc. ("PHCMI"), is the borrower under a $58.8 million mortgage note executed on August 14, 1992 (the "Omega Note") in favor of Omega, and under the related Michigan loan agreement dated as of June 7, 1992 as amended (the "Omega Loan Agreement"). All $58.8 million was outstanding as of August 31, 1997. Proceeds of the Omega loan (the "Omega Loan") were used by PHCMI to acquire 17 skilled nursing facilities in the State of Michigan (the "PHCMI Facilities"). With the exception of four PHCMI Facilities since divested, PHCMI owns the PHCMI Facilities and leases them to various of its wholly owned subsidiaries under separate lease agreements. The Omega Loan is secured by a mortgage and security agreement executed by PHCMI with respect to the PHCMI Facilities and cash collateral of approximately $5.3 million (the "Cash Deposit"). PHCMI has assigned its interest in the aforementioned subsidiary leases to Omega as additional security for the Omega Loan. In addition, in February 1997, in connection with the Vitalink Merger consummated in February 1997, the PHCMI subsidiaries executed and delivered guarantees of the Omega Loan and pledged their personal property assets to Omega as security for such guarantees.

  The Omega Loan bears interest at a rate which is adjusted annually based on either (i) changes in the Consumer Price Index or (ii) a percentage of the change in gross revenues of PHCMI and its subsidiaries from year to year, divided by 58.8 million, whichever is higher, but in any event subject to a maximum rate not to exceed 105% of the interest rate in effect for the Omega Loan for the prior calendar year. The current interest rate is 14.5% per annum. The Omega Loan currently requires monthly, interest-only payments. Additional interest accrues on the outstanding principal of the Omega Loan at the rate of 1% per annum. Such interest is compounded annually and is due and payable on a pro rata basis at the time of each principal payment or prepayment. Beginning October 1, 2002, quarterly amortizing installments of principal in the amount of approximately $1.5 million will also become due and payable on the first day of each calendar quarter. The entire outstanding principal amount of the Omega Loan is due and payable on August 13, 2007. The Omega Loan may be prepaid without penalty during the first 100 days following August 14, 2002. Payment of the Omega Loan after acceleration upon the occurrence of an event of default will result in a prepayment penalty in the nature of a "make whole" premium.

  In addition to the interest on the Omega Loan described in the preceding paragraph, and as a condition to obtaining Omega's consent to the Vitalink Merger, GranCare's prior credit facility and other transactions related thereto, PHCMI agreed to pay additional interest to Omega in the amount of $20,500 per month, through and including July 1, 2002. If the principal balance of the Omega Loan for any reason becomes due and payable prior to that date, there will be added to the indebtedness owned by PHCMI: (i) the sum of $1.0 million, plus; (ii) interest thereon at 11% per annum to the prepayment date; less (iii) the amount of such additional interest paid to Omega prior to the prepayment date.

  As substitute collateral for certain divested PHCMI facilities, and as consideration for granting its consent to such divestiture, Omega required GranCare to cause First Union to issue its letter of credit in favor of Omega in the amount of $9.0 million pursuant to the Existing GranCare Credit Facility (the "Omega Letter of Credit"). The Omega Letter of Credit can be drawn upon following the occurrence of: (i) any event of default under the Omega Loan documents; (ii) if the Omega Letter of Credit is not renewed or extended at least 30 days prior to its scheduled expiration date (currently March 31, 1998); or (iii) if certain representations, warranties or covenants of PHCMI under the Omega Loan documents are breached and such breaches are not cured within the prescribed time after notice. In connection with the refinancing of the Existing GranCare Credit Facility, Chase issued a back-up Letter of Credit under the Senior Credit Facility for the benefit of First Union (the "Back-Up Omega Letter of Credit"). Consequently, any amounts drawn against First Union under the Omega Letter of Credit will be reimbursed to First Union by a corresponding draw under the Back-Up Omega Letter of Credit, giving rise to reimbursement obligations that will constitute Indebtedness under the Senior Credit Facility.

  The Omega Loan Agreement obligates PHCMI, among other things, to maintain a minimum tangible net worth of at least $10 million, increased or decreased by 25% of PHCMI's net income (but in no event less than $10 million). GranCare has agreed to contribute additional equity to PHCMI if and when necessary to assure that such minimum tangible net worth test is met. PHCMI has satisfied this test in the past without the contribution of additional equity and management believes that it will continue to do so in the future.

  Synthetic Lease. In October 1996, the Company entered into a leasing program, initially totaling $70.0 million and subsequently increased to $100.0 million, to be used as a funding mechanism for future assisted living and skilled nursing facility construction, lease conversions and other facility acquisitions (the "Synthetic Lease"). This leasing program allows the Company to complete these projects without committing significant financing resources. The Synthetic Lease is a unconditional "triple net" lease for a period of seven years with the annual lease obligation a function of the amount spent by the lessor to acquire or construct the project, a variable interest rate, and commitment and other fees. The Company guarantees a minimum of approximately 83% of the residual value of the leased properties and also has an option to purchase the properties at any time prior to the maturity date at a price sufficient to pay the entire amount financed, accrued interest and certain expenses. At September 30, 1997, approximately $28.9 million of this leasing arrangement was utilized. The leasing program is accounted for as an operating lease.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

  Except as otherwise indicated, the following description relates both to the Existing Notes issued in the Offering and the Exchange Notes to be issued in exchange for Existing Notes in connection with the Exchange Offer. The form and terms of the Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes are the same as the form and terms of the Existing Senior Subordinated Notes and the Existing Senior Subordinated Discount Notes, respectively, except that the Exchange Notes have been registered under the Securities Act and therefore will not bear legends restricting the transfer thereof. The description of the Exchange Notes contained herein assumes that all Existing Notes will be exchanged for Exchange Notes in the Exchange Offer. To the extent that Existing Notes remain outstanding after the consummation of the Exchange Offer, references to the Exchange Notes and the holders thereof will apply collectively to the Exchange Notes, the Existing Notes and the holders thereof.

  The Exchange Notes will be obligations of the Company evidencing the same indebtedness as the Existing Notes, and will be entitled to the benefits of the same Indenture, dated as of November 1, 1997, among the Company and IBJ Schroder Bank & Trust Company, as trustee (the "Trustee"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act as in effect on the date of the Indenture. The Exchange Notes are subject to all such terms, and holders of the Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement of them.

  The following is a summary of the material terms and provisions of the Exchange Notes. This summary does not purport to be a complete description of the Exchange Notes and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Exchange Notes and the Indenture (including the definitions contained therein). A copy of the Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain capitalized terms are set forth under "--Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have meanings assigned to them in the Indenture and such definitions are incorporated herein by reference. For purposes of this Section, references to the Company include only the Company and not its Subsidiaries. Additionally, for purposes of this Section, any reference to a "Holder" means a Holder of the Existing or Exchange Senior Subordinated Notes or the Existing or Exchange Senior Subordinated Discount Notes, as the context may require.

MATURITY, INTEREST AND PRINCIPAL

  The Exchange Senior Subordinated Notes are limited to $275,000,000 aggregate principal amount and will mature on November 1, 2007. Each Exchange Senior Subordinated Note bears interest at a rate per annum shown on the front cover of this Prospectus from the Issue Date or from the most recent date to which interest has been paid or provided for, payable semiannually in cash and in arrears to Holders of record at the close of business on the April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing May 1, 1998.

  The Exchange Senior Subordinated Discount Notes were issued at a discount to their aggregate principal amount at maturity to generate gross proceeds to the Company on the Issue Date of approximately $175,097,580 and will mature on November 1, 2007. The Exchange Senior Subordinated Discount Notes will accrete until November 1, 2002 at a rate of 10.57% per annum, compounded semiannually. Cash interest will not accrue on the Exchange Senior Subordinated Discount Notes prior to November 1, 2002. Thereafter, interest will accrue at the rate of 10 1/2% per annum and will be payable semiannually in cash and in arrears to the Holders of record on each April 15 or October 15 immediately preceding the interest payment date on May 1 and November 1 of each year, commencing May 1, 2003. Cash interest on the Exchange Senior Subordinated Discount Notes will accrue from the most recent interest payment date to which interest has been paid or, if no interest has been paid, from November 1, 2002. All references to the principal amount of the Exchange Senior Subordinated Discount Notes herein are references to the principal amount at final maturity.

  Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the Exchange Notes will be payable, and the Exchange Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 1 State Street, 11th Floor, New York, New York), except that, at the option of the Company, payment of interest may be made by check mailed to the addresses of the Holders of the Exchange Notes as such addresses appear in the Note Register.

  The Exchange Notes may be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of Exchange Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

OPTIONAL REDEMPTION

  Exchange Senior Subordinated Notes. The Exchange Senior Subordinated Notes are redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after November 1, 2002 and prior to maturity, upon not less than 30 nor more than 90 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 1 of the years set forth below:

                                                                     REDEMPTION
       PERIOD                                                          PRICE
       ------                                                        ----------
   2002.............................................................  104.750%
   2003.............................................................  103.167%
   2004.............................................................  101.583%
   2005 and thereafter..............................................  100.000%

  In addition, at any time and from time to time prior to November 1, 2000, the Company may redeem in the aggregate up to 33 1/3% of the original aggregate principal amount of the Exchange Senior Subordinated Notes with the proceeds of one or more Equity Offerings by the Company at a redemption price (expressed as a percentage of principal amount thereof) of 109.5% plus accrued interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 50% of the original aggregate principal amount of the Exchange Senior Subordinated Notes must remain outstanding after each such redemption and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

  Exchange Senior Subordinated Discount Notes. The Exchange Senior Subordinated Discount Notes are redeemable, at the Company's option, in whole or in part, at any time and from time to time on and after November 1, 2002 and prior to maturity, upon not less than 30 nor more than 90 days' prior notice mailed by first class mail to each Holder's registered address, at the following redemption prices (expressed as a percentage of the Accreted Value thereof), plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12 month period beginning on November 1 of the years indicated below:

                                                                     REDEMPTION
        YEAR                                                           PRICE
        ----                                                         ----------
   2002.............................................................  105.250%
   2003.............................................................  103.500%
   2004.............................................................  101.750%
   2005 and thereafter..............................................  100.000%

  In addition at any time and from time to time prior to November 1, 2000, the Company may redeem up to 33 1/3% of the originally issued principal amount at maturity of Exchange Senior Subordinated Discount Notes at a redemption price equal to 110.5% of the Accreted Value at the redemption date of the Exchange Senior Subordinated Discount Notes so redeemed with the net proceeds of one or more Equity Offerings by the Company; provided, however, that at least 50% of the originally issued principal amount at maturity of Exchange Senior Subordinated Discount Notes must remain outstanding immediately after each such redemption and that any such redemption occurs within 90 days following the closing of any such Equity Offering.

SELECTION AND NOTICE OF REDEMPTION

  In the event that less than all of the Exchange Senior Subordinated Notes or the Exchange Senior Subordinated Discount Notes are to be redeemed at any time pursuant to an optional redemption, selection of such Exchange Notes for redemption will be made by the applicable Trustee on a pro rata basis, by lot or by such method as the applicable Trustee shall deem fair and appropriate; provided that no Exchange Notes of a principal amount or principal amount at maturity, as the case may be, of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first-class mail at least 30 but not more than 90 days before the redemption date to each Holder of Exchange Senior Subordinated Notes or Exchange Senior Subordinated Discount Notes, as the case may be, to be redeemed at its registered address. If any Exchange Note is to be redeemed in part only, the notice of redemption that relates to such Exchange Note shall state the portion of the principal amount or principal amount at maturity, as the case may be, thereof to be redeemed. A new Exchange Senior Subordinated Note or Exchange Senior Subordinated Discount Note, as the case may be, in a principal amount or principal amount at maturity, as the case may be, equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Exchange Note. On and after the redemption date, interest will cease to accrue on Exchange Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent for the Exchange Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

RANKING

  The indebtedness evidenced by the Exchange Notes is unsecured Senior Subordinated Indebtedness of the Company, is subordinated in right of payment, as set forth in the Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's Obligations under the Senior Credit Facility, ranks pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and is senior in right of payment to all existing and future Subordinated Obligations of the Company. The Exchange Notes are also effectively subordinated to any Secured Indebtedness of the Company and its Subsidiaries to the extent of the value of the assets securing such Indebtedness. However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "--Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

  At June 30, 1997, after giving effect to the Transactions and the application of the proceeds therefrom as described herein under "Use of Proceeds," the outstanding Senior Indebtedness of the Company would have been approximately $841.4 million (exclusive of unused commitments). Although the Indenture contains limitations on the amount of additional Indebtedness which the Company may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "--Certain Covenants--Limitation on Indebtedness" below.

  Only Indebtedness of the Company that is Senior Indebtedness ranks senior to the Exchange Notes in accordance with the provisions of the Indenture. The Exchange Notes in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company. The Company has agreed in the Indenture that it will not Incur, directly or indirectly, any Indebtedness that is subordinate or junior in ranking in any respect to Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured.

  The Company may not pay principal of, premium (if any) or interest on, the Exchange Notes or make any deposit pursuant to the provisions described under "Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Exchange Notes (collectively, "pay the Exchange Notes") if (i) any Senior Indebtedness is not paid when due in cash or Cash Equivalents or (ii) any other default on Senior Indebtedness occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms unless, in either case, (x) the default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Senior Indebtedness has been paid in full in cash or Cash Equivalents. However, the Company may pay the Exchange Notes without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing.

  In addition, during the continuance of any default (other than a default described in clause (i) or (ii) of the first sentence of the immediately preceding paragraph) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Company may not pay the Exchange Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending on the date 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and the Company from the Person or Persons who gave such Blockage Notice, (ii) because such Designated Senior Indebtedness has been discharged or repaid in full (or such payment has been duly provided for in a manner acceptable to the holders of such Designated Senior Indebtedness) or (iii) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of the immediately preceding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, the Company may resume payments on the Exchange Notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. However, if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of Bank Indebtedness may give one additional Blockage Notice within such period. In no event, however, may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any 360 consecutive day period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in a bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness will be entitled to receive payment in full of the Senior Indebtedness before the Holders are entitled to receive any payment and until the Senior Indebtedness is paid in full (or such payment has been duly provided for in a manner acceptable to the holders of such Senior Indebtedness), any payment or distribution to which Holders would be entitled but for the subordination provisions of the Indenture will be made to holders of the Senior Indebtedness as their interests may appear. If a distribution is made to Holders that due to the subordination provisions should not have been made to them, such Holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

  If payment of the Exchange Notes is accelerated because of an Event of Default, the Company or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness or the Representative of such holders of the acceleration. The Company may not pay the Exchange Notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such acceleration and, thereafter, may pay the Exchange Notes only if the subordination provisions of the Indenture otherwise permits payment at that time.

  By reason of such subordination provisions contained in the Indenture, in the event of insolvency, creditors of the Company who are holders of Senior Indebtedness may recover more, ratably, than the Holders.

CHANGE OF CONTROL

  Upon the occurrence of a Change of Control (as defined below), each Holder will have the right to require the Company to repurchase all or any part of such Holder's Exchange Notes at a purchase price in cash equal to 101% of the principal amount (or Accreted Value, as the case may be) thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that notwithstanding the occurrence of a Change of Control, the Company shall not be obligated to purchase the Exchange Notes pursuant to this covenant in the event that it has exercised its right to redeem all of the Exchange Notes as described under "-- Optional

Redemption". "Change of Control" means (i) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) directly or indirectly, of more than 50% of the Voting Stock of the Company or a Successor Company (as defined below) (including, without limitation, through a merger or consolidation or purchase of Voting Stock of the Company); provided that the Permitted Holders do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by (A) Apollo in accordance with the Apollo Stockholders Agreement or (B) a vote of a majority of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (iii) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person or group of related Persons (a "Group") (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Permitted Holder; or (iv) the adoption of a plan relating to the liquidation or dissolution of the Company.

  Unless the Company has exercised its right to redeem all the Exchange Notes as described under "Optional Redemption," the Company shall within 30 days following any Change of Control (or at the Company's option, prior to such Change of Control but after the public announcement thereof) mail a notice to each Holder with a copy to the Trustee stating: (1) that a Change of Control has occurred or will occur and that such Holder has (or upon such occurrence will have) the right to require the Company to purchase such Holder's Exchange Notes at a purchase price in cash equal to (i) 101% of the principal amount thereof, in the case of Exchange Senior Subordinated Notes, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date) and (ii) prior to November 1, 2002, 101% of the Accreted Value on the purchase date, in the case of the Exchange Senior Subordinated Discount Notes, and thereafter, 101% of the principal amount, plus accrued and unpaid interest, if any, thereon, to the purchase date; (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the date of purchase (which shall be no earlier than 30 days nor later than 90 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Exchange Notes purchased; and (5) that, if such offer is made prior to such Change of Control, payment is conditioned on the occurrence of such Change of Control.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

  The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Future Senior Indebtedness of the Company may contain prohibitions of certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a change of control (as defined therein). Moreover, the exercise by the Holders of their right to require the Company to repurchase the Exchange Notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

  The Change of Control provisions described above may deter certain mergers, tender offers and other takeover attempts involving the Company by increasing the capital required to effect such transactions. The definition of "Change of Control" includes a disposition of all or substantially all of the property and assets of the Company and its Subsidiaries. With respect to the disposition of property or assets, the phrase "all or substantially all" as used in the Indenture varies according to the facts and circumstances of the subject transaction, has no clearly established meaning under New York law and is subject to judicial interpretation. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the property or assets of a Person, and therefore it may be unclear as to whether a Change of Control has occurred and whether the Company is required to make an offer to repurchase the Exchange Notes as described above.

CERTAIN COVENANTS

  The Indenture contains covenants including, among others, the following:

  Limitation on Indebtedness. (a) The Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Restricted Subsidiary may Incur Indebtedness if on the date of the Incurrence of such Indebtedness the Consolidated Coverage Ratio would be greater than (i) 1.75 to 1.00, if such Indebtedness is Incurred on or prior to the second anniversary of the Issue Date and (ii) 2.00 to 1.00 if such Indebtedness is Incurred thereafter.

  (b) Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness: (i) Indebtedness Incurred pursuant to the Senior Credit Facility (or any refinancing thereof) in a maximum principal amount not to exceed at any time (A) an aggregate principal amount of $740.0 million under the Term Loan Facility, plus (in the case of any refinancing thereof) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, less (1) the aggregate amount of all scheduled repayments of principal applied to permanently reduce the Indebtedness outstanding under the Term Loan Facility and (2) the excess of (a) the aggregate amount of all mandatory prepayments of principal with Net Available Cash from Asset Dispositions applied to permanently reduce the Indebtedness outstanding under the Term Loan Facility over (b) $75 million and (B) an aggregate principal amount outstanding at any time under the Revolving Credit Facility (or any refinancing thereof) not to exceed $175 million; (ii) Indebtedness (A) of the Company to any Restricted Subsidiary and (B) of any Wholly Owned Subsidiary to the Company or any Restricted Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Company or a Wholly Owned Subsidiary) will be deemed, in each case, an Incurrence of Indebtedness by the Company or such Restricted Subsidiary, as the case may be, in the amount that remains outstanding following such issuance or transfer of such securities; (iii) Indebtedness represented by the Exchange Notes, any Indebtedness (other than the Indebtedness described in clauses (i) or (ii) above) outstanding on the date of the Indenture and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a); (iv) Indebtedness of the Company or any Restricted Subsidiary in the form of Capitalized Lease Obligations, Purchase Money Obligations or Attributable Debt, and any Refinancing Indebtedness with respect thereto, in an aggregate amount not in excess of 7.5% of Consolidated Tangible Assets at any one time outstanding; (v) Indebtedness represented by Guarantees of Indebtedness Incurred pursuant to this covenant "Limitation on Indebtedness"; (vi) Indebtedness under Hedging Obligations; provided, however, that such Hedging Obligations are entered into for bona fide hedging purposes of the Company or any Restricted Subsidiary and are in the ordinary course of business; (vii) Indebtedness evidenced by letters of credit issued in the ordinary course of business of the Company to secure workers' compensation and other insurance coverages;

and (viii) Indebtedness (which may comprise Bank Indebtedness) in an aggregate principal amount at any one time outstanding not in excess of the greater of
(A) $75.0 million and (B) an amount equal to 5.0% of Consolidated Tangible
Assets.

  (c) Notwithstanding the foregoing, the Company shall not Incur any Indebtedness pursuant to the foregoing paragraph (b) that permits Refinancing Indebtedness in respect of Indebtedness constituting Subordinated Obligations if the proceeds of such Refinancing Indebtedness are used, directly or indirectly, to Refinance such Subordinated Obligations, unless such Refinancing Indebtedness will be subordinated to the Exchange Notes at least to the same extent as such Subordinated Obligations.

  (d) For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph
(b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and (ii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

  (e) The Company will not permit any Unrestricted Subsidiary to Incur any Indebtedness other than Non-Recourse Debt and Guarantees of Indebtedness Incurred in accordance with paragraphs (a) and (b) of this covenant "Limitation on Indebtedness"; provided, however, if any such Indebtedness ceases to be Non-Recourse Debt, such event shall be deemed to constitute an incurrence of Indebtedness by the Company or a Restricted Subsidiary.

  Limitation on Layering. The Company shall not incur any Indebtedness that is expressly subordinate in right of payment to any Senior Indebtedness unless such Indebtedness is Senior Subordinated Indebtedness or is contractually subordinated in right of payment to Senior Subordinated Indebtedness. Unsecured Indebtedness is not deemed to be subordinate or junior to Secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

  Limitation on Restricted Payments. (a) The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any payment to its stockholders in connection with any merger or consolidation involving the Company) except (1) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (2) dividends or distributions payable to the Company or any Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to its other shareholders on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or another Restricted Subsidiary, (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than the purchase, repurchase, redemption or other acquisition of Subordinated Obligations in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Investment being herein referred to as a "Restricted Payment") if at the time the Company or such Restricted Subsidiary makes such Restricted
Payment: (1) a Default shall have occurred and be continuing (or would result therefrom); (2) the Company could not incur at least an additional $1.00 of Indebtedness under paragraph (a) of the covenant described under "--Limitation on Indebtedness"; or (3) the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be determined in good faith by the Company's Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Company's Board of Directors) declared or made subsequent to the date of the Indenture would exceed the sum of: (A) 50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the end of the most recent fiscal quarter ending prior to the Issue Date to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); (B) the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) plus the principal amount of convertible securities which have been converted into or exchanged for Capital Stock (other than Disqualified Stock), in each case, subsequent to the Issue Date (other than an issuance or sale to a Restricted Subsidiary of the Company, provided that in the event such issuance or sale is to an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries for the benefit of their employees, to the extent the purchase by such plan or trust is financed by Indebtedness of such plan or trust and for which the Company is liable as Guarantor or otherwise, such aggregate amount of Net Cash Proceeds shall be limited to the aggregate amount of principal payments made by such plan or trust with respect to such Indebtedness); and (C) in the case of the disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount equal to the lesser of (x) the return of capital or similar repayment with respect to such Investment and (y) the initial amount of such Investment, in either case, less the cost of the disposition of such Investment.

  (b) The provisions of the foregoing paragraph (a) will not prohibit: (i) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary or an employee stock ownership plan or other trust established by the Company or any of its Subsidiaries); provided, however, that (A) such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments and (B) the Net Cash Proceeds or reduction of Indebtedness from such sale shall be excluded in calculations under clauses (B) and (C) of paragraph (a); (ii) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of the Company that is permitted to be Incurred pursuant to the covenant described under "-- Limitation on Indebtedness"; provided, however, that such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments;
(iii) any purchase, redemption, repurchase, defeasance, retirement or other acquisition of Subordinated Obligations from Net Available Cash to the extent permitted by the covenant described under "--Limitation on Sales of Assets"; provided, however, that such purchase, redemption, repurchase, defeasance, retirement or other acquisition shall be excluded in subsequent calculations of the amount of Restricted Payments; (iv) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with paragraph (a); provided, however, that such dividend shall be included in subsequent calculations of the amount of Restricted Payments; (v) any purchase or redemption of any shares of Capital Stock of the Company from employees of the Company and its Subsidiaries pursuant to the repurchase provisions under employee stock option or stock purchase agreements or other agreements to compensate management employees in an aggregate amount after the date of the Indenture not in excess of $1.0 million in any fiscal year (excluding repurchases and redemptions in connection with the Mergers), plus any unused amounts under this clause (v) from prior fiscal years; provided, however, that such purchases or redemptions shall be excluded in subsequent calculations of the amount of Restricted Payments; (vi) Investments in Permitted Business Ventures that in the aggregate do not exceed at any one time outstanding 10% of Consolidated Tangible Assets less any amounts invested under clause (iv) of the definition of "Additional Assets" (exclusive of those Permitted Business Ventures in existence on the Issue Date); provided, however, that any such Investments in Permitted Business Ventures shall be included in subsequent calculations of the amount of Restricted Payments;
(vii) any purchase, redemption or repurchase of any shares of Capital Stock of the Company in connection with the Mergers and as described in or contemplated by the Offering Memorandum or Prospectus, as the case may be; provided, however, that any such purchases or redemptions shall be excluded in subsequent calculations of the amount of Restricted Payments; or (viii) other Restricted Payments not to exceed $10.0 million in the aggregate.

  Designation of Unrestricted Subsidiaries. The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and would otherwise be permitted under the covenant "Limitation on Restricted Payments" (including pursuant to clause (vi) thereof relating to Permitted Business Ventures). All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greater of the fair market value or the book value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  Limitation on Restrictions on Distributions from Restricted
Subsidiaries. The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except (1) any encumbrance or restriction pursuant to an agreement in effect at or entered into on the date of the Indenture (including, without limitation, the Senior Credit Facility);
(2) any encumbrance or restriction with respect to a Restricted Subsidiary (x) pursuant to an agreement relating to any Indebtedness Incurred by a Restricted Subsidiary prior to the date on which such Restricted Subsidiary was acquired by the Company, or of another Person that is assumed by the Company or a Restricted Subsidiary in connection with the acquisition of assets from, or merger or consolidation with, such Person (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company, or such acquisition of assets, merger or consolidation) and outstanding on the date of such acquisition, merger or consolidation or (y) pursuant to any agreement (not relating to any Indebtedness) in existence when a Person becomes a Subsidiary of the Company or when such agreement is acquired by the Company or any Subsidiary thereof, that is not created in contemplation of such Person becoming such a Subsidiary or such acquisition (for purposes of this clause (2), if another Person is the Successor Company, any Subsidiary or agreement thereof shall be deemed acquired or assumed, as the case may be, by the Company when such Person becomes the Successor Company); (3) any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refinances or replaces, an agreement referred to in clause (1) or (2) of this covenant or this clause (3) or contained in any amendment to an agreement referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment to an Initial Agreement; provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or amendment are no less favorable to the Holders of the Exchange Notes taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Agreements to which such Refinancing Agreement or amendment relates; (4) any encumbrance or restriction (A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements or (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary; (5) any restriction with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition; and (6) any encumbrance or restriction on the transfer of property or assets required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses.

  Limitation on Sales of Assets. (a) The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless (i) at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition of assets, any consideration by way of relief from, or by any other person assuming responsibility for, any liabilities, contingent or otherwise, which are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash and (ii) an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be) (A) first, to the extent the Company elects (or is required by the terms of any Senior Indebtedness or Indebtedness (other than Preferred Stock) of a Restricted Subsidiary), to prepay, repay or purchase Senior Indebtedness or such Indebtedness of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary of the Company) within 365 days after the date of such Asset Disposition; (B) second, to the extent of the balance of Net Available Cash after application in accordance with clause (A), to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the date of such Asset Disposition or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors that will take longer than 365 days to complete, the period of time necessary to complete such project; (C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) (such balance, the "Excess Proceeds"), to make an offer to purchase Exchange Notes at a price in cash equal to (i) in the case of the Exchange Senior Subordinated Notes, 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the purchase date and (ii) in the case of the Exchange Senior Subordinated Discount Notes, prior to November 1, 2002, 100% of the Accreted Value thereof on the purchase date and thereafter, 100% of the Accreted Value thereof, plus accrued and unpaid interest, if any, thereon to the purchase date, and (to the extent required by the terms thereof) any other Senior Subordinated Indebtedness pursuant and subject to the conditions of the agreements governing such other Indebtedness at a purchase price of 100% of the principal amount thereof plus accrued and unpaid interest to the purchase date and (D) fourth, to the extent of the balance of such Excess Proceeds after application in accordance with clauses
(A), (B) and (C) above, to fund (to the extent consistent with any other applicable provision of the Indenture) any general corporate purpose (including the repayment of Subordinated Obligations); provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A) or (C) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $10.0 million.

  To the extent that the aggregate principal amount (or Accreted Value, as the case may be) of the Exchange Notes and other Senior Subordinated Indebtedness tendered pursuant to an offer to purchase made in accordance with clause (C) above exceeds the amount of Excess Proceeds, the Trustee shall select the Exchange Notes and Senior Subordinated Indebtedness to be purchased on a pro rata basis, based on the aggregate principal amount (or Accreted Value, as applicable) thereof surrendered in such offer to purchase. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset to zero.

  For the purposes of this covenant, the following are deemed to be cash: (v) Cash Equivalents, (w) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition, (x) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary is released from any Guarantee (or is the beneficiary of any indemnity with respect thereto which is secured by any letter of credit or cash equivalents) of such Indebtedness in connection with such Asset Disposition, (y) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted by the Company or such Restricted Subsidiary into cash, and (z) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary.

  (b) The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

  Limitation on Transactions with Affiliates. (a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service with any Affiliate of the Company (an "Affiliate Transaction")) on terms (i) that taken as a whole are less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not such an Affiliate and (ii) that, in the event such Affiliate Transaction involves an aggregate amount in excess of $10.0 million, are not in writing and have not been approved by a majority of the members of the Board of Directors having no material personal financial interest in such Affiliate Transaction or, in the event there are no such members, as to which the Company has not obtained a Fairness Opinion (as hereinafter defined). In addition, any transaction involving aggregate payments or other transfers by the Company and its Restricted Subsidiaries in excess of $20.0 million will also require an opinion (a "Fairness Opinion") from an independent investment banking firm or appraiser, as appropriate, of national prominence, to the effect that the terms of such transaction are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time of such transaction in arm's-length dealings with a Person who is not an Affiliate.

  (b) The provisions of the foregoing paragraph (a) shall not prohibit (i) any Restricted Payment permitted by the covenant described under "--Limitation on Restricted Payments", any Permitted Investment, or any other transaction specifically excluded from the definition of "Restricted Payment", (ii) the performance of the Company's or Restricted Subsidiary's obligations under any employment contract, collective bargaining agreement, agreement for the provision of services, employee benefit plan, related trust agreement or any other similar arrangement heretofore or hereafter entered into in the ordinary course of business, (iii) payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options or other securities, to employees, officers or directors in the ordinary course of business, (iv) any transaction between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (v) the Transactions and the incurrence and payment of all fees and expenses payable in connection therewith as described in or contemplated by the Offering Memorandum or Prospectus, as the case may be, (vi) any other transaction arising out of agreements in existence on the Issue Date, including, without limitation, the Stockholders Agreement and the Apollo Registration Rights Agreement (each as described under "Certain Related Transactions and Agreements"), and (vii) transactions with suppliers or other purchasers or sellers of goods or services, in each case in the ordinary course of business and on terms no less favorable to the Company or the Restricted Subsidiary, as the case may be, than those that could be obtained at such time in arm's-length dealings with a Person which is not an Affiliate.

  Limitation on the Sale or Issuance of Preferred Stock of Restricted Subsidiaries. The Company shall not sell any shares of Preferred Stock of a Restricted Subsidiary, and shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell any shares of its Preferred Stock to any Person (other than to the Company or a Restricted Subsidiary).

  Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock), whether owned on the date of the Indenture or thereafter acquired, securing any Indebtedness that is not Senior Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the obligations due under the Indenture and the Exchange Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, equally and ratably with such obligation for so long as such obligation is secured by such Initial Lien. Any such Lien thereby created in favor of the Exchange Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial

Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

  Limitations on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries. The Indenture will provide that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee the payment of any Senior Subordinated Indebtedness (or other Indebtedness ranking junior thereto) of the Company or any of its Restricted Subsidiaries unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Exchange Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of such Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Exchange Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon a sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of the Company's stock in, or the assets of, such Restricted Subsidiary, which sale or other disposition results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary and such sale or other disposition is made in compliance with, and the net proceeds therefrom are applied in accordance with, the applicable provisions of the Indenture. The foregoing provisions will not be applicable to (i) Guarantees by Restricted Subsidiaries of the Company's Indebtedness under the Senior Credit Agreement and with respect to Hedging Obligations related to the Senior Credit Agreement and (ii) Guarantees of Indebtedness of a Person by its subsidiaries in effect prior to the time such Person is merged with or into or became a Restricted Subsidiary, provided that such Guarantees do not extend to any other Indebtedness of such Person or any other Person.

  Reporting Requirements. As long as any of the Exchange Notes is outstanding, the Company will file with the Commission the annual reports, quarterly reports and other documents required to be filed with the Commission pursuant to Sections 13 and 15 of the Exchange Act, whether or not the Company is then obligated to file reports pursuant to such sections. The Company will be required to file with the Trustee and provide to each holder of Exchange Notes within 15 days after filing with the Commission (or if any such filing is not permitted under the Exchange Act, 15 days after the Company would have been required to make such filing) copies of such reports and documents.

MERGER AND CONSOLIDATION

  The Company will not, in a single transaction or a series of related transactions, consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless: (i) the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the Exchange Notes and the Indenture; (ii) immediately before and after giving effect to such transaction or series of transactions no Default or Event of Default exists; (iii) the Company or the Successor Company (if the Company is not the continuing obligor under the Indenture) will, at the time of such transaction or series of transactions and after giving pro forma effect thereto as if such transaction or series of transactions had occurred at the beginning of the applicable four-quarter period, be permitted to Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of "--Limitation on Indebtedness"; and
(iv) the Company will have delivered to the Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture, provided that (x) in giving such opinion such counsel may rely on such officer's certificate as to any matters of fact (including without limitation as to compliance with the foregoing clauses (ii) and (iii)), and
(y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

  The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the Indenture, except that, in the case of a conveyance, transfer or lease of all or substantially all its assets, the predecessor Company will not be released from the obligation to pay the principal of and interest on the Exchange Notes.

  Notwithstanding the foregoing clauses (ii) and (iii), (1) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company and (2) the Company may merge with an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction to realize tax or other benefits.

DEFAULTS

  An Event of Default is defined under the Indenture as (i) a default in any payment of interest on any Exchange Note when due (whether or not such payment is prohibited by the provisions described under "--Ranking" above), continued for 30 days, (ii) a default in the payment of principal of any Exchange Note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not such payment is prohibited by the provisions described under "--Ranking" above, (iii) the failure by the Company to comply with its obligations under the covenant described under "--Merger and Consolidation" above, (iv) the failure by the Company to comply for 30 days after written notice with any of its obligations under the covenants described under "--Change of Control" or "--Certain Covenants" above (in each case, other than a failure to purchase Exchange Notes), (v) the failure by the Company to comply for 60 days after notice with its other agreements contained in the Exchange Notes or the Indentures, (vi) the failure by the Company or any Significant Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default if the total amount of such Indebtedness unpaid or accelerated exceeds $20.0 million (the "cross acceleration provision"), (vii) certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary (the "bankruptcy provisions"), (viii) the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $20.0 million against the Company or a Significant Subsidiary that is not discharged, bonded or insured by a third Person if (A) an enforcement proceeding thereon is commenced or (B) such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision") or (ix) the failure of any Guarantee of the Exchange Notes by a Restricted Subsidiary made pursuant to the covenant described under "Certain Covenants--Limitations on Issuances of Guarantees of Indebtedness by Restricted Subsidiaries" to be in full force and effect (except as contemplated by the terms thereof or of the Indenture) or the denial or disaffirmation in writing by any such guarantor of its obligations under the Indenture or any such Guarantee if such Default continues for 10 days.

  The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

  However, a Default under clause (iv) or (v) will not constitute an Event of Default until the Trustee or the Holders of at least 25% of the aggregate principal amount of the outstanding applicable Exchange Notes notify the Company of the Default and the Company does not cure such Default within the time specified in clauses (iv) and (v) hereof after receipt of such notice.

  If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing, the Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the outstanding applicable Exchange Notes by notice to the Company and the Trustee, may declare the principal of and accrued but unpaid interest on all of such Exchange Notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Exchange Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Exchange Notes may rescind any such acceleration with respect to the Exchange Notes and its consequences.

  Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the Indenture or the Exchange Notes unless (i) such Holder has previously given the Trustee notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Exchange Notes have requested the Trustee to pursue the remedy,
(iii) such Holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the applicable Exchange Notes have not given the Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the Exchange Notes outstanding are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability. Prior to taking any action under the Indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

  The Indenture provides that if a Default occurs and is continuing and is known to the Trustee, the Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any Exchange Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Holders. In addition, the Company is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Company also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Indenture may be amended with the consent of the Holders of a majority in principal amount of the applicable Exchange Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the applicable Exchange Notes then outstanding. However, without the consent of each Holder of an outstanding Exchange Note affected, no amendment may, among other things, (i) reduce the principal amount of Exchange Notes whose Holders must consent to an amendment, (ii) reduce the rate of or extend the time for payment of interest on any Exchange Note or amend the rate of accretion on the Exchange Senior Subordinated Discount Notes or amend the definition of Accreted Value, (iii) reduce the principal amount of or Accreted Value of or extend the Stated Maturity of any Exchange Note, (iv) reduce the premium payable upon the redemption of any Exchange Note or change the time at which any Exchange Note may be redeemed as described under "--Optional Redemption" above, (v) make any Exchange Note payable in money other than that stated in such Exchange Note, (vi) make any change to the subordination provisions of the Indenture that materially adversely affects the rights of any Holder, (vii) impair the right of any Holder to receive payment of principal of and interest on such Holder's Exchange Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's Exchange Notes, or (viii) make any change in the amendment provisions which require each Holder's consent or in the waiver provisions.

  Without the consent of any Holder, the Company, and the Trustee may amend the Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Indenture, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes (provided, however, that the uncertificated Exchange Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Notes are described in Section 163(f)(2)(B) of the Code), to add Guarantees with respect to the Exchange Notes, to secure the Exchange Notes, to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any Holder or to comply with any requirement of the SEC in connection with the qualification of the Indenture under the TIA. However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

  The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Indenture becomes effective, the Company is required to mail to the applicable Holders a notice briefly describing such amendment. However, the failure to give such notice to all such Holders, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Exchange Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Notes, to replace mutilated, destroyed, lost or stolen Exchange Notes and to maintain a registrar and paying agent in respect of the Exchange Notes. The Company at any time may terminate its obligations under the covenants described under "--Certain Covenants", the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "--Defaults" above and the limitations contained in clauses
(iii) and (iv) under "--Merger and Consolidation" above ("covenant defeasance").

  The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Notes may not be accelerated because of an Event of Default specified in clause (iv), (vi),
(vii), (but only with respect to certain bankruptcy events of a Significant Subsidiary), (viii) or (ix) under "--Defaults" above or because of the failure of the Company to comply with clause (iii) or (iv) under "--Merger and Consolidation" above.

  Either defeasance option may be exercised prior to any redemption date or to the maturity date for the Exchange Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations, or a combination thereof, for the payment of principal of, and premium (if any) and interest on, the applicable Exchange Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that Holders of the Exchange Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the date of the Indenture).

CONCERNING THE TRUSTEE

  IBJ Schroder Bank & Trust Company will serve as the Trustee for the Exchange Senior Subordinated Notes and the Exchange Senior Subordinated Discount Notes. The Trustee has been appointed by the Company as Registrar and Paying Agent with regard to the Exchange Notes.

GOVERNING LAW

  The Indenture provides that it and the Exchange Notes will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

CERTAIN DEFINITIONS

  "Accreted Value" with respect to any Exchange Senior Subordinated Discount Note means, as of the date of issuance of the Exchange Senior Subordinated Discount Notes, 59.557% of the stated principal amount at maturity of such Exchange Senior Subordinated Discount Note, and as of any date after such date of issuance and prior to November 1, 2002 as of which the Accreted Value is being calculated (the "Calculation Date"), (a) if the Calculation Date is a May 1 or November 1 interest payment date, the percentage of the stated principal amount of such Exchange Senior Subordinated Discount Note as of such date as shown in the table below or (b) if the Calculation Date is not a May 1 or a November 1 interest payment date, an amount equal to the sum of (i) the Accreted Value of such Exchange Senior Subordinated Discount Note (as shown in the table below) as of the May 1 or November 1, as the case may be, immediately preceding the Calculation Date plus (ii) the accrued amortization of the original issue discount from (but excluding) such immediately preceding May 1 or November 1 to (and including) the Calculation Date, calculated as the product of (x) 5.285% of the Accreted Value of such Exchange Senior Subordinated Discount Note as of such immediately preceding May 1 or November 1 and (y) a fraction, the numerator of which is the number of days from (but excluding) such immediately preceding May 1 or November 1 to (and including) the Calculation Date (assuming a 360-day year of twelve 30-day months), and the denominator of which is 180. The Accreted Value of each Exchange Senior Subordinated Discount Note as of each May 1 and November 1 prior to November 1, 2002 shall be an amount in dollars equal to a percentage of the stated principal amount of such Exchange Senior Subordinated Discount Note as set forth below:

                                                          MAY 1      NOVEMBER 1
                                                       PAYMENT DATE PAYMENT DATE
                                                       ------------ ------------
   1998...............................................    62.740%      66.055%
   1999...............................................    69.547%      73.222%
   2000...............................................    77.092%      81.166%
   2001...............................................    85.456%      89.972%
   2002...............................................    94.727%      99.733%

  On and after November 1, 2002, the Accreted Value of each Exchange Senior Subordinated Discount Note shall be equal to 100% of the stated principal amount thereof.

  "Additional Assets" means (i) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; (iii) Capital Stock of any Person that at such time is a Restricted Subsidiary, acquired from a third party; provided, however, that, in the case of clauses (ii) and (iii), such Restricted Subsidiary is primarily engaged in a Related Business; or (iv) Capital Stock or Indebtedness of any Person which is primarily engaged in a Related Business; provided, however, for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets," (A) the aggregate amount of Net Available Cash permitted to be invested pursuant to this clause
(iv) shall not exceed at any one time outstanding 5% of Consolidated Tangible Assets and (B) the aggregate amount invested pursuant to this clause (iv) and clause (vi) of paragraph (b) of the covenant described under "--Certain Covenants--Limitation on Restricted Payments" shall not exceed at any one time outstanding 10% of Consolidated Tangible Assets.

  "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise;

and the terms "controlling" and "controlled" have meanings correlative to the foregoing. The Chase Manhattan Bank and its Affiliates shall not be deemed an Affiliate of the Company.

  "Apollo" means Apollo Management, L.P., Apollo Advisors, L.P., Lion Advisors, L.P. or any entity controlled thereby or any of the partners and associates thereof.

  "Apollo Stockholders Agreement" means the Stockholders Agreement to be dated as of the Issue Date among the Company and the Investors.

  "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction) other than (i) a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Restricted Subsidiary, (ii) a disposition of inventory, equipment, obsolete assets or surplus personal property in the ordinary course of business, (iii) the sale of Temporary Cash Investments or Cash Equivalents in the ordinary course of business, (iv) a transaction or a series of related transactions in which either (x) the fair market value of the assets disposed of, in the aggregate, does not exceed 2.5% of the Consolidated Tangible Assets of the Company or (y) the EBITDA related to such assets does not, in the aggregate, exceed 2.5% of the Company's EBITDA, (v) the sale or discount (with or without recourse, and on commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (vi) the licensing of intellectual property in the ordinary course of business,
(vii) a Healthcare Facility Swap, (viii) for purposes of the covenant described under "--Certain Covenants--Limitation on Sales of Assets" only, a disposition subject to the covenant described under "--Certain Covenants-- Limitation on Restricted Payments" or (ix) a disposition of property or assets that is governed by the provisions described under "--Merger and Consolidation."

  "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as of the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

  "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by the amount of such payment by (ii) the sum of all such payments.

  "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the Senior Credit Facility, including, without limitation, principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for postfiling interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

  "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

  "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

  "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

  "Capitalized Lease Obligations" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease.

  "Cash Equivalents" means any of the following: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under the Senior Credit Agreement or
(ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency) and
(d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the Securities and Exchange Commission under the Investment Company Act.

  "Chase" means The Chase Manhattan Bank.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Company" means Paragon Health Network, Inc.

  "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of clauses (i) and (ii), determined, for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period); provided, however, that: (1) if the Company or any Restricted Subsidiary (x) has Incurred any Indebtedness since the beginning of such period that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation) and the discharge of any other Indebtedness repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Indebtedness as if such discharge had occurred on the first day of such period, or (y) has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the period that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such discharge had occurred on the first day of such period; (2) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Disposition of any company or any business or any group of assets constituting an operating unit of a business, the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Disposition for such period or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated

Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Disposition for such period (and, if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale); (3) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company or any business or any group of assets constituting an operating unit of a business, including any such acquisition of assets occurring in connection with a transaction causing a calculation to be made hereunder, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness and including the pro forma expenses and cost reductions calculated on a basis consistent with Regulation S-X of the Securities Act) as if such Investment or acquisition occurred on the first day of such period; and (4) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Disposition or any Investment or acquisition of assets that would have required an adjustment pursuant to clause (2) or (3) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition of assets occurred on the first day of such period.

  For purposes of this definition, whenever pro forma effect is to be given to an Asset Disposition, Investment or acquisition of assets, or any transaction governed by the provisions described under "--Merger and Consolidation", or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, defeased or otherwise discharged in connection therewith, the pro forma calculations in respect thereof shall be as determined in good faith by a responsible financial or accounting officer of the Company, based on reasonable assumptions. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of the Company or such Restricted Subsidiary, either a fixed or floating rate. If any Indebtedness which is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

  "Consolidated Interest Expense" means, as to any Person, for any period, the total consolidated interest expense of such Person and its Subsidiaries determined in accordance with GAAP, minus, to the extent included in such interest expense, amortization or write-off of financing costs and cash dividends paid to the Company with respect to its investment in Health and Retirement Properties Trust, plus, to the extent incurred by such Person and its Subsidiaries in such period but not included in such interest expense, without duplication, (i) interest expense attributable to Capitalized Lease Obligations and the interest component of rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto, determined as if such lease were a capitalized lease, in accordance with GAAP,
(ii) amortization of debt discount, (iii) interest in respect of indebtedness of any other Person that has been Guaranteed by such Person or any Subsidiary, but only to the extent that such interest is actually paid by such Person or any Restricted Subsidiary, (iv) non-cash interest expense, (v) net costs associated with Hedging Obligations, (vi) the product of (A) mandatory Preferred Stock cash dividends in respect of all Preferred Stock of Subsidiaries of such Person and Disqualified Stock of such Person held by Persons other than such Person or a Subsidiary multiplied by (B) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; and (vii) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest to any Person (other than the referent Person or any Subsidiary thereof) in connection with Indebtedness Incurred by such plan or trust; provided, however, that as to the Company, there shall be excluded therefrom any such interest expense of any Unrestricted Subsidiary to the extent the related Indebtedness is not Guaranteed or paid by the Company or any Restricted Subsidiary. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by such Person and its Subsidiaries with respect to Interest Rate Agreements.

  "Consolidated Net Income" means, as to any Person, for any period, the consolidated net income (loss) of such Person and its Subsidiaries, determined in accordance with GAAP; provided, however, that there shall not be included in such Consolidated Net Income: (i) any net income (loss) of any Person if such Person is not (as to the Company) a Restricted Subsidiary and (as to any other Person) an unconsolidated Person, except that (A) subject to the limitations contained in clause (iv) below, the referent Person's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the referent Person or a Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Subsidiary, to the limitations contained in clause (iii) below) and (B) the net loss of such Person shall be included to the extent of the aggregate Investment of the referent Person or any of its Subsidiaries in such Person; (ii) any net income (loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition; (iii) any net income (loss) of any Restricted Subsidiary (as to the Company) or of any Subsidiary (as to any other Person) if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Subsidiary, directly or indirectly, to the Company, except that (A) subject to the limitations contained in (iv) below, such Person's equity in the net income of any such Subsidiary for such period shall be included in Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Subsidiary during such period to such Person or another Subsidiary as a dividend (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and
(B) the net loss of such Subsidiary shall be included in determining Consolidated Net Income; (iv) any charges for costs and expenses associated with the Mergers; (v) any extraordinary gain or loss; (vi) the cumulative effect of a change in accounting principles; and (vii) non-recurring items related to (A) costs and expenses incurred in connection with acquisitions and dispositions of assets and (B) costs related to the discharge of legal judgments or settlement costs related to the settlement of a bona fide dispute between the Company and a third party.

  "Consolidated Tangible Assets" means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property), shown on the balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP, less all write-ups (other than write-ups in connection with acquisitions) subsequent to the date of the Indenture in the book value of any asset (except any such intangible assets) owned by the Company or any of its Restricted Subsidiaries.

  "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided, however, that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company in any Unrestricted Subsidiary will be accounted for as an Investment. The term "Consolidated" has a correlative meaning.

  "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is a party or a beneficiary.

  "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

  "Designated Senior Indebtedness" means (i) the Bank Indebtedness and (ii) any other Senior Indebtedness which, at the date of determination, has an aggregate principal amount of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

  "Disqualified Stock" means, with respect to any Person, any Capital Stock that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part, in each case on or prior to the 91st day after the Stated Maturity of the Exchange Notes.

  "EBITDA" means, as to any Person, for any period, the Consolidated Net Income for such period, plus the following to the extent included in calculating such Consolidated Net Income: (i) income tax expense,
(ii) Consolidated Interest Expense, (iii) depreciation expense, (iv) amortization of intangibles, (v) other non-cash charges or non-cash losses and
(vi) the rent expense associated with Sale/Leaseback Transactions to the extent not included in Consolidated Interest Expense and minus any gain (but not loss) realized upon the sale or other disposition of any asset of the Company or its Restricted Subsidiaries (including pursuant to any Sale/Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business.

  "Equity Offering" means a primary public or private offering or sale of common stock of the Company, the proceeds of which shall be at least $25.0 million.

  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

  "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated Interest Expense," "Consolidated Net Income" and "EBITDA," all defined terms in the Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the Indenture shall be computed in conformity with GAAP.

  "GranCare Merger" means the merger of LCA Acquisition Sub, Inc. with and into GranCare, Inc.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other nonfinancial obligation of any other Person, including any such obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or such other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection, or deposits made, in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

  "Healthcare Facility" means (i) a hospital, outpatient clinic, nursing center, assisted or independent living community, long-term care facility or any other facility that is used or useful in the provision of healthcare or custodial care services, (ii) any healthcare business affiliated or associated with a Healthcare Facility described in clause (i) of this definition or (iii) any business related or ancillary to the provision of healthcare services or the operation of a Healthcare Facility, including, but not limited to, contract therapy services such as rehabilitation, pharmacy, respiratory, speech and occupational therapy services, as well as hospice and home care services.

  "Healthcare Facility Swap" means an exchange of assets (including Capital Stock of a Subsidiary or the Company) by the Company or a Restricted Subsidiary for one or more Healthcare Facilities or for Capital Stock, Indebtedness or other securities (including cash, provided, however, that any cash received must be applied in accordance with the covenant described under "--Certain Covenants--Limitation on Sale of Assets" as if such cash were Net Available Cash) of any Person owning or operating one or more Healthcare Facilities and primarily engaged in a Related Business.

  "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

  "Holder" or "Noteholder" means the Person in whose name an Exchange Note is registered in the Register.

  "HRPT Agreements" means collectively, (i) the Restructure and Asset Exchange Agreement to be dated on or about November 4, 1997 among Health and Retirement Properties Trust ("HRPT"), GranCare, Inc., AMS Properties, Inc. and GCI Health Care Centers, Inc., (ii) the Master Lease Document General Terms and Conditions dated as of December 28, 1990, and related facility leases, as amended, between HRPT and AMS Properties, Inc., (iii) the Master Lease Document General Terms and Conditions dated as of June 30, 1992, and the related facility leases, as amended, between HRPT and GCI Health Care Centers, Inc., and (iv) all documents and agreements contemplated therein and executed in connection therewith.

  "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

  "Indebtedness" means, with respect to any Person on any date of determination (without duplication): (i) the principal of indebtedness of such Person for borrowed money, (ii) the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all reimbursement obligations of such Person (including reimbursement obligations) in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),
(iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto or the completion of such services, (v) all Capitalized Lease Obligations and Attributable Debt of such Person, (vi) the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock or (if such Person is a Subsidiary of the Company) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if such Capital Stock has no fixed price, to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors of the issuer of such Capital Stock), (vii) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness of such other Persons, (viii) all Indebtedness of other Persons to the extent Guaranteed by such Person, and (ix) to the extent not otherwise included in this definition, net Hedging Obligations of such Person (such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time). Notwithstanding the preceding sentence, obligations arising under (i) the Master Lease Agreement dated October 10, 1996 between FBTC Leasing Corp. and Living Centers Holding Company and the related agreements (as amended) and (ii) the HRPT Agreements, in each case without giving effect to any amendment or other modification thereto relating to the total amount of such obligations, shall not be deemed Indebtedness for the purposes of the Indenture.

  The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the Indenture, or otherwise in accordance with GAAP.

  "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements) as to which such Person is party or a beneficiary; provided, however, any such agreements entered into in connection with the Notes shall not be included.

  "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such entity is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Subsidiary not sold or disposed of.

  "Investors" means Apollo, Chase Venture Partners L.P., Healthcare Equity Partners L.P., Healthcare Equity QP Partners L.P., Walnut Growth Partners, L.P., Keith B. Pitts, Key Capital Corporation and Key Equity Partners 97.

  "Issue Date" means November 4, 1997, the date on which the Existing Notes were originally issued.

  "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

  "Mergers" means the Recapitalization Merger and the GranCare Merger.

  "Moody's" means Moody's Investors Service, Inc., and its successors.

  "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of legal counsel, accountants and financial advisors), and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition and (iv) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition.

  "Net Cash Proceeds" means, with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

  "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any Restricted Subsidiary (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise) and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Officer" means the Chief Executive Officer, President, Chief Financial Officer, any Vice President, Controller, Secretary or Treasurer of the Company.

  "Officer's Certificate" means a certificate signed by one Officer.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Permitted Business Venture" means a Person other than a Restricted Subsidiary (i) that is engaged in a Related Business; (ii) no debt or equity interest (except any director's qualifying shares) of which is or will be directly or indirectly held by (A) an officer or director of either the Company or any Restricted Subsidiary or (B) any other Affiliate of the Company; and (iii) unless the Investment by the Company or a Restricted Subsidiary is less than $5.0 million, the Company and/or any Restricted Subsidiary has at least a 35% ownership interest in each such Person; provided, however, that in no event shall the aggregate amount of all Investments by the Company and all Restricted Subsidiaries in Permitted Business Ventures wherein the ownership interest of the Company or such Restricted Subsidiary is less than 35% exceed $20 million in the aggregate.

  "Permitted Holders" means the Investors, their respective Affiliates and successors or assigns and any Person acting in the capacity of an underwriter in connection with a public or private offering of the Company's Capital Stock.

  "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in any of the following: (i) a Restricted Subsidiary, the Company or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; (ii) another Person, if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; (iii) Temporary Cash Investments or Cash Equivalents; (iv) receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances; (v) securities or other Investments received in connection with any Healthcare Facility Swaps or as consideration in sales or other dispositions of property or assets made in compliance with the covenant described under "Certain Covenants--Limitation on Sales of Assets"; (vi) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person; (vii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date; (viii) Currency Agreements, Interest Rate Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "-- Certain Covenants--Limitation on

Indebtedness"; (ix) pledges or deposits (A) with respect to leases or utilities provided to third parties in the ordinary course of business or (B) otherwise described in the definition of "Permitted Liens"; (x) Investments made on commercially reasonable terms by wholly owned insurance subsidiaries of the Company that are permitted pursuant to federal, state or local regulations governing the investment activities of such Persons and (xi) other Investments in an aggregate amount outstanding at any time not to exceed $10.0 million.

  "Permitted Investor" means Apollo Management, L.P. and any Person directly or indirectly controlling, controlled by or under common control with Apollo Management, L.P., or any other Person organized by any of the foregoing primarily for the purpose of making debt or equity investments in one or more companies.

  "Permitted Liens" means: (i) Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not be reasonably expected to have a material adverse effect on the Company and its Restricted Subsidiaries, or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or such Subsidiary, as the case may be, in accordance with GAAP; (ii) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings; (iii) pledges, deposits or liens in connection with workers' compensation, unemployment insurance and other social security legislation and/or similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements); (iv) pledges, deposits or liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for or under or in respect of utilities, leases, licenses, statutory obligations, surety, judgment and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (v) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (vi) Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness; (vii) Liens securing Hedging Obligations Incurred in compliance with the covenant described under "--Certain Covenants--Limitation on Indebtedness"; (viii) Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review which appeal or proceedings shall not have been finally terminated, or the period within which such appeal or proceedings may be initiated shall not have expired; (ix) Liens securing (A) Indebtedness incurred in compliance with clause (b)(i), (b)(iv) or (b)(v) of the covenant described under "--Certain Covenants--Limitation on Indebtedness", or clause
(b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof) or (B) Bank Indebtedness; (x) Liens on properties or assets of the Company securing Senior Indebtedness;
(xi) Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate; (xii) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary; (xiii) Liens securing the Exchange Notes; and (xiv) Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate.

  "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

  "Purchase Money Obligations" means any Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or capital improvement of any property or business (including Indebtedness incurred within 90 days following such acquisition or construction), including Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed by the Company or a Restricted Subsidiary in connection with the acquisition of assets from such Person; provided, however, that any Lien on such Indebtedness shall not extend to any property other than the property so acquired or constructed.

  "Recapitalization Merger" means the merger of Apollo LCA Acquisition Corp. with and into Living Centers of America, Inc. (renamed Paragon Health Network, Inc.).

  "Refinancing Indebtedness" means Indebtedness that is Incurred to refund, refinance, replace, renew, repay or extend (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances" and "refinanced" shall have a correlative meaning) any Indebtedness existing on the date of the Indenture or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in the Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) the Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being refinanced, (ii) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (iii) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness; provided further, however, that Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

  "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the Indenture or that are reasonably related or incidental thereto, including any aspect of the healthcare or assisted living industry.

  "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

  "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

  "Revolving Credit Facility" means the revolving credit facility under the Senior Credit Facility (which may include any swing line or letter of credit facility or subfacility thereunder).


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

  "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person and the Company or such Restricted Subsidiary leases it from such Person, other than leases (i) between the Company and a Restricted Subsidiary or (ii) required to be classified and accounted for as capitalized leases for financial reporting purposes in accordance with GAAP.

  "SEC" means the Securities and Exchange Commission.

  "Secured Indebtedness" means any Indebtedness of the Company secured by a Lien.

  "Senior Credit Agreement" means the credit agreement dated as of November 4, 1997, among the Company, the banks and other financial institutions party thereto from time to time, and Chase, as administrative agent, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise).

  "Senior Credit Facility" means the collective reference to the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or otherwise). Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

  "Senior Indebtedness" means the following obligations, whether outstanding on the date of the Indenture or thereafter issued, without duplication: (i) all obligations consisting of Bank Indebtedness; and (ii) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company regardless of whether postfiling interest is allowed in such proceeding) on, and fees and other amounts owing in respect of, all other Indebtedness of the Company, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that the obligations in respect of such Indebtedness are not superior in right of payment to the Exchange Notes; provided, however, that Senior Indebtedness shall not include (A) any obligation of the Company to any Subsidiary or any other Affiliate of the Company, or any such Affiliate's Subsidiaries, (B) any liability for federal, state, foreign, local or other taxes owed or owing by the Company, (C) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities) or other current liabilities (other than current liabilities which constitute Bank Indebtedness or the current portion of any long-term Indebtedness which would constitute Senior Indebtedness but for the operation of this clause (C)), (D) any Indebtedness, Guarantee or obligation of the Company that is expressly subordinate or junior to any other Indebtedness, Guarantee or obligation of the Company, (E) Indebtedness which is represented by Disqualified Stock or (F) that portion of any Indebtedness that is Incurred in violation of the Indentures. If any Designated Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Designated Senior Indebtedness nevertheless will constitute Senior Indebtedness.


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

  "Senior Subordinated Indebtedness" means the Exchange Notes and any other Indebtedness of the Company that (i) specifically provides that such Indebtedness is to rank pari passu with the Exchange Notes or is otherwise entitled Senior Subordinated Indebtedness and (ii) is not subordinated by its terms to any Indebtedness or other obligation of the Company that is not Senior Indebtedness.

  "Significant Subsidiary" means each Restricted Subsidiary that for the most recent fiscal year of such Restricted Subsidiary had consolidated revenues greater than $10.0 million or as at the end of such fiscal year had assets or liabilities greater than $10.0 million.

  "S&P" means Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and its successors.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

  "Subordinated Obligation" means any Indebtedness of the Company (whether outstanding on the date of the Indenture or thereafter Incurred) which is subordinate or junior in right of payment to the Notes pursuant to a written agreement.

  "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

  "Successor Company" shall have the meaning assigned thereto in clause (i) under "--Merger and Consolidation."

  "Temporary Cash Investments" means any of the following: (i) any investment in direct obligations (x) of the United States of America or any agency thereof or obligations Guaranteed by the United States of America or any agency thereof or (y) of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's, (ii) investments in time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long-term debt is rated "A" by S&P or "A-1" by Moody's, (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P, (v) Investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's, (vi) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any short-term successor rule) of the SEC, under the Investment Company Act of 1940, as amended, and (vii) similar short-term investments approved by the Board of Directors in the ordinary course of business.

  "Term Loan Facility" means the term loan facilities provided under the Senior Credit Facility.

  "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. (S)(S) 77aaa-77bbbb) as in effect on the date of the Indenture.

  "Trade Payables" means, with respect to any Person, any accounts payable or any Indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

  "Transactions" means, collectively, the Mergers, the offering of the Existing Notes, the initial borrowings under the Senior Credit Facility, and all other transactions relating to the Mergers or the financing thereof.

  "Trustee" means the party named as such in the Indenture until a successor replaces it and, thereafter, means the successor.

  "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

  "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total consolidated assets of $10,000 or less or (B) if such Subsidiary has consolidated assets greater than $10,000, then such designation would be permitted under "--Certain Covenants--Limitation on Restricted Payments". The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "--Certain Covenants--Limitation on Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

  "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

  "Wholly Owned Subsidiary" means a Restricted Subsidiary of the Company all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

                         BOOK-ENTRY DELIVERY AND FORM

THE GLOBAL EXCHANGE NOTES

  Exchange Notes will be issued only in fully registered form, without interest coupons, in denominations of $1,000 and integral multiples thereof. The Exchange Notes will be represented by one or more fully-registered global notes (collectively, the "Global Exchange Notes"). The Global Exchange Notes will be deposited upon issuance with The Depository Trust Company ("DTC") and registered in the name of DTC or a nominee of DTC. Except as set forth below, a Global Exchange Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

  A Holder may transfer or exchange Exchange Notes in accordance with the Indenture. The Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture.

  All interests in the Global Exchange Notes may be subject to the procedures and requirements of DTC. This applies to Global Exchange Notes held directly through DTC or indirectly through organizations (such as the Euroclear System ("Euroclear") or Cedel Bank, societe anonyme ("Cedel")), which are participants in the DTC system. Those interests held through Euroclear or Cedel may also be subject to the procedures and requirements of such systems.

CERTAIN BOOK-ENTRY PROCEDURES FOR THE GLOBAL EXCHANGE NOTES

  The descriptions of the operations and procedures of DTC, Euroclear and Cedel set forth below are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to change by them from time to time. The Company takes no responsibility for these operations or procedures, and investors are urged to contact the relevant system or its participants directly to discuss these matters.

  DTC has advised the Company that it is: (i) a limited purpose trust company organized under the laws of the State of New York; (ii) a "banking organization" within the meaning of the New York Banking Law; (iii) a member of the Federal Reserve System; (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended; and (v) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. DTC's Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Investors who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

  The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Exchange Notes, DTC will credit the accounts of Participants with the respective principal amount of the individual beneficial interests represented by such Global Exchange Notes and (ii) ownership of beneficial interests in the Global Exchange Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of Participants) and the records of Participants and the Indirect Participants (with respect to the interests of persons other than Participants).

  The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. Accordingly, the ability to transfer beneficial interests in the Global Exchange Notes to such persons may be limited. In addition, because DTC can act only on behalf of its Participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having beneficial interests in a Global Exchange Note to pledge or transfer such interest to persons or entities that do not participate in DTC's system, or to otherwise take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

  So long as DTC or its nominee is the registered owner of a Global Exchange Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Exchange Notes represented by the Global Exchange Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Exchange Note will not be entitled to have any portions of such Global Exchange Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Exchange Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. Accordingly, each holder owning a

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

beneficial interest in a Global Exchange Note must rely on the procedures of DTC and, if such holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder owns its interest, to exercise any rights of a holder of Exchange Notes under the Indenture or such Global Exchange Note. The Company understands that under existing industry practice, in the event that the Company requests any action of holders of Exchange Notes, or a holder that is an owner of a beneficial interest in a Global Exchange Note desires to take any action that DTC, as the holder of such Global Exchange Note, is entitled to take, DTC would authorize the Participants to take such action and the Participants would authorize holders owning through such Participants to take such action or would otherwise act upon the instruction of such holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Exchange Notes.

  Payments with respect to the principal of, premium, if any, Liquidated Damages, if any, and interest on, any beneficial interests in a Global Exchange Note registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Exchange Note representing such interests under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Exchange Notes, including the Global Exchange Notes, are registered as the owners thereof for the purpose of receiving payment thereon and for any and all other purposes whatsoever. Accordingly, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to owners of beneficial interests in a Global Exchange Note (including principal, premium, if any, Liquidated Damages, if any, and interest). Payments by the Participants and the Indirect Participants to the owners of beneficial interests in a Global Exchange Note will be governed by standing instructions and customary industry practice and will be the responsibility of the Participants or the Indirect Participants and DTC.

  Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear or Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Exchange Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositaries for Euroclear or Cedel.

  Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in a Global Exchange Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. Cash received in Euroclear or Cedel as a result of sales of interest in a Global Exchange Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.

  Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Exchange Notes among participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at

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

any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED EXCHANGE NOTES

  If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depositary or DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days of such notice or cessation, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events as provided in the Indenture, then, upon surrender by DTC of the Global Exchange Notes, Certificated Exchange Notes will be issued to each person that DTC identifies as the beneficial owner of the Exchange Notes represented by the Global Exchange Notes. Upon any such issuance, the Trustee is required to register such Certificated Exchange Notes in the name of such person or persons (or the nominee of any thereof) and cause the same to be delivered thereto.

  Neither the Company nor the Trustee shall be liable for any delay by DTC or any Participant or Indirect Participant in identifying the beneficial owners of the related Exchange Notes and each such person may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

  The following is a general discussion of certain material federal income tax consequences to holders of Existing Notes of the Exchange Offer and the purchase, ownership and disposition of the Exchange Notes. The summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). The following discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular investor in light of such investor's personal investment circumstances. Nor does the discussion address special rules applicable to certain types of investors subject to special treatment under the Code (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Moreover, the description is generally limited to investors who will hold the Exchange Notes as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. No consideration of any aspects of state, local or foreign taxation is included herein.

  EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT SUCH INVESTOR'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF A PURCHASE OF NOTES IN LIGHT OF SUCH HOLDER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

THE EXCHANGE OFFER

  The exchange of Existing Senior Subordinated Notes for Exchange Senior Subordinated Notes and of Existing Senior Subordinated Discount Notes for Exchange Senior Subordinated Discount Notes pursuant to the Exchange Offer will not constitute a material modification of the terms of the Existing or Exchange Senior Subordinated Notes or of the Existing or Exchange Senior Subordinated Discount Notes and, accordingly, such exchange will not constitute an exchange for federal income tax purposes. Accordingly, such exchange will have no federal income tax consequences to a Holder, regardless of whether such Holder participates in the Exchange Offer, and a Holder will continue to be required to include interest (including, in the case of the Existing or

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

Exchange Senior Subordinated Discount Notes, Original Issue Discount, or "OID") on such Existing or Exchange Note in its gross income in accordance with such Holder's method of accounting for federal income tax purposes and in accordance with the rules regarding the inclusion in income of OID as discussed below. The Company intends, to the extent required, to treat the Exchange Offer for federal income tax purposes in accordance with the position described above.

STATED INTEREST

  Stated interest paid or accrued on the Exchange Senior Subordinated Notes will be taxable to a holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes. The receipt of cash in respect of the stated interest on the Exchange Senior Subordinated Discount Notes will not be taxable to the holders but, rather, such stated interest will be included in income as original issue discount ("OID") on a daily economic accrual basis as described below.

ORIGINAL ISSUE DISCOUNT

  General. Because the Exchange Senior Subordinated Discount Notes are being issued at a more than de minimis discount from their stated redemption price at maturity and no interest will be paid on the Notes prior to May 1, 2003, the Exchange Senior Subordinated Discount Notes will be considered to have been issued with OID for federal income tax purposes. The OID on an Exchange Senior Subordinated Discount Note will be the excess of its "stated redemption price at maturity" (as defined below) over its "issue price."

  The stated redemption price at maturity of an Exchange Senior Subordinated Discount Note will be equal to the sum of the stated principal amount of the Exchange Senior Subordinated Discount Note, plus the amount of all stated interest due and payable on such Exchange Senior Subordinated Discount Note. The issue price of the Exchange Senior Subordinated Discount Notes will be the first price to the public (excluding bond houses and brokers) at which a substantial amount of the Exchange Senior Subordinated Discount Notes are sold.

  Accordingly, each Exchange Senior Subordinated Discount Note generally will bear OID in an amount equal to the excess of (i) the sum of its principal amount and all stated interest payments over (ii) its issue price.

  A Holder (as defined) will be required to include OID in gross income on a daily economic accrual basis over the term of an Exchange Senior Subordinated Discount Note, regardless of such Holder's method of tax accounting and in advance of the receipt of the cash attributable to such interest income. In general, a Holder must include in income the sum of the daily portions of OID with respect to an Exchange Senior Subordinated Discount Note for each day during the taxable year on which the Holder holds the Exchange Senior Subordinated Discount Note ("Accrued OID").

  The daily portion of OID is determined by allocating to each day of any accrual period within a taxable year a pro rata portion of an amount equal to the adjusted issue price of an Exchange Senior Subordinated Discount Note at the beginning of the accrual period multiplied by the yield to maturity of such Exchange Senior Subordinated Discount Note. For purposes of computing OID, the Company will use six-month accrual periods that end on the days in the calendar year corresponding to the maturity date of the Exchange Senior Subordinated Discount Notes and the date six months prior to such maturity date, with the exception of an initial short accrual period. The adjusted issue price of an Exchange Senior Subordinated Discount Note at the beginning of any accrual period is the issue price of the Exchange Senior Subordinated Discount Note increased by the accrued OID for all prior accrual periods (less any cash payments received on such Exchange Senior Subordinated Discount Notes).

  Under these rules, Holders will have to include in gross income increasingly greater amounts of OID in such successive accrual period. Each payment made under an Exchange Senior Subordinated Discount Note will be treated first as a payment of OID which was previously includible in gross income (to the extent of OID that has accrued as of the date of payment and has not been allocated to prior payments) and second as a payment of principal (which generally is not includible in income).

  Optional Redemption. The Company's option to redeem the Exchange Senior Subordinated Discount Notes at any time on or after November 1, 2002, at a premium declining to par (after 2000) plus accrued interest will be treated as a call option. See "Description of Exchange Notes--Optional Redemption." Because any exercise by the Company of this option would not decrease the yield on the Exchange Senior Subordinated Discount Notes, the Company will not be presumed to exercise the option for purposes of the OID rules.

  In addition to the optional redemption described above, the Company will have the right to redeem up to 33 1/3% in aggregate face amount of the outstanding Exchange Notes out of the net cash proceeds of one or more Equity Offerings on or prior to November 1, 2000. See "Description of Exchange Notes--Optional Redemption." Furthermore, a Holder will have the right to tender Exchange Notes to the Company for redemption should the Company experience a Change of Control. See "Description of Exchange Notes--Change of Control." Such additional redemption rights should not affect, and will not be treated by the Company as affecting, the determination of the yield or maturity of the Exchange Senior Subordinated Discount Notes.

  The tax treatment of a redemption of the Exchange Notes should be governed by the rules for dispositions generally.

  If a Holder tenders Exchange Notes for redemption as a result of a Change of Control, the Holder may be required to include as ordinary income any amount the Holder is entitled to receive in excess of the accreted value of an Exchange Note on the date of the redemption. Holders should consult their own tax advisors regarding the treatment of payments received upon any optional redemptions.

DISPOSITION OF THE EXCHANGE NOTES

  Generally, any sale or redemption of an Exchange Note will result in taxable gain or loss equal to the difference between the amount of cash or other property received by the Holder in exchange for such Exchange Note and the Holder's adjusted tax basis in such Exchange Note. A Holder's adjusted tax basis in an Exchange Note will initially equal the cost of the Exchange Note to such Holder and will be increased by any accrued OID includible in such Holder's gross income and decreased by the amount of any payments received by such Holder in respect of such Exchange Note regardless of whether such payments are denominated as principal or interest. Any gain or loss upon a sale or other disposition of an Exchange Note will generally be capital gain or loss, which will be long term if the Exchange Note has been held by the Holder for more than one year.

BACKUP WITHHOLDING

  A Holder may be subject, under certain circumstances, to backup withholding at a 31 percent rate with respect to payments received with respect to Exchange Notes. This withholding generally applies only if the Holder (i) fails to furnish its social security or taxpayer identification number ("TIN"), (ii) furnishes an incorrect TIN, (iii) is notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends and the service has notified the Company that the Holder is subject to withholding, or (iv) fails under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a Holder under the backup withholding rules is allowable as a credit against such Holder's federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. Certain Holders (including, among others, corporations and foreign individuals who comply with certain certification requirements described below under "Foreign Holders") are not subject to backup withholding. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption.

FOREIGN HOLDERS

  The following discussion is a summary of certain U.S. federal income tax consequences to a Foreign Person that holds an Exchange Note. The term "Foreign Person" means a nonresident alien individual or foreign corporation, but only if such person's income or gain on the Exchange Note would not be "effectively connected with the conduct of a trade or business within the United States." If such person's income or gain on the Exchange Note would be "effectively connected with the conduct of a trade or business within the United States," then such person will generally be subject to tax on such income or gain in essentially the same manner as a U.S. citizen or resident or a domestic corporation, as discussed above, and in the case of a foreign corporation, may also be subject to U.S. branch profits tax.

  Under the "portfolio interest" exception to the general rules for the withholding of tax on interest and OID paid to a Foreign Person, a Foreign Person will not be subject to U.S. tax (or to withholding) on interest or OID on an Exchange Note, provided that (i) the Foreign Person does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Foreign Person is not a controlled foreign corporation with respect to the United States that is related to the Company through stock ownership, (iii) the Foreign Person is not a bank receiving interest on a loan entered into in the ordinary course of business, and (iv) the Company, its paying agent, or the person who would otherwise be required to withhold tax receives either (A) a statement (an "Owner's Statement") signed under penalties of perjury by the beneficial owner of the Exchange Note in which the owner certifies that the owner is not a U.S. person and which provides the owner's name and address, or (B) a statement signed under penalties of perjury by the "Financial Institution" holding the Exchange Note on behalf of the beneficial owner to the effect that an Owner's Statement has been filed on behalf of the beneficial owner, together with a copy of the Owner's Statement. The term "Financial Institution" means a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and that holds an Exchange Note on behalf of the owner of the Exchange Note. A Foreign Person who does not qualify for the "portfolio interest" exception would generally be subject to U.S. withholding tax at a flat rate of 30% (or a lower applicable treaty rate) on interest payments and payments (including redemption proceeds) attributable to OID on the Exchange Notes.

  In general, gain recognized by a Foreign Person upon the redemption, sale or exchange of an Exchange Note will not be subject to U.S. tax. However, a Foreign Person may be subject to United States tax at a flat rate of 30% (unless exempt by applicable treaty) on any such gain if the Foreign Person is an individual present in the United States for 183 days or more during the taxable year in which the Exchange Note is redeemed, sold or exchanged, and certain other requirements are met.

  An Exchange Note held by a Foreign Person will not be includible in such person's gross estate subject to U.S. federal estate tax as a result of such person's death provided that the individual did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote.

  Information reporting and backup withholding will not apply to payments made on an Exchange Note to a Foreign Person provided that the certification described in clause (iv) of the second paragraph in this section is received, and provided further that the payor does not have actual knowledge that the information is false.

                         REGISTRATION RIGHTS AGREEMENT

  In connection with the issuance and sale of the Existing Notes, the Company and the Initial Purchasers entered into the Registration Rights Agreement, pursuant to which the Company agreed, for the benefit of the Holders of the Existing Notes, that it would, at its cost, (i) within 60 days after the Issue Date, file a registration statement (the "Exchange Offer Registration Statement") with the Commission with respect to a registered offer to exchange the Existing Notes for new notes with terms substantially identical in all respects to the Existing Notes, except that the Exchange Notes would not contain terms with respect to transfer restrictions, and (ii) within 150 days after the Issue Date, use its commercially reasonable efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act. Upon the Exchange Offer Registration Statement being declared effective, the Company agreed to offer the Exchange Notes in exchange for surrender of the Existing Notes. The Registration Statement of which this Prospectus is a part has been filed with the Commission and the Exchange Offer is being made to satisfy the Company's obligations under the Registration Rights Agreement. The Company is required to keep the Exchange Offer open for not less than thirty days (or longer, if required by applicable law) after the date on which notice of the Exchange Offer is mailed to the Holders of the Existing Notes.

  If (i) because of any change in law or applicable interpretations thereof by the staff of the Commission, the Company is not permitted to effect the Exchange Offer; (ii) any Existing Notes validly tendered pursuant to the Exchange Offer are not exchanged for Exchange Notes within 180 days after the Issue Date; (iii) any Initial Purchaser so requests with respect to Existing Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer;
(iv) any applicable law or interpretations do not permit any Holder of Existing Notes to participate in the Exchange Offer; (v) any Holder of Existing Notes that participates in the Exchange Offer does not receive freely transferable Exchange Notes in exchange for tendered Existing Notes; or (vi) the Company so elects, then the Company will file with the Commission a shelf registration statement (the "Shelf Registration Statement") to cover resales of Transfer Restricted Securities by such Holders who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. For purposes of the foregoing, "Transfer Restricted Securities" means each Existing Note until (i) the date on which such Existing Note has been exchanged for a freely transferable Exchange Note in the Exchange Offer; (ii) the date on which such Existing Note has been effectively registered under the Securities Act and disposed of in accordance with the Shelf Registration Statement or (iii) the date on which such Existing
Note is distributed to the public pursuant to Rule 144 under the Securities Act or is salable pursuant to Rule 144(k) under the Securities Act.

  The Company will use its commercially reasonable efforts to have the Exchange Offer Registration Statement or, if applicable, the Shelf Registration Statement (each, a "Registration Statement") declared effective by the Commission as promptly as practicable after the filing thereof. Unless the Exchange Offer would not be permitted by a policy of the Commission, the Company will commence the Exchange Offer and use its commercially reasonable efforts to consummate the Exchange Offer as promptly as practicable, but in any event prior to 150 days after the Issue Date. If necessary, the Company will use its commercially reasonable efforts to keep the Shelf Registration Statement effective for a period of two years after the Issue Date.

  If (i) the applicable Registration Statement is not filed with the Commission on or prior to 60 days after the Issue Date; (ii) the applicable Registration Statement is not declared effective within 150 days after the Issue Date; (iii) the Exchange Offer is not consummated on or prior to 180 days after the Issue Date; or (iv) the Shelf Registration Statement is filed and declared effective within 150 days after the Issue Date but shall thereafter cease to be effective (at any time that the Company is obligated to maintain the effectiveness thereof) without being succeeded within 45 days by an additional Registration Statement filed and declared effective (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company will be obligated to pay liquidated damages to each Holder of Transfer Restricted Securities, during the period of one or more such Registration Defaults, in an amount equal to $0.192 per week per $1,000 principal amount (or Accreted Value, as the case may be) of the Transfer Restricted Securities held by such Holder until the applicable Registration Statement is filed, the Exchange Offer Registration Statement is declared effective and the Exchange Offer is consummated or the Shelf Registration Statement is declared effective or again becomes effective, as the case may be. All accrued liquidated damages shall be paid to Holders in the same manner as interest payments on the Existing Notes on semi-annual payment dates which correspond to interest payment dates for the Existing Notes. The accrual of liquidated damages will cease on the day on which all Registration Defaults are cured.

  The Registration Rights Agreement also provides that the Company shall (i) make available for a period of 90 days after the consummation of the Exchange Offer a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any such Exchange Notes and (ii) pay all expenses incident to the Exchange Offer (including the expense of one counsel to the Holders of the Existing Notes) and will indemnify certain Holders of the Existing Notes (including any broker-dealer) against certain liabilities, including liabilities under the Securities Act. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the Registration Rights Agreement (including certain indemnification rights and obligations).

  Each Holder of Existing Notes who wishes to exchange such notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business; (ii) it has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes; and (iii) it is not an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company, or if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

  If the Holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes. If the Holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Existing Notes that were acquired as a result of market-making activities or other trading activities (an "Exchanging Dealer"), it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

  Holders of the Existing Notes will be required to deliver information to be used in connection with the Shelf Registration Statement in order to have their Existing Notes included in the Shelf Registration Statement and benefit from the provisions regarding liquidated damages set forth in the preceding paragraphs. A Holder who sells Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a Holder (including certain indemnification obligations).

  For so long as the Existing Notes are outstanding, the Company will continue to provide to Holders of the Existing Notes and to prospective purchasers of the Existing Notes the information required by Rule 144A(d)(4) under the Securities Act.

  The foregoing description of the Registration Rights Agreement is a summary only, does not purport to be complete and is qualified in its entirety by reference to all provisions of the Registration Rights Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

                             PLAN OF DISTRIBUTION

  Based on certain interpretive letters issued by the staff of the Commission to third parties in unrelated transactions, the Company believes that Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by holders thereof (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of the holders' business and such holders have no arrangement or understanding with any person to participate in a distribution of such Exchange Notes and are not participating in, and do not intend to participate in, the distribution of such Exchange Notes. In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests in writing.

  Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a results of market-making activities or other trading activities. The Company has agreed that, for a period of 90 days, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resale.

  The Company will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly or purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 90 days after the close of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Exchange Offer and will indemnify the holders of the Exchange Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                    EXPERTS

  The consolidated financial statements and schedules of Paragon Health Network, Inc. (formerly Living Centers of America, Inc.) and GranCare, Inc. incorporated by reference in this Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon incorporated herein by reference, which with respect to the report pertaining to the financial statements of GranCare, Inc. for the fiscal year ended December 31, 1994, is based in part on the report of KPMG Peat Marwick LLP, independent auditors. Such consolidated financial statements and schedules have been incorporated by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                 LEGAL MATTERS

  Certain legal matters with respect to the issuance of the Exchange Notes offered hereby will be passed upon for the Company by Powell, Goldstein, Frazer & Murphy LLP, Atlanta, Georgia.

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 NO PERSON HAS BEEN AUTHORIZED HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information...................................................... iii
Incorporation of Documents by Reference....................................  iv
Summary....................................................................   1
Risk Factors...............................................................  10
Use of Proceeds............................................................  17
The Exchange Offer.........................................................  18
Management.................................................................  26
Ownership of Capital Stock.................................................  34
The Transactions...........................................................  36
Certain Related Transactions and Agreements................................  36
Description of Senior Credit Facility......................................  39
Description of Other Indebtedness..........................................  41
Description of Exchange Notes..............................................  44
Book-Entry Delivery and Form...............................................  73
Certain United States Federal Income Tax Considerations....................  76
Registration Rights Agreement..............................................  79
Plan of Distribution.......................................................  82
Independent Auditors.......................................................  83
Legal Matters..............................................................  83

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                                PARAGON HEALTH
                                 NETWORK, INC.

                               OFFER TO EXCHANGE
                                      ITS
                       9 1/2% SENIOR SUBORDINATED NOTES
                                 DUE 2007 AND
                  10 1/2% SENIOR SUBORDINATED DISCOUNT NOTES
                           DUE 2007, WHICH HAVE BEEN
                 REGISTERED UNDER THE SECURITIES ACT OF 1933,
                      AS AMENDED, FOR ANY AND ALL OF ITS
                    OUTSTANDING 9 1/2% SENIOR SUBORDINATED
                              NOTES DUE 2007 AND
              10 1/2% SENIOR SUBORDINATED DISCOUNT NOTES DUE 2007

                                ---------------

                                  PROSPECTUS

                                ---------------


                                       , 1998

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

                                    PART II

                    INFORMATION REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Registrant is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law (the "DGCL"), which provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity of another corporation or business organization against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such person's conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of a corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that he or she actually and reasonably incurred.

  Reference is also made to Section 102(b)(7) of the DGCL, which permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

  Article Seventh of the Amended and Restated Certificate of Incorporation of the Registrant provides for the elimination of personal liability of a director for breach of fiduciary duty as permitted by Section 102(b)(7) of the DGCL, as it may be amended from time to time. Article Eighth of the Amended and Restated Certificate of Incorporation provides that the Registrant shall indemnify its directors and officers to the fullest extent permitted by
Section 145 of the DGCL, as it may be amended from time to time. In addition,
Article VII of the Amended and Restated Bylaws of the Registrant requires that the Registrant indemnify any person who was or is an authorized representative of the Registrant and who was, is or is threatened to be made a party to any third party proceeding by reason of the fact that such person was or is an authorized representative of the Registrant against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the Registrant and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful. In a corporate proceeding, the Registrant is required to indemnify any person who was or is an authorized representative of the Registrant and who was, is or is threatened to be made a party to any corporate proceeding by reason of the fact that such person was or is an authorized representative of the Registrant against expenses actually and reasonably incurred by such person in connection with the defense or settlement of the proceeding if such person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interest of the Registrant, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Registrant unless and only to the extent that the Court of Chancery or the court in which such corporate proceeding is brought shall determine upon application that the authorized representative is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. To the extent that an authorized representative of the Registrant has been successful on the merits or otherwise in the defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by such person in connection therewith. Any indemnification shall be made by the Registrant only as authorized in the specific case upon a determination that indemnification is proper under the circumstances because the authorized representative has either met the applicable standard of conduct or has been successful on the merits or otherwise and that the amount requested has been actually and reasonably incurred. Such determination shall be made (i) by the Board of Directors by a majority of a quorum consisting of directors who were not parties to the proceeding; (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the stockholders of the Registrant. Expenses actually and reasonably incurred by an officer or director in defending any third party or corporate proceeding shall be paid on his or her behalf by the Registrant in advance of the final disposition of the proceeding upon receipt of an undertaking by or on behalf of such officer or director to repay such amount if it is ultimately determined that he or she is not entitled to be indemnified by the Registrant. In the case of an authorized representative other than an officer or director, the Registrant shall advance expenses actually and reasonably incurred in defending any third party or corporate proceeding in advance of the final disposition of the proceeding as authorized by the Board of Directors upon receipt of the undertaking described above.

  The Registrant maintains at its expense a policy of insurance that insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in those capacities.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The following items are filed as exhibits to this Registration Statement:

EXHIBIT                            DESCRIPTION
  NO.:

 2.1 Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1997 among Apollo Management, L.P. ("Apollo"), Apollo LCA Acquisition Corp. ("Apollo Sub") and Living Centers of America, Inc. ("LCA") (incorporated by reference to Annex I to the Registration Statement on Form S-4 (Regis. No. 333-36525) filed by
          LCA).

 2.2 Amended and Restated Agreement and Plan of Merger, dated as of September 17, 1997 among LCA, Apollo, GranCare, Inc. and LCA Acquisition Sub, Inc., (incorporated by reference to Annex II to the Registration Statement on Form S-4 (Regis. No. 333-36525) filed by
          LCA).

 3.1 Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Annex III to the Registration Statement on Form S-4 (Regis. No. 333-36525) filed by LCA).

 3.2 Amended and Restated Bylaws of the Registrant (incorporated by reference to Annex IV to the Registration Statement on Form S-4 (Regis. No. 333-36525) filed by LCA).

 4.1 Stockholders' Agreement by and among the Registrant, Apollo and certain other investors (incorporated by reference to Annex V to the Registration Statement on Form S-4 (Regis. No. 333-36525) filed by
          LCA).

 4.2 Registration Rights Agreement dated November 4, 1997 among the Registrant and certain investors (incorporated by reference to Exhibit 4.7 to the Registration Statement on Form S-4 (Regis. No. 333-36525) filed by LCA).

 4.3 Exchange and Registration Rights Agreement dated as of November 4, 1997 among the Registrant, Chase Securities Inc., Smith Barney Inc. and Credit Suisse First Boston (incorporated by reference to Exhibit
          4.6 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 4.4 Indenture dated as of November 4, 1997 between the Registrant and IBJ Schroder Bank & Trust Company, as Trustee, relating to the Existing and Exchange Notes (incorporated by reference to Exhibit
          4.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 4.5      Form of 9 1/2% Global Exchange Senior Subordinated Note Due 2007.

EXHIBIT                            DESCRIPTION
  NO.:

 4.6      Form of 10 1/2% Global Exchange Senior Subordinated Discount Note
          Due 2007.

 4.7 10 1/2% Senior Subordinated Discount Note Due 2007 pertaining to CUSIP No. 698940 AB 9 (incorporated by reference to Exhibit 4.8 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 4.8 10 1/2% Senior Subordinated Discount Note Due 2007 pertaining to CUSIP No. U698979 AB 7 (incorporated by reference to Exhibit 4.9 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 4.9 10 1/2% Senior Subordinated Discount Note Due 2007 pertaining to CUSIP No. 698940 AD 5 (incorporated by reference to Exhibit 4.10 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 4.10 9 1/2% Senior Subordinated Discount Note Due 2007 pertaining to CUSIP No. 698940 AA 1 (incorporated by reference to Exhibit 4.11 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 4.11 9 1/2% Senior Subordinated Discount Note Due 2007 pertaining to CUSIP No. U69879 AA 9 (incorporated by reference to Exhibit 4.12 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 4.12 9 1/2% Senior Subordinated Discount Note Due 2007 pertaining to CUSIP No. 698940 AC 7 (incorporated by reference to Exhibit 4.13 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 4.13 Form of Common Stock certificate of the Registrant (incorporated by reference to Exhibit 4.7 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 5.1 Opinion of Powell, Goldstein, Frazer & Murphy LLP regarding the securities being issued.

 10.1 Amendment to AMS Properties, Inc. Facility Leases dated as of October 31, 1997 between Health and Retirement Properties Trust ("HRPT") and AMS Properties, Inc. ("AMS") (incorporated by reference to Exhibit 10.31 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.2 Collateral Pledge Agreement dated as of October 31, 1997 by and between Paragon Health Network, Inc. and HRPT (incorporated by reference to Exhibit 10.32 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.3 Guaranty by GranCare, Inc. ("GranCare") dated as of October 31, 1997 by GranCare in favor of HRPT (incorporated by reference to Exhibit
          10.33 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.4 Guaranty by Paragon Health Network, Inc. dated as of October 31, 1997 in favor of HRPT (incorporated by reference to Exhibit 10.34 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.5 Restructure and Asset Exchange Agreement dated as of October 31, 1997 among HRPT, GranCare, AMS and GCI Health Care Centers, Inc. (incorporated by reference to Exhibit 10.35 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.6 Subordination Agreement dated as of October 31, 1997 by and among HRPT and the corporations listed on the signature page thereto (incorporated by reference to Exhibit 10.36 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.7 Amendment to GCI Health Care Centers, Inc. Facility Leases dated as of October 31, 1997 (incorporated by reference to Exhibit 10.37 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

EXHIBIT                            DESCRIPTION
  NO.:

 10.8 Amendment to Acquisition Agreement, Agreement to Lease and Mortgage Loan Agreement dated as of December 29, 1993 among HRPT, GranCare, AMS and GCI Health Care Centers, Inc. (incorporated by reference to GranCare's Current Report on Form 8-K filed January 13, 1994 (File No. 1-19571)).

 10.9 Master Lease Document dated December 28, 1990, between HRPT and AMS Properties, Inc. ("AMS") (incorporated by reference to GranCare's Registration Statement on Form S-1, Registration No. 33-42595).

 10.10 Form of Guaranty dated December 28, 1990, by American Medical Services, Inc. and each of its subsidiaries in favor of HRPT (incorporated by reference to GranCare's Registration Statement on Form S-1, Registration No. 33-42595).

 10.11 Amendment to Master Lease between HRPT and AMS dated as of December 29, 1993 (incorporated by reference to GranCare's Current Report on Form 8-K filed January 13, 1994 (File No. 1-19571)).

 10.12 Amendment to Master Lease Document and Facility Lease between GCI Health Care Center, Inc. and HRPT dated as of October 31, 1994 (incorporated by reference to Exhibit 10.41 to GranCare's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-19571)).

 10.13 Amendment to Master Lease Document and Facility Lease between AMS and HRPT dated as of October 31, 1994 (incorporated by reference to Exhibit 10.42 to GranCare's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-19571)).

 10.14 Promissory Note from AMS to HRPT in the principal amount of $11.5 million, dated October 1, 1994 (incorporated by reference to Exhibit
          10.43 to GranCare's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-19571)).

 10.15 Mortgage and Security Agreement from AMS to HRPT for the Northwest and River Hills West Health Care Centers dated as of March 31, 1995 (incorporated by reference to Exhibit 10.44 to GranCare's Annual Report on Form 10-K for the year ended December 31, 1995 (File No. 1-19571)).

 10.16 Assumption Agreement by GranCare in favor of HRPT (incorporated by reference to Exhibit 10.56 to Amendment No. 1 to GranCare's Registration Statement on Form S-1, Registration No. 333-19097).

 10.17 Consent and Amendment to Transaction Documents dated as of December 31, 1996 (the "Consent and Amendment") among GCI Health Care Centers, Inc., GranCare, Vitalink Pharmacy Services, Inc., HRPT and AMS (incorporated by reference to Exhibit 10.54 to Amendment No. 1 to GranCare's Registration Statement on Form S-1, Registration No. 333-19097).

 10.18 Credit Agreement for $890,000,000 dated as of November 4, 1997, by and among Paragon Health Network, Inc., as Borrower, The Chase Manhattan Bank, as Administrative Agent, NationsBank, N.A., as Documentation Agent, and the several lenders from time to time parties thereto (incorporated by reference to Exhibit 10.48 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.19 Guarantee and Collateral Agreement dated as of November 4, 1997, by and among Paragon Health Network, Inc. and certain of its subsidiaries in favor of The Chase Manhattan Bank, as Collateral Agent (incorporated by reference to Exhibit 10.49 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.20 Amended and Restated Participation Agreement dated November 4, 1997, by and amount Living Centers Holding Company, as Lessee, FBTC Leasing Corp., as Lessor, The Chase Manhattan Bank, as Agent for the Lenders, the Fuji Bank Limited (Houston Agency), as Co-Agent, and the Lenders parties thereto (incorporated by reference to Exhibit
          10.50 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

EXHIBIT                            DESCRIPTION
  NO.:

 10.21 Amended and Restated Guaranty dated November 4, 1997, by and among Paragon Health Network, Inc. and certain other guarantors signatory thereto in favor of The Chase Manhattan Bank, as Administrative Agent (incorporated by reference to Exhibit 10. 51 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.22 Lease dated October 10, 1996, between FBTC Leasing Corp., as Lessor, and Living Centers Holding Company, as Lessee (incorporated by reference to Exhibit 10.52 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 10.23 Amendment to Lease dated as of November 4, 1997 between FBTC Leasing Corp. and Living Centers Holding Company (incorporated by reference to Exhibit 10.53 to the Registrant's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 (File No. 001-10968)).

 23.1     Consent of Ernst & Young LLP

 23.2     Consent of Ernst & Young LLP

 23.3     Consent of KPMG Peat Marwick LLP

 23.4     Consent of Powell, Goldstein, Frazer & Murphy LLP (contained in
          Exhibit 5.1)

 24.1 Power of Attorney (included in the Signature Page in Part II of the Registration Statement)

 25.1     Statement of Eligibility of Trustee

 99.1     Form of Letter of Transmittal

 99.2     Form of Notice of Guaranteed Delivery

ITEM 9. UNDERTAKINGS.

  (a)  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the law or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's Annual Report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, HEREUNTO DULY AUTHORIZED, IN THE CITY OF ATLANTA, STATE OF GEORGIA, ON THIS 31ST DAY OF DECEMBER, 1997.

                                          Paragon Health Network, Inc.

                                                    /s/ Keith B. Pitts
                                          By: _________________________________
                                                      Keith B. Pitts
                                               Chairman of the Board, Chief
                                              Executive Officer and President

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles B. Carden and Susan Thomas Whittle, or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES ON DECEMBER 31, 1997.

              SIGNATURE                                   TITLE

         /s/ Keith B. Pitts               Chairman of the Board,
-------------------------------------      Chief Executive Officer and
           KEITH B. PITTS                  President
                                           (Principal Executive Officer)

        /s/ Charles B. Carden             Executive Vice President and Chief
-------------------------------------      Financial Officer (Principal
          CHARLES B. CARDEN                Financial Officer)

        /s/ Ronald W. Fleming             Vice Presient, Controllerand Chief
-------------------------------------      Accounting Officer (Principal
          RONALD W. FLEMING                Accounting Officer)

        /s/ Laurence M. Berg              Director
-------------------------------------
          LAURENCE M. BERG

         /s/ Peter P. Copses              Director
-------------------------------------
           PETER P. COPSES

         /s/ John H. Kissick              Director
-------------------------------------
           JOHN H. KISSICK
              SIGNATURE

      /s/ William G. Petty, Jr.           Director
-------------------------------------
        WILLIAM G. PETTY, JR.

         /s/ Robert L. Rosen              Director
-------------------------------------
           ROBERT L. ROSEN

        /s/ Gene E. Burleson              Director
-------------------------------------
          GENE E. BURLESON

        /s/ Donald C. Beaver              Director
-------------------------------------
          DONALD C. BEAVER

         /s/ Joel S. Kanter               Director
-------------------------------------
           JOEL S. KANTER

         /s/ Jay M. Gellert               Director
-------------------------------------
           JAY M. GELLERT

      /s/ Baltej S. Maini, M.D.           Director
-------------------------------------
        BALTEJ S. MAINI, M.D.